Exhibit 10.1

TERM LOAN CREDIT AGREEMENT

dated as of December 17, 2024,

among

COMMSCOPE, LLC,

as the Borrower,

COMMSCOPE HOLDING COMPANY, INC.,

as Holdings,

APOLLO ADMINISTRATIVE AGENCY LLC,

as Administrative Agent and Collateral Agent,

and

the Lenders Party Hereto,

-i-

ARTICLE IV
CONDITIONS PRECEDENT

4.01	CONDITIONS TO THE INITIAL CREDIT EXTENSION ON THE CLOSING DATE	106
4.02	CONDITIONS TO ALL CREDIT EXTENSIONS	109

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01	EXISTENCE, QUALIFICATION AND POWER; COMPLIANCE WITH LAWS	109
5.02	AUTHORIZATION; NO CONTRAVENTION	110
5.03	GOVERNMENTAL AUTHORIZATION; OTHER CONSENTS	110
5.04	BINDING EFFECT	110
5.05	FINANCIAL STATEMENTS; NO MATERIAL ADVERSE EFFECT	110
5.06	LITIGATION	111
5.07	USE OF PROCEEDS	111
5.08	OWNERSHIP OF PROPERTY; LIENS	111
5.09	ENVIRONMENTAL COMPLIANCE	111
5.10	TAXES	112
5.11	ERISA COMPLIANCE	112
5.12	SUBSIDIARIES; CAPITAL STOCK	113
5.13	MARGIN REGULATIONS; INVESTMENT COMPANY ACT	114
5.14	DISCLOSURE	114
5.15	COMPLIANCE WITH LAWS	114
5.16	INTELLECTUAL PROPERTY; LICENSES, ETC.	114
5.17	SOLVENCY	114
5.18	EEA FINANCIAL INSTITUTIONS	115
5.19	LABOR MATTERS	115
5.20	PERFECTION, ETC.	115
5.21	PATRIOT ACT	116
5.22	ANTI-CORRUPTION LAWS AND SANCTIONS	116
5.23	OWN/DAS PURCHASE AGREEMENT	116

ARTICLE VI
AFFIRMATIVE COVENANTS

6.01	FINANCIAL STATEMENTS	117
6.02	CERTIFICATES; OTHER INFORMATION	118
6.03	NOTICES	119
6.04	PAYMENT OF TAXES	120
6.05	PRESERVATION OF EXISTENCE, ETC.	120
6.06	MAINTENANCE OF PROPERTIES	120
6.07	MAINTENANCE OF INSURANCE	120
6.08	COMPLIANCE WITH LAWS	121
6.09	BOOKS AND RECORDS	121
6.10	INSPECTION RIGHTS	121

-ii-

6.11	USE OF PROCEEDS	121
6.12	COVENANT TO GUARANTEE OBLIGATIONS AND GIVE SECURITY	122
6.13	COMPLIANCE WITH ENVIRONMENTAL LAWS	124
6.14	FURTHER ASSURANCES	125
6.15	INFORMATION REGARDING COLLATERAL AND LOAN DOCUMENTS	125
6.16	MAINTENANCE OF RATINGS	125
6.17	POST-CLOSING UNDERTAKINGS	125
6.18	LENDER CONFERENCE CALLS	126

ARTICLE VII NEGATIVE COVENANTS

7.01	LIENS	126
7.02	[RESERVED]	126
7.03	INDEBTEDNESS	126
7.04	FUNDAMENTAL CHANGES	134
7.05	ASSET SALES	136
7.06	RESTRICTED PAYMENTS	139
7.07	CAPITAL STOCK	145
7.08	ANTI-SHORT CIRCUIT PROVISION	145
7.09	DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES	145
7.10	ACCOUNTING CHANGES	147
7.11	MATERIAL PROPERTY	147
7.12	ANTI-LIABILITY MANAGEMENT	148
7.13	HOLDING COMPANY	148
7.14	NO CHANGE IN LINE OF BUSINESS	149
7.15	TRANSACTIONS WITH AFFILIATES	149

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01	EVENTS OF DEFAULT	153
8.02	REMEDIES UPON EVENT OF DEFAULT	155
8.03	APPLICATION OF FUNDS	157

ARTICLE IX
ADMINISTRATIVE AGENT AND OTHER AGENTS

9.01	APPOINTMENT AND AUTHORIZATION OF AGENTS	157
9.02	DELEGATION OF DUTIES	158
9.03	LIABILITY OF AGENTS	158
9.04	RELIANCE BY AGENTS	158
9.05	NOTICE OF DEFAULT	159
9.06	CREDIT DECISION; DISCLOSURE OF INFORMATION BY AGENTS	159
9.07	INDEMNIFICATION OF AGENT	160
9.08	AGENTS IN THEIR INDIVIDUAL CAPACITIES	160
9.09	SUCCESSOR AGENTS	160
9.10	ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM	161
9.11	COLLATERAL AND GUARANTY MATTERS	162
9.12	SECURED CASH MANAGEMENT AGREEMENTS AND SECURED HEDGE AGREEMENTS	163

-iii-

9.13	[RESERVED]	164
9.14	APPOINTMENT OF SUPPLEMENTAL AGENTS AND INCREMENTAL ARRANGERS	164
9.15	WITHHOLDING TAXES	166
9.16	CERTAIN ERISA MATTERS	166
9.17	ERRONEOUS PAYMENTS	167

ARTICLE X
MISCELLANEOUS

10.01	AMENDMENTS, ETC.	170
10.02	NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATIONS	174
10.03	NO WAIVER; CUMULATIVE REMEDIES; ENFORCEMENT	176
10.04	EXPENSES	176
10.05	INDEMNIFICATION BY THE BORROWER	177
10.06	PAYMENTS SET ASIDE	178
10.07	SUCCESSORS AND ASSIGNS	178
10.08	CONFIDENTIALITY	184
10.09	SETOFF	185
10.10	INTEREST RATE LIMITATION	186
10.11	COUNTERPARTS	186
10.12	INTEGRATION; EFFECTIVENESS	186
10.13	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	186
10.14	SEVERABILITY	186
10.15	POWER OF ATTORNEY	186
10.16	GOVERNING LAW; JURISDICTION; ETC.	187
10.17	WAIVER OF RIGHT TO TRIAL BY JURY	187
10.18	BINDING EFFECT	188
10.19	NO ADVISORY OR FIDUCIARY RESPONSIBILITY	188
10.20	AFFILIATE ACTIVITIES	188
10.21	ELECTRONIC EXECUTION OF ASSIGNMENTS AND CERTAIN OTHER DOCUMENTS	189
10.22	USA PATRIOT ACT	189
10.23	INTERCREDITOR AGREEMENTS	189
10.24	ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS	190

SIGNATURES		S-1

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SCHEDULES

I	Subsidiary Guarantors
1.01(a)	Agreed Security Principles
2.01	Commitments and Pro Rata Shares
5.08(b)	Material Real Property
5.09	Environmental Matters
5.12	Subsidiaries and Other Equity Investments
5.16	Intellectual Property Matters
5.19	Labor Matters
5.20	Filing Offices
6.17	Post-Closing Matters
7.01	Existing Liens
7.03	Existing Indebtedness
7.06	Existing Investments
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Term Note
C-1	Assignment and Assumption
C-2	Affiliate Lender Assignment and Assumption
C-3	Administrative Questionnaire
D-1	Holdings Guaranty
D-2	Subsidiary Guaranty
E	Security Agreement
F	Solvency Certificate
G	Intercompany Subordination Agreement
H-1	ABL Intercreditor Agreement
H-2	Pari Passu Intercreditor Agreement
H-3	Junior Intercreditor Agreement
I	Form of Compliance Certificate
J	United States Tax Compliance Certificates

-v-

TERM LOAN CREDIT AGREEMENT

This TERM LOAN CREDIT AGREEMENT (this “Agreement”) is entered into as of December 17, 2024, among COMMSCOPE, LLC, a Delaware limited liability company (the “Borrower”), COMMSCOPE HOLDING COMPANY, INC., a Delaware corporation (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and each, individually, a “Lender”) and APOLLO ADMINISTRATIVE AGENCY LLC, as Administrative Agent and Collateral Agent.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Collateral” has the meaning specified in the ABL Intercreditor Agreement.

“ABL Collateral Agent” means JPMorgan Chase Bank, N.A. and any successor under the ABL Credit Agreement.

“ABL Collateral Reinvestment Basket” has the meaning specified in Section 7.05(b).

“ABL Credit Agreement” means (i) the credit agreement with respect to the asset-based revolving credit facility entered into on the Closing Date among the Borrower, Holdings, certain Subsidiaries of the Borrower, the financial institutions named therein and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time and (ii) any Permitted Refinancings thereof. Any reference to the ABL Credit Agreement hereunder shall be deemed a reference to any ABL Credit Agreement then in existence.

“ABL Debt” means any (1) Indebtedness outstanding from time to time under any ABL Credit Agreement, (2) all obligations with respect to such Indebtedness and any Swap Contracts Incurred with any ABL Lender (or its Affiliates) and secured by the ABL Collateral and (3) all Cash Management Services Incurred with any ABL Lender (or its Affiliates) and secured by the ABL Collateral.

“ABL Intercreditor Agreement” means the intercreditor agreement dated as of April 4, 2019, substantially in the form attached as Exhibit H-1 hereto, among the ABL Collateral Agent, the Collateral Agent, the Existing Notes Collateral Agent and the New Notes Collateral Agent, and acknowledged by the Borrower and each Guarantor, as amended, supplemented or otherwise modified prior to the Closing date, and as it may be further amended, restated, amended and restated, supplemented, modified, replaced or restated from time to time in accordance with this Agreement.

“ABL Lender” means any lender or holder or agent or arranger of Indebtedness under the ABL Credit Agreement.

“Acceleration” has the meaning specified in Section 8.01(e).

“Accepting Lenders” has the meaning specified in Section 2.05(d).

PRIVATE & CONFIDENTIAL

SUBJECT TO FRE 408 & ITS EQUIVALENTS

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Administrative Agency Fee Letter” means that certain letter agreement, dated as of the Closing Date, by and between the Borrower and the Administrative Agent.

“Administrative Agent” means Apollo Administrative Agency LLC in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent permitted by the terms hereof.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit C-3 or any other form approved by the Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) pending against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person. For purposes of this definition, “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “under direct or indirect common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Lender Assignment and Assumption” has the meaning specified in Section 10.07(i)(ii).

“Affiliate Lenders” means, collectively, any Affiliate of Holdings other than (i) any Subsidiary of Holdings and (ii) any natural person.

“Affiliate Transaction” has the meaning specified in Section 7.15(a).

“Agent-Related Persons” means each Agent, together with its Related Parties.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, any Incremental Arranger and any Supplemental Administrative Agent and Supplemental Collateral Agent (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

PRIVATE & CONFIDENTIAL

SUBJECT TO FRE 408 & ITS EQUIVALENTS

“Agreed Security Principles” means the principles set forth in Schedule 1.01(a).

“Agreement” means this Term Loan Credit Agreement.

“All-in Yield” means, with respect to any Indebtedness, the yield of such Indebtedness, whether in the form of interest rate, margin, OID, upfront fees, index floors or otherwise, in each case payable by the Borrower generally to lenders, provided that OID and upfront fees shall be equated to interest rate assuming a three-year (for Indebtedness denominated in a currency other than U.S. Dollars) or a four-year (for Indebtedness denominated in U.S. Dollars) life to maturity, as the context requires, and shall not include arrangement fees, structuring fees, ticking fees, commitment fees, unused line fees, underwriting fees and any amendment and similar fees (regardless of whether paid in whole or in part to the relevant lenders); provided that if the Term SOFR Rate in respect of any Indebtedness in the form of syndicated term loans of a like currency includes an index floor greater than the one applicable to the applicable Initial Term Loans, such increased amount shall be equated to All-in Yield for purposes of determining the All-in Yield of such Indebtedness.

“Alternative OWN/DAS Disposal” means (i) any disposal by the Borrower and its Subsidiaries of Outdoor Wireless Networks and Distributed Antenna Systems pursuant to one or more transactions with an aggregate purchase price of at least $2,000,000,000 to Persons other than Amphenol Corporation, any of its Affiliates, or any Affiliate of Holdings or any of its Subsidiaries, (ii) any issuance of new Preferred Stock or other Equity Interests (in each case, other than Disqualified Stock) of Holdings not constituting a Change of Control, the proceeds of which are substantially concurrently contributed to the Borrower, and/or (iii) one or more other transactions or series of related transactions reasonably satisfactory to the Required Lenders; provided that, after giving Pro Forma Effect to all such transactions described in the foregoing clauses (i) through (iii) (and not any other Asset Sales) that are consummated on or prior to the OWN/DAS Disposal Outside Date and the use of proceeds thereof (including, for the avoidance of doubt, the use of cash on hand), Consolidated Funded First Lien Indebtedness of the Borrower and its Subsidiaries is reduced to an amount that is equal to or less than $5,200,000,000 on or prior to the OWN/DAS Disposal Outside Date.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and all other laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Rate” means a percentage per annum equal to:

(1) for the period from the Closing Date until (excluding) the OWN/DAS Disposal Proceeds Sweep Date, (i) from the Closing Date until the delivery of financial statements for the first full fiscal quarter after the Closing Date pursuant to Section 6.01(a) or (b), as applicable, Pricing Level 1 set forth in the table immediately below shall apply and (ii) thereafter, the following percentages per annum, based upon the Consolidated First Lien Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate
Pricing Level	Consolidated First Lien Net Leverage Ratio	Applicable Rate for Base Rate Loans	Applicable Rate for Term Benchmark Loans

1	> 5.00:1.00	4.50%	5.50%

2	≤ 5.00:1.00 and > 4.00:1.00	4.00%	5.00%

3	≤ 4.00:1.00 (subject to clause (b) below)	3.50%	4.50%

PRIVATE & CONFIDENTIAL

SUBJECT TO FRE 408 & ITS EQUIVALENTS

(2) for the period from and after the OWN/DAS Disposal Proceeds Sweep Date, (i) from the OWN/DAS Disposal Proceeds Sweep Date until the delivery of financial statements for the first full fiscal quarter after the Closing Date pursuant to Section 6.01(a) or (b), as applicable, Pricing Level 1 set forth in the table immediately below shall apply and (ii) thereafter, the following percentages per annum, based upon the Consolidated First Lien Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate
Pricing Level	Consolidated First Lien Net Leverage Ratio	Applicable Rate for Base Rate Loans	Applicable Rate for Term Benchmark Loans

1	> 5.00:1.00	4.25%	5.25%

2	≤ 5.00:1.00 and > 4.00:1.00	3.75%	4.75%

3	≤ 4.00:1.00 (subject to clause (b) below)	3.25%	4.25%

In respect of clauses (1) and (2) of this definition:

(a) each change in the Applicable Rate resulting from a change in the Consolidated First Lien Net Leverage Ratio shall be effective as of the first Business Day immediately following the date of delivery to the Administrative Agent of a Compliance Certificate pursuant to Section 6.02(b) indicating such change until the first Business Day immediately following the next date of delivery of a Compliance Certificate indicating another such change. In addition, at the option of the Administrative Agent (at the direction of the Required Lenders) or the Required Lenders, (x) at any time during which the Borrower has failed to deliver a Compliance Certificate by the date required hereunder or (y) at any time after the occurrence and during the continuance of an Event of Default, then with respect to such events described in clauses (x) and (y), in the case of clauses (1) and (2) of this definition, the Consolidated First Lien Net Leverage Ratio shall be deemed to be in Pricing Level 1 for the purposes of determining the Applicable Rate (but only for so long as such failure or Event of Default, as applicable, continues, after which the Pricing Level shall be otherwise as determined as set forth above); and

(b) Pricing Level 3 shall only be available for the purposes of determining the Applicable Rate if the Borrower, in addition to maintaining the relevant Consolidated First Lien Net Leverage Ratio for Pricing Level 3 as described in clauses (x) and (y) above, achieves and maintains for the Term Loan Facility a rating equal to or better than B1 or B+ (as applicable) according to at least Moody’s, S&P and Fitch. Any such increase or decrease in the Applicable Rate shall be effective as of the date on which S&P, Moody’s and/or Fitch (as applicable) have made such announcements and the Borrower has provided such notice to the Administrative Agent with respect to such decrease. If the rating system of S&P, Moody’s or Fitch shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

PRIVATE & CONFIDENTIAL

SUBJECT TO FRE 408 & ITS EQUIVALENTS

“Applicable Premium” means an amount equal to the present value at such date of (a) the sum of all interest that would have accrued and been paid on the Loans being repaid or prepaid or that have become or are declared accelerated pursuant to Article VIII or otherwise or that have otherwise become due and payable, as the case may be, from the Settlement Date through the date that is 18 months after the Closing Date (excluding accrued and unpaid interest to the Settlement Date), which present value shall be calculated using a discount rate equal to the Treasury Rate plus 50 basis points, plus (b) 3.0% of the principal amount of the Loans being repaid, prepaid or that has become or is declared accelerated pursuant to Article VIII or otherwise, or that have otherwise become due and payable; provided, that in no case shall the Applicable Premium be less than zero ($0). For the avoidance of doubt, such amount shall be payable whether the Loans are being repaid or prepaid before or after an Event of Default or acceleration of the Loans pursuant to Article VIII or otherwise.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Borrower or any Subsidiary of the Borrower; or

(2) the issuance or sale of Equity Interests (other than (i) directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law and (ii) Preferred Stock of Subsidiaries issued in compliance with Section 7.03) of any Subsidiary (other than to the Borrower or another Subsidiary of the Borrower) (whether in a single transaction or a series of related transactions and whether effected pursuant to a Division or otherwise);

(each of the foregoing referred to in paragraphs (1) and (2) of this definition as a “disposition”) in each case other than:

(a) a sale, exchange or other disposition of cash, Cash Equivalents or Investment Grade Securities, or of obsolete, damaged, unnecessary, unsuitable or worn out equipment or other assets in the ordinary course of business, or dispositions of property no longer used, useful or economically practicable to maintain in the conduct of the business of the Borrower and the Subsidiaries (including allowing any registrations or any applications for registration of any immaterial intellectual property or other immaterial intellectual property rights to lapse or become abandoned);

(b) the sale, conveyance, lease or other disposition of all or substantially all of the assets of the Borrower in a manner pursuant to Section 7.04 or 7.05;

(c) any Restricted Payment that is permitted to be made, and is made, under Section 7.06 (including pursuant to any exceptions provided for in the definition of “Restricted Payment”) or any Permitted Investment;

PRIVATE & CONFIDENTIAL

SUBJECT TO FRE 408 & ITS EQUIVALENTS

(d) any disposition of assets or issuance or sale of Equity Interests of any Subsidiary, in a single transaction or series of related transactions, with an aggregate Fair Market Value of less than $40,000,000;

(e) any transfer or disposition of property or assets by a Subsidiary of the Borrower to the Borrower or by the Borrower or a Subsidiary of the Borrower to a Subsidiary of the Borrower;

(f) the creation of any Lien permitted under the terms hereof to the extent constituting a disposition of property or assets;

(g) [reserved];

(h) the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets held for sale in the ordinary course of business or the conversion of accounts receivable to notes receivable or dispositions of accounts receivable in connection with the collection or compromise thereof;

(i) the lease, assignment, license, sublicense or sublease of any real or personal property in the ordinary course of business;

(j) a sale, assignment or other transfer of Receivables Assets pursuant to a “true sale” in a Qualified Receivables Factoring;

(k) [reserved];

(l) any exchange of assets for Related Business Assets (including a combination of Related Business Assets and a de minimis amount of cash or Cash Equivalents and any exchange allowable under Section 1031 of the Code) of comparable or greater market value than the assets exchanged, as determined in good faith by the Borrower;

(m) (i) non-exclusive licenses, sublicenses or cross-licenses of intellectual property, other intellectual property rights or other general intangibles and (ii) exclusive licenses, sublicenses or cross-licenses of intellectual property, other intellectual property rights or other general intangibles in the ordinary course of business of the Borrower and the Subsidiaries of the Borrower;

(n) the sale in a Sale/Leaseback Transaction of any property acquired or built after the Closing Date; provided that such sale is for at least Fair Market Value (as determined on the date on which a definitive agreement for such Sale/Leaseback Transaction was entered into);

(o) the surrender or waiver of obligations of trade creditors or customers or other contract rights that were incurred in the ordinary course of business of the Borrower or any Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes;

(p) dispositions arising from foreclosures, condemnations, eminent domain, seizure, nationalization or any similar action with respect to assets, dispositions of property subject to Casualty Events;

PRIVATE & CONFIDENTIAL

SUBJECT TO FRE 408 & ITS EQUIVALENTS

(q) dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements or rights of first refusal between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(r) the issuance of directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law;

(s) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is purchased within 90 days of such disposition or (ii) the proceeds of such disposition are applied within 90 days of such disposition to the purchase price of such replacement property (which replacement property is purchased within 90 days of such disposition);

(t) any sale, assignment or other disposition in the ordinary course of business in connection with supply-chain financing programs or similar arrangements; and

(u) the OWN/DAS Disposal or any Alternative OWN/DAS Disposal.

For the avoidance of doubt, the unwinding of non-speculative Swap Contracts shall not be deemed to constitute an Asset Sale.

“Asset Sale Proceeds Account” means a deposit account established at a commercial bank reasonably acceptable to the Administrative Agent for the purposes of deposits of the Net Cash Proceeds from Asset Sales in accordance with Section 7.05(e).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit C-1, or otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Audited Financial Statements” has the meaning specified in Section 4.01(d).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 3.03.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

PRIVATE & CONFIDENTIAL

SUBJECT TO FRE 408 & ITS EQUIVALENTS

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the NYFRB Rate on such day plus 1/2 of 1%, (b) the Prime Lending Rate on such day, (c) the Term SOFR Rate published two US Government Securities Business Days prior to such day (or if such day is not a US Government Securities Business Day the next previous US Government Securities Business Day) for an Interest Period of one month plus 1%; provided that for the purpose of clause (c), the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology), and (d) 1.00% per annum. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Base Rate Borrowing” means a Borrowing of Base Rate Loans.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benchmark” means, initially, with respect to any Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 3.03.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) Daily Simple SOFR;

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

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“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “US Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earlier to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

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(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03.

“beneficial owner” has the meaning given to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, in each case as in effect on the date hereof, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act, as in effect on the date hereof), such “person” will not be deemed to have beneficial ownership of any securities that such “person” has the right to acquire or vote only upon the happening of any future event or contingency (including the passage of time) that has not yet occurred. The terms “beneficial ownership,” “beneficially owns” and “beneficially owned” have a corresponding meaning.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

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“Board of Directors” means as to any Person, the board of directors, board of managers, sole member or managing member or other governing body of such Person, or if such Person is owned or managed by a single entity or has a general partner, the board of directors, board of managers, sole member or managing member or other governing body of such entity or general partner, or in each case, any duly authorized committee thereof, and the term “directors” means members of the Board of Directors.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Term Benchmark Loans, having the same Interest Period made by the Lenders in accordance with the terms of this Agreement.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock (including preferred stock);

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock (including preferred stock);

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that no capital lease will be deemed a “Capitalized Lease Obligation” for any purpose under this Agreement if such capital lease would not, as of December 31, 2018, have been required to be capitalized and reflected as a liability on a balance sheet in accordance with GAAP.

“Cash Collateral Account” means a blocked, non-interest bearing deposit account at the Administrative Agent (or another commercial bank reasonably acceptable to the Administrative Agent) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Equivalents” means:

(1) U.S. Dollars, Canadian dollars, pounds sterling, euros or the national currency of any participating member state of the European Union (as it is constituted on the Closing Date), Japanese yen, and, with respect to any Foreign Subsidiaries, other currencies held by such Foreign Subsidiary in the ordinary course of business;

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(2) securities issued or directly and fully guaranteed or insured by the government of the United States, Canada, the United Kingdom or any country that is a member of the European Union (as it is constituted on the Closing Date) or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3) money market deposits, certificates of deposit, time deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding two years, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250,000,000 in the case of domestic banks or $100,000,000 (or the equivalent Dollar amount) in the case of foreign banks;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above and clause (6) below entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper or variable or fixed rate notes issued by a corporation or other Person (other than an Affiliate of the Borrower) rated at least “A-2” or “P-2” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within two years after the date of acquisition;

(6) readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least “A-2” or “P-2” from either S&P or Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency);

(8) investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (7) above and (9) and (10) below;

(9) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency); and

(10) in the case of Investments by any Subsidiary that is a Foreign Subsidiary, (x) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (y) Investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (9) customarily utilized in countries in which such Foreign Subsidiary operates for short-term cash management purposes.

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Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Agreement” means any agreement or arrangement to provide Cash Management Services to Holdings, the Borrower or any Subsidiary.

“Cash Management Bank” means any Person that (a) at the time it enters into a Cash Management Agreement, is a Lender or an Agent or an Affiliate of a Lender or an Agent, (b) in the case of any Cash Management Agreement in effect on or prior to the Closing Date, is, as of the Closing Date or within 45 days thereafter, a Lender or an Agent or an Affiliate of a Lender or an Agent and a party to a Cash Management Agreement or (c) within 45 days after the time it enters into the applicable Cash Management Agreement, becomes a Lender or an Affiliate of a Lender or an Agent, in each case, in its capacity as a party to such Cash Management Agreement.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default); automated clearing house transactions, treasury and/or cash management services, including, without limitation, treasury, depository, overdraft, credit, purchasing or debit card, non-card e-payable services, electronic funds transfer, treasury management services (including controlled disbursement services, overdraft automatic clearing house fund transfer services, return items and interstate depository network services), other demand deposit or operating account relationships, foreign exchange facilities, and merchant services.

“Cash Repurchases” has the meaning specified in Section 7.03(f).

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Subsidiary of any casualty insurance proceeds or condemnation awards or that gives rise to a taking by a Governmental Authority in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means (A) any Subsidiary of the Borrower, substantially all of the assets of which consist of Equity Interests and/or Indebtedness in one or more Subsidiaries of the Borrower that are CFCs and/or (B) any Subsidiary, substantially all of the assets of which consist of Equity Interests and/or Indebtedness in one or more other Subsidiaries described in clause (A).

“Change of Control” means (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act), other than any Permitted Parent, shall “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of Holdings, (b)

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any change in control (or similar event, however denominated) with respect to Holdings or the Borrower shall occur under and as defined in any Senior Notes Indenture (or any document governing any refinancing or replacement thereof), or (c) Holdings shall cease to beneficially own, directly or indirectly, 100% of the issued and outstanding Equity Interests of the Borrower; provided that, if any Person other than Holdings directly owns any issued and outstanding Equity Interests of the Borrower, Holdings shall cause such Person to duly execute and deliver to the Administrative Agent (x) a Holdings Guaranty or guaranty supplement (or other similar guaranty in form and substance reasonably satisfactory to the Administrative Agent), (y) supplements to the Security Agreement or other pledge or security agreements with respect to the pledge of 100% of the issued and outstanding Equity Interests of the Borrower, and (z) if applicable and not already so delivered, certificates (if any) representing such Equity Interests of the Borrower owned by such Person, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank.

“Closing Date” means December 17, 2024.

“Closing Date Senior Secured Notes” means the Borrower’s $1,000,000,000 in aggregate principal amount outstanding of 9.50% Senior Secured Notes due 2031.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the assets and properties (whether real, personal or otherwise) with respect to which any security interests or Lien have been granted (or purported to be granted) pursuant to any Collateral Document, including all Security Agreement Collateral and all Mortgaged Properties (excluding, for the avoidance of doubt, Excluded Assets).

“Collateral Agent” means Apollo Administrative Agency LLC in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent permitted by the terms hereof.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, IP Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent pursuant to Sections 6.12, 6.14 or 6.17 and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Co-Manager” means each entity listed as Co-Manager on the cover page hereto.

“Commitment” means, as to any Lender at any time, (i) its Initial Term Commitment, (ii) its Term Commitment Increase, or (iii) its New Term Commitment. The amount of each Lender’s Initial Term Commitment is as set forth in the definition thereof and the amount of each Lender’s other Commitments shall be as set forth in the Assignment and Assumption, or in the amendment or agreement relating to the respective Term Commitment Increase or New Term Commitment pursuant to which such Lender shall have assumed its Commitment, as the case may be, as such amounts may be adjusted from time to time in accordance with this Agreement.

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“Committed Loan Notice” means a notice of a Borrowing or a continuation of, or conversion into, Base Rate Loans or Term Benchmark Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et. seq.), as amended from time to time, and any successor statute.

“Company Competitor” means any Person that competes with the business of Holdings, the Borrower and their respective direct and indirect Subsidiaries from time to time.

“Compliance Certificate” means a certificate substantially in the form of Exhibit I or such other form as may be agreed between the Borrower and the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Interest Expense” means, with respect to any Person for any period, without duplication, the cash interest expense (including that attributable to any Capitalized Lease Obligation), net of cash interest income, with respect to Indebtedness of such Person and its Subsidiaries (calculated on a consolidated basis in accordance with GAAP) for such period including commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under hedging agreements (other than in connection with the early termination thereof), excluding, in each case:

(i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting),

(ii) interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Obligations or other derivative instruments,

(iii) costs associated with incurring or terminating Swap Contracts and cash costs associated with breakage in respect of Swap Contracts,

(iv) commissions, discounts, yield and other fees and charges (including any interest expense) incurred in connection with any Qualified Receivables Factoring,

(v) “additional interest” owing pursuant to a registration rights agreement with respect to any securities,

(vi) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness,

(vii) penalties and interest relating to Taxes,

(viii) accretion or accrual of discounted liabilities not constituting Indebtedness,

(ix) interest expense attributable to Holdings or any parent thereof resulting from push-down accounting,

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(x) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting,

(xi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with any acquisition or Investment permitted by this Agreement, and

(xii) annual agency fees paid to any trustees, administrative agents and collateral agents with respect to any secured or unsecured loans, debt facilities, debentures, bonds, commercial paper facilities or other forms of Indebtedness (including any security or collateral trust arrangements related thereto), including any Senior Notes;

provided that (a) when determining Consolidated Cash Interest Expense in respect of any four-quarter period ending prior to the first anniversary of the Closing Date, Consolidated Cash Interest Expense will be calculated by multiplying the aggregate Consolidated Cash Interest Expense accrued since the Closing Date by 365 and then dividing such product by the number of days from and including the Closing Date to and including the last day of such period and (b) in the case of any Person that became a Subsidiary of such Person after the commencement of such four-quarter period, the interest expense of such Person paid in cash prior to the date on which it became a Subsidiary of such Person will be disregarded. For purposes of this definition, interest on Capitalized Lease Obligations will be deemed to accrue at the interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligations in accordance with GAAP.

“Consolidated Current Assets” means, with respect to any Person and its Subsidiaries on a consolidated basis, all assets of such Person and its Subsidiaries on a consolidated basis that, in accordance with GAAP, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person and its Subsidiaries on a consolidated basis, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance GAAP, but excluding (i) cash, (ii) Cash Equivalents, (iii) Swap Contracts to the extent that the mark-to-market Swap Termination Value would be reflected as an asset on the consolidated balance sheet of such Person, (iv) deferred financing fees, (v) amounts related to current or deferred taxes (but excluding assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments) (so long as the items described in clauses (iv) and (v) are non-cash items); (vi) [reserved]; and (vii) the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition.

“Consolidated Current Liabilities” means, with respect to any Person and its Subsidiaries on a consolidated basis, all liabilities in accordance with GAAP that would be classified as current liabilities on the consolidated balance sheet of such Person, but excluding (a) the current portion of Indebtedness (including the Swap Termination Value of any Swap Contracts) to the extent reflected as a liability on the consolidated balance sheet of such Person, (b) the current portion of interest, (c) accruals for current or deferred taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves or severance, (e) deferred revenue, (f) escrow account balances, (g) the current portion of pension liabilities, (h) liabilities in respect of unpaid earn-outs, (i) amounts related to derivative financial instruments and assets held for sale, (j) any letter of credit obligations or revolving loans under any revolving credit facility, (k) the current portion of other long-term liabilities and (l) the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition.

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“Consolidated EBITDA” means, with respect to any Person and its Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of such Person for such period:

(1) increased, in each case (other than with respect to clauses (k), (l) and (n) below) to the extent deducted and not added back or excluded in calculating such Consolidated Net Income (and in all cases without duplication), by:

(a) provision for taxes based on income, profits or capital, including federal, state, franchise, excise, property and similar taxes and foreign withholding taxes paid or accrued, including giving effect to any penalties and interest with respect thereto, and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar tax credits and including an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of such Person or its Subsidiaries or any direct or indirect parent of such Person or its Subsidiaries in respect of such period (in each case, to the extent attributable to the operations of such Person and its Subsidiaries), which shall be included as though such amounts had been paid as income taxes directly by such Person or its Subsidiaries; plus

(b) Consolidated Interest Expense; plus

(c) all depreciation and amortization charges and expenses, including amortization or expense recorded for upfront payments made in the ordinary course of business or consistent with past practice related to any contract signing and signing bonus and incentive payments; plus

(d) [reserved]; plus

(e) [reserved]; plus

(f) earn-out obligations incurred in connection with any acquisition or other Investment and paid or accrued during the applicable period to a Person that is not an Affiliate of the Borrower, including any mark to market adjustments; plus

(g) all payments, charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by any future, present or former director, officer, employee, manager, consultant or independent contractor of the Borrower or any of its Subsidiaries and all losses, charges and expenses related to payments made to holders of options, cash-settled appreciation rights or other derivative equity interests in the common equity of such Person or any direct or indirect parent of the Borrower in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its direct or indirect parents, which payments are being made to compensate such holders as though they were equityholders at the time of, and entitled to share in, such distribution; plus

(h) all non-cash losses, charges and expenses, including any write-offs or write-downs; provided that if any such non-cash loss, charge or expense represents an accrual or reserve for potential cash items in any future four-fiscal quarter period, (i) such Person may determine not to add back such non-cash loss, charge or expense in the period for which Consolidated EBITDA is being calculated and (ii) to the extent such Person does decide to add back such non-cash loss, charge or expense, the cash payment in respect thereof in such future four-fiscal quarter period will be subtracted from Consolidated EBITDA for such future four-fiscal quarter period; plus

(i) [reserved]; plus

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(j) restructuring charges, accruals or reserves and business optimization expense, including any restructuring costs and integration costs incurred in connection with any acquisitions, start-up costs (including entry into new market/channels and new service offerings), costs related to the closure, relocation, reconfiguration and/or consolidation of facilities and costs to relocate employees, integration and transaction costs, retention charges, severance, contract termination costs, recruiting and signing bonuses and expenses, future lease commitments, systems establishment costs, systems, facilities or equipment conversion costs, excess pension charges and consulting fees, expenses attributable to the implementation of costs savings initiatives, costs associated with tax projects/audits, expenses relating to any decommissioning or reconfiguration of fixed assets for alternative uses and costs consisting of professional consulting or other fees relating to any of the foregoing; provided that (I) the aggregate amount added back to Consolidated EBITDA pursuant to this clause (1)(j) and clause (1)(k) of this definition plus (II) the aggregate amount excluded from Consolidated Net Income pursuant to clauses (a), (x)(i) and (x)(iii) of the definition thereof shall not exceed 20% of Consolidated EBITDA in any Test Period (determined after giving effect to any such adjustments); plus

(k) Pro Forma Cost Savings; provided that (I) the aggregate amount added back to Consolidated EBITDA pursuant to this clause (1)(k) and clause (1)(j) of this definition plus (II) the aggregate amount excluded from Consolidated Net Income pursuant to clauses (a), (x)(i) and (x)(iii) of the definition thereof shall not exceed 20% of Consolidated EBITDA in any Test Period (determined after giving effect to any such adjustments); plus

(l) [reserved]; plus

(m) [reserved]; plus

(n) with respect to any joint venture of such Person or any Subsidiary thereof that is not a Subsidiary, an amount equal to the proportion of those items described in clauses (a), (b) and (c) above relating to such joint venture corresponding to such Person’s and the Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Subsidiary Guarantor) solely to the extent Consolidated Net Income was reduced thereby; plus

(o) charges (including interest expense) consisting of income attributable to minority interests and noncontrolling interests of third parties in any non-Wholly Owned Subsidiary, excluding cash distributions in respect thereof, and the amount of any reductions in arriving at Consolidated Net Income resulting from the application of GAAP; provided that such amounts will be included only to the extent that they are paid in or converted into cash with respect to such minority and noncontrolling interests to the referent Person or a Subsidiary thereof in respect of such period;

(2) decreased (without duplication and to the extent increasing Consolidated Net Income for such period) by (i) non-cash gains or income, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated EBITDA for any prior period ending after the Closing Date and (ii) the amount of any minority interest income consisting of a Subsidiary loss attributable to minority equity interest of third parties in any non-Wholly Owned Subsidiary (to the extent not deducted from Consolidated Net Income for such period);

(3) increased (with respect to losses) or decreased (with respect to gains) by, without duplication, any net realized gains and losses relating to (i) amounts denominated in foreign currencies resulting from the application of Financial Accounting Standards Board’s Accounting Standards Codification 830 (including net realized gains and losses from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized gains or losses from related Swap Contracts (entered into in the ordinary course of business or consistent with past practice)) or (ii) any other amounts denominated in or otherwise trued-up to provide similar accounting as if it were denominated in foreign currencies; and

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(4) increased (with respect to losses) or decreased (with respect to gains) by, without duplication, any gain or loss relating to Swap Contracts (excluding Swap Contracts entered into in the ordinary course of business or consistent with past practice);

provided, that the Borrower may, in its sole discretion, elect to not make any adjustment for any item pursuant to the foregoing clauses (1) through (4) above if any such item individually is less than $2,000,000 in any fiscal quarter.

Notwithstanding the foregoing, Consolidated EBITDA for the fiscal quarters ended March 31, 2024, June 30, 2024, September 30, 2024 and December 31, 2024 shall be deemed to be $92,160,722, $201,111,374, $220,383,512, and $211,344,392, respectively; provided that, from and after the date on which the annual audited financial statements and corresponding Compliance Certificate are delivered pursuant to Sections 6.01(a) and 6.02(b) with respect to the fiscal year ended December 31, 2024, Consolidated EBITDA for the fiscal quarter ended December 31, 2024 shall be deemed to be Consolidated EBITDA for such fiscal quarter as set forth in such Compliance Certificate.

“Consolidated First Lien Net Leverage Ratio” means, as of any date of determination, with respect to the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Funded First Lien Indebtedness of the Borrower and its Subsidiaries (less the amount of unrestricted cash and unrestricted Cash Equivalents of the Borrower and its Subsidiaries in an aggregate amount not to exceed $400,000,000) on such date to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for the most recent Test Period, in each case on a Pro Forma Basis.

“Consolidated Funded First Lien Indebtedness” means Consolidated Funded Indebtedness that is secured by a Lien on the Collateral on an equivalent priority basis (but, in each case, without regard to the control of remedies) with the Liens on the Collateral securing the Obligations and Consolidated Funded Indebtedness under the ABL Credit Agreement. For the avoidance of doubt, Consolidated Funded First Lien Indebtedness shall not include Capitalized Lease Obligations other than those that are secured on an equal priority basis with the Liens on the Collateral securing the Obligations.

“Consolidated Funded Indebtedness” means all Indebtedness of the type described in clause (a)(i), clause (a)(ii) (but excluding surety bonds, performance bonds or other similar instruments), clause (a)(iv) (but solely in respect of the amount of outstanding Indebtedness of the type described in such clause (a)(iv) that in the aggregate is in excess of $20,000,000) and clause (b) (in respect of Indebtedness of the type described in clause (a)(i), clause (a)(ii) (but excluding Indebtedness constituting surety bonds, performance bonds or other similar instruments) and clause (a)(iv) (but solely in respect of the amount of Indebtedness of the type described in such clause (a)(iv) that in the aggregate is in excess of $20,000,000)) of the definition of “Indebtedness”, of a Person and its Subsidiaries on a consolidated basis, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but (x) excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any acquisition, and (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire stated principal amount thereof, without giving effect to any discounts or upfront payments), excluding obligations in respect of letters of credit, bank guarantees and guarantees on first demand, in each case, except to the extent of unreimbursed amounts thereunder. For the avoidance of doubt, it is understood that obligations under Swap Contracts and Cash Management Services, and under any Factoring Transactions entered into in the ordinary course of business or consistent with past practice, do not constitute Consolidated Funded Indebtedness.

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“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) the aggregate interest expense of such Person and its Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including pay in kind interest payments, amortization of original issue discount, the interest component of Capitalized Lease Obligations and net payments and receipts (if any) pursuant to interest rate Swap Contracts (other than in connection with the early termination thereof) but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Indebtedness, Swap Contracts or other derivative instruments, all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, discounts, fees and expenses and expensing of any bridge, commitment or other financing fees, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, all discounts, commissions, fees and other charges associated with any Qualified Receivables Factoring, and any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting); plus

(2) consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued; less interest income of the referent Person and its Subsidiaries for such period; provided that (a) when determining Consolidated Interest Expense in respect of any four-quarter period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense will be calculated by multiplying the aggregate Consolidated Interest Expense accrued since the Closing Date by 365 and then dividing such product by the number of days from and including the Closing Date to and including the last day of such period and (b) in the case of any Person that became a Subsidiary of such Person after the commencement of such four-quarter period, the interest expense of such Person paid in cash prior to the date on which it became a Subsidiary of such Person will be disregarded. For purposes of this definition, interest on Capitalized Lease Obligations will be deemed to accrue at the interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligations in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (or loss) of such Person and its Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that (without duplication):

(a) all net after-tax extraordinary, nonrecurring, exceptional or unusual gains, losses, income, expenses and charges in each case as determined in good faith by such Person, and in any event including, without limitation, all restructuring, severance, relocation, retention and completion bonuses or payments, consolidation, integration or other similar charges and expenses, contract termination costs, system establishment charges, conversion costs, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments, settlements or modifications to pension and post-retirement employee benefit plans in connection with any acquisition or Permitted Investment, expenses associated with strategic initiatives, facilities shutdown and opening costs, and any fees, expenses, charges or change in control payments related to any acquisition or Permitted Investment (including any transition-

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related expenses (including retention or transaction-related bonuses or payments) incurred before, on or after the Closing Date), will be excluded; provided that (I) the aggregate amount excluded from Consolidated Net Income pursuant to this clause (a) and clauses (x)(i) and (x)(iii) of this definition plus (II) the aggregate amount added back to Consolidated EBITDA pursuant to clauses (1)(j) and (1)(k) of the definition thereof shall not exceed 20% of Consolidated EBITDA in any Test Period (determined after giving effect to any such adjustments);

(b) all (i) transaction fees, costs and expenses incurred in connection with any contemplated equity issuances, investments, acquisitions, dispositions, recapitalizations, mergers, amalgamations, Divisions, option buyouts and the Incurrence, modification or repayment of Indebtedness permitted to be Incurred under this Agreement (including any Permitted Refinancing in respect thereof) and the ABL Credit Agreement or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions (in each case, whether or not consummated), and (ii) without duplication of any of the foregoing, non-operating or non-recurring professional fees, costs and expenses for such period in connection with the foregoing will be excluded;

(c) all net after-tax income and non-cash losses, expenses or charges from abandoned, closed or discontinued operations and any net after-tax gain or non-cash loss on the disposal of abandoned, closed or discontinued operations (and all related expenses) other than in the ordinary course of business (as determined in good faith by such Person) will be excluded;

(d) all net after-tax gains and non-cash losses, expenses or charges attributable to business dispositions and asset dispositions, including the sale or other disposition of any Equity Interests of any Person, other than in the ordinary course of business (as determined in good faith by such Person), will be excluded;

(e) all net after-tax income, loss, expense or charge attributable to the early extinguishment, conversion or cancellation of Indebtedness, Swap Contracts or other derivative instruments (including deferred financing costs written off and premiums paid) will be excluded;

(f) all non-cash gains, losses, expenses or charges attributable to the movement in the mark-to-market valuation of Indebtedness, Swap Contracts or other derivative instruments will be excluded;

(g) any non-cash or unrealized currency translation or foreign currency transaction gains and losses related to changes in currency exchange rates (including, without limitation, remeasurements of Indebtedness and any net loss or gain resulting from (i) Swap Contracts for currency exchange risk and (ii) intercompany Indebtedness), will be excluded;

(h) (i) the net income for such period of any Person that is accounted for by the equity method of accounting, will be included only to the extent of the amount of dividends or distributions or other payments that are paid in or converted into cash with respect to such equity ownership in such Person in respect of such period, and (ii) without duplication, the net income for such period will include any ordinary course dividends or ordinary course distributions or other ordinary course payments paid in cash (or converted into cash) with respect to such equity ownership received from any such Person during such period in excess of the amounts included in subclause (i) above;

(i) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies will be excluded;

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(j) the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to the referent Person and its Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting in relation to any acquisition consummated before or after the Closing Date (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items), and the amortization, write-down or write-off of any amounts thereof, net of taxes, will be excluded;

(k) all non-cash impairment charges and asset write-ups, write-downs and write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising from the application of GAAP will be excluded;

(l) all non-cash expenses realized in connection with or resulting from equity or equity-linked compensation plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock, stock appreciation or other similar rights will be excluded;

(m) any costs or expenses incurred in connection with the payment of dividend equivalent rights to holders of equity-based incentive awards pursuant to any management equity plan, stock option plan or any other management or employee benefit plan or agreement or post-employment benefit plan or agreement will be excluded;

(n) [reserved];

(o) all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, and expensing of any bridge, commitment or other financing fees (including in connection with a transaction undertaken but not completed), will be excluded;

(p) all customary discounts, commissions, fees and other charges (including interest expense) associated with any Qualified Receivables Factoring will be excluded;

(q) (i) the non-cash portion of “straight-line” rent expense will be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense will be included;

(r) expenses and lost profits with respect to liability or casualty events or business interruption will be disregarded to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, but only to the extent that such amount (i) has not been denied by the applicable carrier in writing and (ii) is in fact reimbursed within 365 days of the date on which such liability was discovered or such casualty event or business interruption occurred (with a deduction for any amounts so added back that are not reimbursed within such 365-day period); provided that any proceeds of such reimbursement when received will be excluded from the calculation of Consolidated Net Income to the extent the expense or lost profit reimbursed was previously disregarded pursuant to this clause (r);

(s) losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any asset disposition will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

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(t) non-cash charges or income relating to increases or decreases of deferred tax asset valuation allowances will be excluded;

(u) cash dividends or returns of capital from Investments (such return of capital not reducing the ownership interest in the underlying Investment), in each case received during such period, to the extent not otherwise included in Consolidated Net Income for that period or any prior period subsequent to the Closing Date will be included;

(v) solely for the purpose of determining the amount available for Restricted Payments under clause (iii) of the first paragraph of Section 7.06, and without duplication of provisions under clause (iii) of the first paragraph of Section 7.06 with respect to cash dividends or returns on Investments, the net income (or loss) for such period of any Subsidiary (other than a Borrower or a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to such Person or any of its Subsidiaries in respect of such period, to the extent not already included therein (subject, in the case of a dividend to another Subsidiary (other than a Guarantor), to the limitation contained in this clause (v));

(w) [reserved];

(x) any (i) severance or relocation costs or expenses, (ii) one-time non-cash compensation charges, (iii) the costs and expenses related to employment of terminated employees, or (iv) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights of officers, directors and employees, in each case of such Person or any of its Subsidiaries, shall be excluded; provided that (I) the aggregate amount excluded from Consolidated Net Income pursuant to clauses (i) and (iii) of this clause (x) and clause (a) of this definition plus (II) the aggregate amount added back to Consolidated EBITDA pursuant to clauses (1)(j) and (1)(k) of the definition thereof shall not exceed 20% of Consolidated EBITDA in any Test Period (determined after giving effect to any such adjustments); and

(y) any non-cash interest expense and non-cash interest income, in each case to the extent there is no associated cash disbursement or receipt, as the case may be, before the Latest Maturity Date of any then outstanding Term Loan tranche, shall be excluded;

provided that the Borrower may, in its sole discretion, elect to not make any adjustment for any item pursuant to clauses (a) through (y) above if any such item individually is less than $2,000,000 in any fiscal quarter.

For the purpose of Section 7.06 only, there shall be excluded from Consolidated Net Income any income arising from the sale or other disposition of Restricted Investments, from repurchases or redemptions of Restricted Investments or from repayments of loans or advances which constituted Restricted Investments, in each case to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (iii)(F) or (iii)(G) of the first paragraph thereof.

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“Consolidated Total Assets” means, the consolidated total assets of the Borrower and its Subsidiaries as set forth on the consolidated balance sheet of the Borrower as of the most recent Test Period.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness of the Borrower as of such date, calculated on a Pro Forma Basis to (b) Consolidated EBITDA of the Borrower for the Test Period, calculated on a Pro Forma Basis.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person Guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Extension” means a Borrowing.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) US Government Securities Business Days prior to (i) if such SOFR Rate Day is a US Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a US Government Securities Business Day, the US Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If the Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

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“Debt Fund Affiliate” means any Affiliate of Holdings (other than its Subsidiaries) that is a bona fide diversified debt fund primarily engaged in, or that advises funds or other investment vehicles that are engaged in, marking, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course. Notwithstanding the foregoing, in no event shall a natural person be a Debt Fund Affiliate.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declining Lender” has the meaning specified in Section 2.05(d).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans under the applicable Facility plus (c) 2.0% per annum; provided, however, that with respect to a Term Benchmark Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder, (c) has failed, within three Business Days after reasonable request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such confirmation by the Administrative Agent) or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that no Lender shall be a Defaulting Lender solely by virtue of (x) the ownership or acquisition by a Governmental Authority of any Equity Interest in that Lender or any direct or indirect parent company thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (y) the occurrence of any of the events described in clause (d)(i), (d)(ii) or (d)(iii) of this definition which in each case has been dismissed or terminated prior to the date of this Agreement. Any determination by the Administrative Agent (or the Required Lenders to the extent that the Administrative Agent is a Defaulting Lender) that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Administrative Agent, the Borrower and each Lender, as applicable.

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“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Borrower or Holdings or any other direct or indirect parent of the Borrower, as applicable (other than Excluded Equity), that is issued after the Closing Date for cash and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof, the cash proceeds of which are contributed to the capital of the Borrower (if issued by Holdings or any direct or indirect parent of the Borrower) and excluded from the calculation set forth in clause (iii) of the first paragraph of Section 7.06.

“Disqualified Institution” means (a) each Person identified as a “Disqualified Institution” on a list delivered to the Administrative Agent by Holdings on or prior to December 17, 2024 (and, on and after the Closing Date, as such list may be updated by e-mail to each of AdminAgency@apollo.com, ApolloAgency@alterdomus.com and Legal_Agency@alterdomus.com with the Administrative Agent’s consent (such consent not to be unreasonably withheld, conditioned or delayed)), (b) any Company Competitor identified on a list delivered to the Administrative Agent by the Borrower from time to time by e-mail to each of AdminAgency@apollo.com, ApolloAgency@alterdomus.com and Legal_Agency@alterdomus.com and (c) as to any entity referenced in each of clauses (a) and (b) above (the “Primary Disqualified Institution”), any of such Primary Disqualified Institution’s Affiliates identified in writing to the Administrative Agent from time to time by e-mail to each of AdminAgency@apollo.com, ApolloAgency@alterdomus.com and Legal_Agency@alterdomus.com or otherwise readily identifiable as such by name, but excluding any Affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Institution does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity; provided that any additional designation permitted by the foregoing shall not apply retroactively to any prior assignment or participation interest or to any trade to acquire such participation interest. Notwithstanding the foregoing, any list of Disqualified Institutions shall only be required to be available to any Lender or Participant or prospective Lender or Participant on the Platform or another similar electronic system upon written request by such Lender or Participant or prospective Lender or Participant and any Lender may provide the list of Disqualified Institutions to any prospective assignee or Participant on a confidential basis (it being understood that the identity of Disqualified Institutions will not be posted or distributed to any Person, other than a distribution by the Administrative Agent to a Lender upon written request and by a Lender to any prospective assignee or Participant on a confidential basis). For the purpose of clauses (a) and (b) in the previous sentence, such list shall be made available to the Administrative Agent pursuant to Section 10.02 and any additions, deletions or other modifications to the list of Disqualified Institutions shall become effective within three Business Days after delivery to the Administrative Agent. The Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to, or the restrictions on any exercise of rights or remedies of, any Disqualified Institution.

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“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Equity Interests than the asset sale and change of control provisions applicable to any Senior Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to any Senior Notes (including the purchase of any Senior Notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the Latest Maturity Date hereunder; provided, however, that only the portion of Equity Interests that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or a direct or indirect parent of the Borrower by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because such Equity Interests may be required to be repurchased by the Borrower or its Subsidiaries or a direct or indirect parent of the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Documentation Agent” means each entity listed as Documentation Agent on the cover page hereto.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Loan Party” means a Loan Party that is not a Foreign Loan Party.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

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“Dutch Auction” means an auction (an “Auction”) conducted by a Purchasing Borrower Party in order to purchase Term Loans, or New Term Loans in accordance with the following procedures or such other procedures as may be agreed to between the Administrative Agent and the Borrower:

(A) Notice Procedures. In connection with an Auction, the Borrower will provide notification to the Administrative Agent (for distribution to the applicable Lenders) of the Term Loans or New Term Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall contain (i) the total cash value of the bid, in a minimum amount of $10,000,000 with minimum increments of $1,000,000 (the “Auction Amount”), (ii) the discount to par, which shall be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans or New Term Loans at issue that represents the range of purchase prices that could be paid in the Auction and (iii) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment.

(B) Reply Procedures. In connection with any Auction, each applicable Lender may, in its sole discretion, participate in such Auction and may provide the Administrative Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (i) a discount to par that must be expressed as a price (the “Reply Discount”), which must be within the Discount Range, and (ii) a principal amount of the applicable Loans which must be in increments of $1,000,000 (the “Reply Amount”). A Lender may avoid the minimum increment amount condition solely when submitting a Reply Amount equal to the Lender’s entire remaining amount of the applicable Loans. Lenders may only submit one Return Bid per Auction. In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Administrative Agent, a form of assignment and acceptance in a form reasonably acceptable to the Administrative Agent.

(C) Acceptance Procedures. Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Borrower, will determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the lowest Reply Discount for which Holdings or its Subsidiary, as applicable, can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow Holdings or its Subsidiary, as applicable, to complete a purchase of the entire Auction Amount, Holdings or its Subsidiary shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Discount equal to the highest Reply Discount. Holdings or its Subsidiary, as applicable, shall purchase the applicable Loans (or the respective portions thereof) from each applicable Lender with a Reply Discount that is equal to or greater than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided that if the aggregate proceeds required to purchase all applicable Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, Holdings or its Subsidiary, as applicable, shall purchase such Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Administrative Agent). Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due.

(D) Subject to clause (C) above (including the right of the Borrower to withdraw any Auction), each Discounted Voluntary Prepayment shall be made without premium or penalty (but subject to Section 3.05), upon irrevocable notice as described above. Upon receipt of any notice of Discounted Voluntary Prepayment, the Administrative Agent shall promptly notify each relevant

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Lender thereof. If any notice of Discounted Voluntary Prepayment is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.

(E) Additional Procedures. Once initiated by an Auction Notice, Holdings or its Subsidiary, as applicable, may withdraw an Auction in their sole and absolute discretion at any time. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b) (subject to such consents, if any, as may be required under Section 10.07(b)(iii)).

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any investigation, notice, notice of violation or of potential responsibility, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety or the Environment.

“Environmental Laws” means any and all current or future federal, state, local and foreign statutes, laws, including common law, regulations or ordinances, rules, judgments, orders, decrees, permits licenses or restrictions imposed by a Governmental Authority relating to pollution or protection of the Environment and protection of human health (to the extent relating to exposure to Hazardous Materials), including those relating to the generation, use, handling, storage, transportation, treatment or Release or threat of Release of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) the violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

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“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Issuance” means any issuance by any Person to any other Person of (a) its Equity Interests for cash, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower, any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) the filing of a notice of intent to terminate, or the commencement of proceedings by the PBGC to terminate, a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) with respect to a Pension Plan, the failure to satisfy the minimum funding standards of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (g) the failure to make by its due date a required contribution under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums, upon the Borrower, any Subsidiary or any ERISA Affiliate or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to the Borrower or any Subsidiary.

“Erroneous Payment” has the meaning specified in Section 9.17(a).

“Erroneous Payment Deficiency Assignment” has the meaning specified in Section 9.17(d)(i).

“Erroneous Payment Impacted Class” has the meaning specified in Section 9.17(d)(i).

“Erroneous Payment Return Deficiency” has the meaning specified in Section 9.17(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 9.17(e).

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“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, with respect to any Excess Cash Flow Period, an amount, not less than zero, equal to:

(a) Consolidated Net Income of the Borrower and the Subsidiaries on a consolidated basis for such Excess Cash Flow Period, minus

(b) the sum, without duplication (in each case, the Borrower and the Subsidiaries on a consolidated basis), of:

(i) repayments, prepayments, repurchases, redemptions and other cash payments made with respect to the principal of any Indebtedness (including principal representing capitalized interest) or the principal component of any Capitalized Lease Obligations of such Person or any of its Subsidiaries during such period (excluding (A) repayments and prepayments of Indebtedness deducted from the amount of Term Loans required to be prepaid pursuant to Sections 2.05(b)(i)(1) and 2.05(b)(i)(3) and (B) voluntary and mandatory prepayments of Term Loans), but including all premium, make-whole or penalty payments paid in cash (to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and such payments are not otherwise prohibited under this Agreement) and all repayments with respect to revolving Indebtedness to the extent accompanied by a corresponding reduction in commitments; provided that, with respect to any mandatory prepayment of Indebtedness (other than, for the avoidance of doubt, Term Loans), such prepayments shall only be deducted pursuant to this clause (i) to the extent not deducted in the computation of net proceeds in respect of the asset disposition or condemnation giving rise thereto; minus

(ii) cash payments made by such Person or any of its Subsidiaries during such period in respect of Restricted Payments (excluding Restricted Payments made pursuant to clause (iii)(B) of the first paragraph of Section 7.06 and pursuant to clauses (2), (3), (18), (21) and (22) of Section 7.06(b) (other than such Restricted Payments made to pay interest expense for any Indebtedness of Holdings or any direct or indirect parent thereof); provided that cash payments in respect of clause (22) will be included under this clause (ii) to the extent the applicable cash payments utilized for any Restricted Payment thereunder resulted in an increase to Consolidated Net Income during such Excess Cash Flow Period (and only to the extent of such increase)); minus

(iii) cash payments made by such Person or any of its Subsidiaries during such period in respect of Taxes (including distributions to any direct or indirect parent in respect of Taxes), to the extent such payments exceed the amount of tax expense deducted in calculating such Consolidated Net Income; minus

(iv) (A) cash payments made by such Person or any of its Subsidiaries during such period in respect of Investments (including, without limitation, any acquisitions and acquisitions of intellectual property but excluding Permitted Investments pursuant to clauses (1) and (2) of the definition thereof) made pursuant to Section 7.06 (other than any of the foregoing reducing mandatory prepayments of the Term Loans pursuant to Section 2.05(b)(i)(B)(5)) or capital expenditures and (B) cash payments that such Person or any Subsidiaries has committed to make or is required to make in respect of Investments (including, without limitation, any acquisitions and

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acquisitions of intellectual property but excluding Permitted Investments pursuant to clauses (1) and (2) of the definition thereof) made pursuant to Section 7.06 or capital expenditures to be consummated within 180 days after the end of such period pursuant to binding obligations entered into prior to or during such period; provided that amounts described in clause (B) will not reduce Excess Cash Flow in subsequent periods, and, to the extent not paid, will increase Excess Cash Flow in the subsequent period;

(v) all cash payments and other cash expenditures made by such Person or any of its Subsidiaries during such period (other than capital expenditures reducing mandatory prepayments of the Term Loans pursuant to Section 2.05(b)(i)(B)(4)) (A) with respect to items that were excluded in the calculation of such Consolidated Net Income pursuant to clauses (a) through (y) of the definition of “Consolidated Net Income” or (B) that were not expensed during such period in accordance with GAAP; minus

(vi) all non-cash credits or gains included in calculating such Consolidated Net Income (including insured or indemnified losses referred to in clauses (r) and (s) of the definition of “Consolidated Net Income” to the extent not reimbursed in cash during such period); minus

(vii) an amount equal to the sum of (A) the increase in the Working Capital of such Person during such period (measured as the excess, if any, of Working Capital at the end of such Excess Cash Flow Period minus Working Capital at the beginning of such Excess Cash Flow Period), if any, plus (B) the increase in long-term accounts receivable of such Person and its Subsidiaries, if any (other than any such increases contemplated by clauses (A) and (B) of this clause (vii) that are (x) directly attributable to acquisitions and/or dispositions of a Person or business unit by the Borrower and its Subsidiaries during such period or (y) as a result of the reclassification of items from short-term to long-term or vice versa); minus

(viii) cash payments made in satisfaction of noncurrent liabilities (excluding payments of Indebtedness for borrowed money) not made directly or indirectly using proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period; minus

(ix) to the extent not deducted in arriving at Consolidated Net Income, cash fees, expenses and purchase price adjustments incurred in connection with any acquisition consummated before or after the Closing Date or any Permitted Investment, Equity Issuance or debt issuance, dispositions, repayment of indebtedness, refinancing transactions (including any amendments) (whether or not consummated) and any Restricted Payment made to pay any of the foregoing incurred by Holdings; minus

(x) the amount of cash payments made in respect of pensions and other postemployment benefits in such period to the extent not deducted in arriving at such Consolidated Net Income; minus

(xi) cash payments made by such Person or any of its Subsidiaries during such period in respect of items for which an accrual or reserve was established in a prior period, in each case to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income; plus

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(xii) all non-cash charges, losses and expenses (including, without limitation, taxes) of such Person or any of its Subsidiaries that were deducted in calculating such Consolidated Net Income (provided, in each case, that if any non-cash charge represents an accrual or reserve for cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Excess Cash Flow in such future period); minus

(xiii) cash expenditures in respect of Swap Obligations during such period to the extent not deducted in arriving at such Consolidated Net Income; plus

(xiv) an amount equal to the sum of (A) the decrease in Working Capital of such Person during such period (measured as the excess, if any, of Working Capital at the beginning of such Excess Cash Flow Period minus Working Capital at the end of such Excess Cash Flow Period), if any, plus (B) the decrease in long-term accounts receivable of such Person and its Subsidiaries, if any (other than any such decreases contemplated by clauses (A) and (B) of this clause (xiv) that are (x) directly attributable to acquisitions and/or dispositions of a Person or business unit by the Borrower and its Subsidiaries during such period or (y) as a result of the reclassification of items from short-term to long-term or vice versa); plus

(xv) all amounts referred to in clauses (b)(i), (b)(ii) and (b)(iv) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (other than proceeds of revolving loans) and the sale or issuance of Equity Interests.

“Excess Cash Flow Period” means any fiscal year of the Borrower, commencing with the fiscal year ended December 31, 2025.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Accounts” means segregated deposit, securities and commodities accounts that are maintained and used solely (1) for payroll, employee healthcare and other employee wage and benefit accounts, (2) as withholding tax accounts, including, without limitation, sales tax accounts, (3) as escrow, fiduciary or trust accounts, in each case exclusively for the benefit of unaffiliated third parties held in connection with a transaction permitted by this Agreement; and (4) as defeasance and redemption accounts that are subject to a Lien of the type described in and maintained in accordance with clause (29) of the definition of “Permitted Liens”.

“Excluded Assets” means the collective reference to:

(a) (i) any fee-owned real property with a Fair Market Value of less than $10,000,000, (ii) any improvements located on Material Real Property, where such improvements are located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” and (iii) all real property in which a Loan Party holds a leasehold interest in such property as the lessee under a lease;

(b) motor vehicles and other assets subject to certificates of title to the extent a lien thereon cannot be perfected by filing a UCC financing statement;

(c) pledges and security interests prohibited by applicable law, rule or regulation after giving effect to the applicable anti-assignment provisions of the UCC;

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(d) assets to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of any law or regulation in any applicable jurisdiction similar to Section 956 of the Code) as reasonably determined by the Borrower and the Required Lenders; provided that the Borrower shall use commercially reasonable efforts to overcome and/or minimize any risks of material tax consequences;

(e) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the UCC and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition; provided, however, that no such leases, licenses or agreements or purchase money arrangements shall constitute an Excluded Asset to the extent that the same is entered into with the intent to avoid or circumvent the requirements of any of the Specified Provisions; provided, further, that the Borrower shall use commercially reasonable efforts to obtain consent to the grant of a security interest from the relevant contractual counterparty;

(f) those assets as to which the Borrower and the Required Lenders reasonably agree that the cost of obtaining such a security interest or perfection thereof is excessive in relation to the benefit to the Lenders of the security to be afforded thereby; provided that the Borrower shall use commercially reasonable efforts to overcome and/or minimize any such costs;

(g) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (in each case, except to the extent such prohibition or restriction is unenforceable after giving effect to the applicable anti-assignment provisions of the UCC) and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition; provided that the Borrower shall use commercially reasonable efforts to overcome and/or minimize any such prohibitions or restrictions;

(h) “intent-to-use” trademark applications prior to the filing of an “Amendment to Allege Use” or “Statement of Use” filing;

(i) margin stock;

(j) [reserved];

(k) any assets or equity interests of a captive insurance company or not-for-profit entity that is not a Loan Party;

(l) Excluded Capital Stock;

(m) Excluded Accounts and the funds or other property held in or maintained in any such Excluded Account; and

(n) with respect to the assets of any Foreign Loan Party, any asset specifically described in any applicable Collateral Document or the Agreed Security Principles as excluded from the grant of security by such Foreign Loan Party;

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provided, however, that Excluded Assets will not include (a) any proceeds, substitutions or replacements of any Excluded Assets (unless such proceeds, substitutions or replacements would otherwise constitute Excluded Assets) or (b) any asset of the Borrower or Guarantors that secures obligations with respect to ABL Debt, the Closing Date Senior Secured Notes or any Indebtedness (other than Indebtedness hereunder or Indebtedness permitted to be incurred hereunder by Non-Loan Parties) having an aggregate outstanding principal amount equal to or greater than the Threshold Amount. With respect to any items set forth above that require the agreement or consent of the Required Lenders, such consent or agreement shall be deemed to have been granted if the Borrower provides at least five Business Days prior written notice to the Lenders describing in reasonable detail the relevant assets or property proposed to be categorized as Excluded Assets and the adverse tax consequences, costs or other adverse impacts, as applicable, of granting a lien on such assets or property and the Required Lenders have not provided an objection to such proposal prior to the end of such five Business Day period.

“Excluded Capital Stock” means (a) any Capital Stock with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the costs of pledging such Capital Stock shall be excessive in relation to the benefits to be obtained by the Lenders therefrom and (b) (1) solely in the case of any pledge of Capital Stock of any Subsidiary (other than a Foreign Loan Party) that either is a CFC or a CFC Holdco, any Capital Stock that is Voting Stock of such Subsidiary in excess of 65% of the outstanding Voting Stock of such Subsidiary, to the extent that the pledge of such Capital Stock would reasonably be expected to result in material adverse tax consequences as reasonably determined in good faith by the Borrower and the Administrative Agent, (2) any Capital Stock to the extent the pledge thereof would be prohibited by any applicable law, rule or regulation or, in the case of Capital Stock of a non-Wholly Owned Subsidiary, Contractual Obligation existing on the Closing Date or on the date such Capital Stock is acquired by the Borrower or a Guarantor (and not entered into in contemplation of such acquisition) in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, (3) the Capital Stock of any Subsidiary that is not wholly owned by the Borrower and the Guarantors at the time such Subsidiary becomes a Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary) to the extent the pledge of such Capital Stock by the Borrower or Guarantor is prohibited by the terms of such Subsidiary’s organizational or joint venture documents, (4) the Capital Stock of any Immaterial Subsidiary and (5) for the avoidance of doubt, the Capital Stock of any Subsidiary that is a direct or indirect Subsidiary of a CFC or any CFC Holdco (other than, subject to the Agreed Security Principles, a direct Subsidiary of a Foreign Loan Party), to the extent that the pledge of such Capital Stock would reasonably be expected to result in material adverse tax consequences as reasonably determined in good faith by the Borrower and the Administrative Agent; provided, however, that Excluded Capital Stock will not include (i) any proceeds, substitutions or replacements of any Excluded Capital Stock (unless such proceeds, substitutions or replacements would otherwise constitute Excluded Capital Stock) or (ii) any asset of the Borrower or Guarantors that secures obligations with respect to ABL Debt, the Closing Date Senior Secured Notes or any Indebtedness (other than Indebtedness hereunder or Indebtedness permitted to be incurred hereunder by Non-Loan Parties) having an aggregate outstanding principal amount in excess of the Threshold Amount; provided, further, that no Capital Stock shall constitute Excluded Capital Stock to the extent that the same is created, incurred, assumed or otherwise issued with the intent to avoid or circumvent the requirements of any of the Specified Provisions.

“Excluded Equity” means (i) Disqualified Stock, (ii) any Equity Interests issued or sold to a Subsidiary of the Borrower or any employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries or a direct or indirect parent of the Borrower (to the extent such employee stock ownership plan or trust has been funded by the Borrower or any Subsidiary or a direct or indirect parent of the Borrower) and (iii) any Equity Interest that has already been used or designated as (or the proceeds of which have been used or designated as) Designated Preferred Stock or Refunding Capital Stock, to increase the amount available under Section 7.06(b)(4)(i) or clause (14) of the definition of “Permitted Investments.”

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“Excluded Subsidiary” means (a) any Immaterial Subsidiary, (b) any Subsidiary that is prohibited or restricted by applicable law, rule or regulation or by any Contractual Obligation existing on the Closing Date or at the time of acquisition thereof after the Closing Date (and not entered into in contemplation of such acquisition), in each case, from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received, provided that the Borrower shall use commercially reasonable efforts to obtain such consent, approval, license or authorization, as applicable, (c) not-for-profit subsidiaries, if any, (d) any Foreign Subsidiary of the Borrower or any Guarantor (other than a Foreign Loan Party), (e)(i) any Subsidiary of the Borrower that is a CFC and (ii) any direct or indirect Subsidiary of such a CFC, (f) any CFC Holdco and any direct or indirect subsidiary of a CFC Holdco, (g) [reserved], (h) any entity to the extent a guarantee by such entity would reasonably be expected to result in material adverse tax consequences as reasonably determined in good faith by the Borrower and the Administrative Agent, (i) captive insurance Subsidiaries, (j) any Subsidiary that is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted hereunder, if such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transactions; provided that such Subsidiary shall only be an Excluded Subsidiary for the period immediately prior to such acquisition, and (k) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the cost or other consequences of guaranteeing the Obligations would be excessive in relation to the benefits to be obtained by the Lenders therefrom; provided, however, that no Subsidiary shall constitute an Excluded Subsidiary to the extent that the same is organized, formed, established or redomiciled with the intent to avoid or circumvent the requirements of any of the Specified Provisions. Notwithstanding the foregoing, but subject to the Agreed Security Principles, clauses (d) and (e)(i) above shall not apply to any Foreign Subsidiary that is organized, formed, established or domiciled in a Specified Jurisdiction, and any such Foreign Subsidiary shall not constitute an Excluded Subsidiary unless it would otherwise be an Excluded Subsidiary as a result of any other clause of this definition. With respect to any items set forth above that require the agreement or consent of the Required Lenders, such consent or agreement shall be deemed to have been granted if the Borrower provides at least five Business Days prior written notice to the Lenders describing in reasonable detail the Subsidiary proposed to be categorized as an Excluded Subsidiary and the adverse tax consequences, costs or other adverse impacts, as applicable, of causing such Subsidiary to become a Loan Party and the Required Lenders have not provided an objection to such proposal (including through a Direction of the Required Lenders) prior to the end of such five Business Day period.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any applicable keepwell, support, or other agreement for the benefit of such Guarantor), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and Hedge Bank applicable to such Swap Obligation.

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“Excluded Taxes” means, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) any Tax measured by such recipient’s net income or profits (or franchise Tax in lieu of such Tax on net income or profits) (x) imposed by a jurisdiction as a result of such recipient being organized or having its principal office or applicable Lending Office located in such jurisdiction or (y) that are Other Connection Taxes, (b) any branch profits Tax under Section 884(a) of the Code or any similar Tax imposed by any other jurisdiction described in (a), (c) with respect to any Loan made by a Non-US Lender (other than any Non-US Lender becoming a party hereto pursuant to the Borrower’s request under Section 3.07), any U.S. federal withholding Tax that is imposed on amounts payable to such Non-US Lender pursuant to a Law in effect at the time such Non-US Lender becomes a party hereto (or designates a new Lending Office) (or where the Non-US Lender is a partnership for U.S. federal income Tax purposes, pursuant to a law in effect on the later of the date on which such Non-US Lender becomes a party hereto or the date on which the affected partner becomes a partner of such Non-US Lender), except, in each case, to the extent that such Non-US Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office, assignment or acquisition by the affected partner, to receive additional amounts from a Loan Party with respect to such U.S. federal withholding Tax pursuant to Section 3.01, (d) any Tax attributable to such recipient’s failure to comply with Section 3.01(c) or (d), and (e) any Tax imposed under FATCA.

“Existing Notes Collateral Agent” means Wilmington Trust, National Association, as collateral agent under the Senior Notes Indenture for the Senior Secured Notes (other than the Closing Date Senior Secured Notes) and its successors and permitted assigns thereunder.

“Existing Preferred Equity” means the shares of Holdings’ Series A Convertible Preferred Stock, par value $0.01 per share, issued under the Certificate of Designation of Series A Convertible Preferred Stock, filed on April 4, 2019, as amended and supplemented from time to time.

“Extendable Bridge Loans/Interim Debt” means customary “bridge” loans in connection with high yield Rule 144A/Regulation S bond offerings which by their terms will be automatically converted, subject only to customary conditions, into loans or other Indebtedness that have, or automatically extended, subject only to customary conditions, such that they have, a maturity date later than the Latest Maturity Date of all Term Loan tranches then in effect.

“Facility” means each Term Loan Facility or any New Term Facility, as the context may require.

“Factoring Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any Subsidiary in the ordinary course of business or consistent with past practice pursuant to which the Borrower or such Subsidiary may sell, convey, assign or otherwise transfer Receivables Assets (which may include a backup or precautionary grant of security interest in such Receivables Assets so sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred) to any Person that is not a Subsidiary and is not an Affiliate of the Borrower.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Borrower).

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“FASB ASC” means the Accounting Standard Codifications as promulgated by the Financial Accounting Standards Board, including any renumbering of such standards or any successor or replacement section or sections promulgated by the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreement entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), any intergovernmental agreements implementing the foregoing and any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) implements any law or regulation referred to in this definition.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means (a) the Administrative Agency Fee Letter and (b) the Jefferies Fee Letter, dated December 17, 2024, between the Borrower and the Fronting Lender.

“Fitch” means Fitch Ratings, Inc. or any successor to the rating agency business thereof.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (1) Consolidated EBITDA of such Person for the most recently ended Test Period immediately preceding the date on which such calculation of the Fixed Charge Coverage Ratio is made, calculated on a Pro Forma Basis for such period to (2) the Fixed Charges of such Person for such period calculated on a Pro Forma Basis. In the event that the Borrower or any of its Subsidiaries Incurs or redeems or repays any Indebtedness (other than in the case of revolving credit borrowings, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Preferred Stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Cash Interest Expense of such Person for such period, and

(2) the product of (a) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Subsidiaries for such period and (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person and its Subsidiaries, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

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“Fixed GAAP Date” means the Closing Date; provided that at any time and from time to time after the Closing Date, the Borrower may by written notice to the Administrative Agent elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (a) the definitions of the terms “Capitalized Lease Obligation,” “Consolidated Cash Interest Expense,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Total Assets,” “Consolidated First Lien Net Leverage Ratio,” “Consolidated Total Leverage Ratio,” “Consolidated Funded Indebtedness,” “Consolidated Funded First Lien Indebtedness,” “Consolidated EBITDA,” “Fixed Charges,” “Fixed Charge Coverage Ratio,” “Four Quarter Consolidated EBITDA” and “Indebtedness,” (b) all defined terms in this Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Agreement that, at the Borrower’s election, may be specified by the Borrower by written notice to the Administrative Agent from time to time; provided that the Borrower may elect to remove any term from constituting a Fixed GAAP Term.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 in effect on the Closing Date or thereafter or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as on the Closing Date or thereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as of the Closing Date or thereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as of the Closing Date or thereafter in effect or any successor statute thereto, and (v) the Biggert-Waters Flood Insurance Reform Act of 2012.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of Term SOFR Rate or Daily Simple SOFR shall be 2.00%.

“Foreign Casualty Event” shall have the meaning assigned to such term in Section 2.05(b)(vi).

“Foreign Disposition” shall have the meaning assigned to such term in Section 2.05(b)(vi).

“Foreign Government Scheme or Arrangement” shall have the meaning assigned to such term in Section 5.11(d).

“Foreign Loan Party” means a Foreign Subsidiary that is a Subsidiary Guarantor.

“Foreign Plan” as defined in Section 5.11(d).

“Foreign Subsidiary” means a Subsidiary not organized or existing under the laws of the United States of America or any state thereof or the District of Columbia.

“Four Quarter Consolidated EBITDA” means as of any date of determination with respect to any Test Period, Consolidated EBITDA of the Borrower and its Subsidiaries on a consolidated basis for such Test Period, in each case on a Pro Forma Basis.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Lender” means Jefferies Capital Services, LLC.

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“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the SEC applicable only to public companies); provided that the Borrower may at any time elect by written notice to the Administrative Agent to use IFRS in lieu of GAAP for financial reporting purposes and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition prior to the proviso. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(g).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

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“Guarantors” means, collectively, Holdings and the Subsidiaries of the Borrower listed on Schedule I (such Subsidiaries of the Borrower not to include any Excluded Subsidiary) and each other Subsidiary of the Borrower (or, at the option of Holdings, each direct or indirect parent of the Borrower that is a Subsidiary of Holdings) that executes and delivers a guaranty or guaranty supplement pursuant to the terms of this Agreement and the Agreed Security Principles.

“Guarantor Coverage Test” means a test that shall be satisfied, as of any date of determination, if (x) the consolidated total assets of the Borrower and the Subsidiary Guarantors (taken as a whole) as of the last day of the most recently ended fiscal year equals at least sixty percent (60%) of the consolidated total assets of the Borrower and its Subsidiaries (taken as a whole) as of the last day of such fiscal year and (y) the consolidated total revenues of the Borrower and the Subsidiary Guarantors (taken as a whole) for the most recently ended fiscal year equals at least sixty percent (60%) of the consolidated total revenues of the Borrower and its Subsidiaries (taken as a whole) for such fiscal year.

“Guaranty” means, collectively, the Holdings Guaranty and the Subsidiary Guaranty.

“Hazardous Materials” means any chemical, material, substance, waste, pollutant, contaminant or compound in any form of any nature regulated pursuant to any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos-containing materials.

“Hedge Bank” means any Person that (i) at the time it enters into a Swap Contract, is a Lender or an Agent or an Affiliate of a Lender or an Agent, (ii) within 45 days after the time it enters into a Swap Contract, becomes a Lender or an Agent or an Affiliate of a Lender or an Agent, or (iii) with respect to Swap Contracts in effect as of the Closing Date, is, as of the Closing Date or within 45 days after the Closing Date, a Lender or an Agent or an Affiliate of a Lender or an Agent, in each case, in its capacity as a party to such Swap Contract.

“Holdings” has the meaning specified in the introductory paragraph of this Agreement.

“Holdings Guaranty” means the Holdings Guaranty made by Holdings in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit D-1, together with (at the option of Holdings) each other guaranty and guaranty supplement delivered by any direct or indirect parent of the Borrower that is a Subsidiary of Holdings.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board as in effect from time to time.

“Immaterial Subsidiary” means any Subsidiary of the Borrower that, as of the date of the most recent financial statements required to be delivered pursuant to Section 6.01(a) or (b), does not have (a) assets in excess of 5.0% of Consolidated Total Assets (or when combined with the assets of all other Immaterial Subsidiaries, after eliminating intercompany obligations, assets in excess of 10.0% of Consolidated Total Assets) or (b) Consolidated EBITDA for the Test Period ending on such date in excess of 5.0% of the Consolidated EBITDA of the Borrower and the Subsidiaries for such period (or, when combined with the Consolidated EBITDA of all other Immaterial Subsidiaries, after eliminating intercompany obligations, Consolidated EBITDA for the Test Period ending on such date in excess of 10.0% of the Consolidated EBITDA of the Borrower and the Subsidiaries for such period); provided that, (x) at all times prior to the first delivery of financial statements pursuant to Section 6.01(a) or (b), this definition shall be applied based on the pro forma consolidated financial statements of Holdings and its Subsidiaries delivered to the Administrative Agent prior to the date hereof and (y) in no event shall any Subsidiary be deemed an Immaterial Subsidiary hereunder if such Subsidiary provides a Guarantee of any Senior Notes or ABL Debt.

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SUBJECT TO FRE 408 & ITS EQUIVALENTS

“Incremental Arranger” has the meaning specified in Section 2.16(a).

“Incur” means, with respect to any Indebtedness, Capital Stock or Lien, to issue, assume, guarantee, incur or otherwise become liable for such Indebtedness, Capital Stock or Lien, as applicable; provided that (x) any Indebtedness, Capital Stock or Lien of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition, Division or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary and (y) capitalized interest (including pay in kind interest payments) shall not constitute an Incurrence hereunder.

“Indebtedness” means, with respect to any Person:

(a) the principal of any indebtedness of such Person, whether or not contingent, (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (iii) representing the deferred and unpaid purchase price of any property, (iv) in respect of Capitalized Lease Obligations or (v) representing any Swap Contracts, in each case, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Swap Contracts) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b) to the extent not otherwise included, any guarantee by such Person of the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(c) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (i) the Fair Market Value of such asset at such date of determination, and (ii) the amount of such Indebtedness of such other Person; and

(d) the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Subsidiary of the Borrower, any Preferred Stock.

The term “Indebtedness” (x) shall not include any lease, concession or license of property (or guarantee thereof) that (A) would be considered an operating lease under GAAP as in effect on the Closing Date in accordance with the Fixed GAAP Terms, (B) is entered into in the ordinary course of business or consistent with past practices and (C) is not entered into with an Affiliate, (y) shall not include any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practices, or obligations under any license, permit or other approval (or guarantees given in respect of such obligations) Incurred prior to the Closing Date or in the ordinary course of business or consistent with past practices and (z) shall not include Indebtedness of Holdings or any direct or indirect parent thereof appearing on the balance sheet of the Borrower solely by reason of push-down accounting.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i) Contingent Obligations Incurred in the ordinary course of business or consistent with past practices;

PRIVATE & CONFIDENTIAL

SUBJECT TO FRE 408 & ITS EQUIVALENTS

(ii) [reserved];

(iii) any balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case Incurred in the ordinary course of business;

(iv) intercompany liabilities owed to a Loan Party that would be eliminated on the consolidated balance sheet of the Borrower and its consolidated Subsidiaries;

(v) prepaid or deferred revenue arising in the ordinary course of business;

(vi) Cash Management Services;

(vii) in connection with the purchase by the Borrower or any Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(viii) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that has been defeased or satisfied and discharged pursuant to the terms of such agreement;

(ix) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, deferred compensatory or employee or director equity plans, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes; or

(x) Capital Stock (except as provided in clause (d) above).

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Borrower, qualified to perform the task for which it has been engaged.

“Information” has the meaning specified in Section 10.08.

“Initial Term Borrowing” means a borrowing consisting of simultaneous Initial Term Loans of the same Type and, in the case of Term Benchmark Loans, having the same Interest Period made by each of the applicable Lenders pursuant to Section 2.01(a), in each case, on the Closing Date.

“Initial Term Commitment” means, as to each Lender, its obligation to make Initial Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01, on file with the Administrative Agent, under the caption “Initial Term Commitment” as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Initial Term Commitments is $3,150,000,000.

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“Initial Term Loans” has the meaning specified in Section 2.01(a).

“Intellectual Property Security Agreement” means, collectively, the patent security agreement, substantially in the form of Exhibit B to the Security Agreement, the copyright security agreement, substantially in the form of Exhibit C to the Security Agreement and the trademark security agreement, substantially in the form of Exhibit D to the Security Agreement, in each case dated as of the Closing Date, together with each intellectual property security agreement supplement executed and delivered pursuant to Section 6.12.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, in substantially the form of Exhibit G hereto, or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Intercreditor Agreements” means the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement and any Junior Intercreditor Agreement.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Term Benchmark Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the applicable Maturity Date of the Facility under which such Loan was made commencing on June 30, 2019.

“Interest Period” means, as to each Term Benchmark Loan, the period commencing on the date such Term Benchmark Loan is disbursed or converted to or continued as a Term Benchmark Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice; provided, that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period shall extend beyond the applicable Maturity Date of the Facility under which such Loan was made; and

(d) no tenor that has been removed from this definition pursuant to Section 3.03(e) shall be available for specification in such Committed Loan Notice;

provided, further, that the Interest Period for any Borrowing to be made on the Closing Date (which Interest Period shall commence on the Closing Date) may, at the Borrower option, (x) end on December 31, 2024 and be based off of a one (1) month Term SOFR Rate pricing or (y) end on March 31, 2025 and be based off of a three (3) month Term SOFR Rate pricing (any such Interest Period described in this proviso, a “Stub Interest Period”).

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“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other rating agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Borrower and its Subsidiaries,

(3) investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, (i) all investments by such Person in other Persons (including Affiliates) in the form of (a) loans (including guarantees of Indebtedness), (b) advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit and advances or other payments made to customers, dealers, suppliers and distributors and payroll, commission, travel and similar advances to officers, directors, managers, employees, consultants and independent contractors made in the ordinary course of business), and (c) purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and (ii) investments that are required by GAAP to be classified on the balance sheet of the Borrower in the same manner as the other investments included in clause (i) of this definition to the extent such transactions involve the transfer of cash or other property. If the Borrower or any Subsidiary sells or otherwise disposes of any Equity Interests of any Subsidiary, or any Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Borrower, the Borrower shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Subsidiary retained. In no event shall a guarantee of an operating lease of the Borrower or any Subsidiary be deemed an Investment.

“IP Rights” has the meaning specified in Section 5.16.

“IP Security Agreement Supplement” has the meaning specified in the Security Agreement.

“IRS” means the United States Internal Revenue Service.

“Junior Financing” has the meaning specified in Section 7.06.

“Junior Intercreditor Agreement” means any first lien / second lien intercreditor agreement substantially in the form attached as Exhibit H-3 hereto, entered to among, inter alios, the Collateral Agent and any collateral agent for any Junior Financing and acknowledged by the Borrower and each Guarantor, as it may be amended, restated, amended and restated, supplemented, modified, replaced or restated from time to time in accordance with this Agreement.

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“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Term Loan tranche at such time under this Agreement, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all applicable international, foreign, Federal, state and local statutes, statutory instruments, acts, treaties, rules, guidelines, regulations, directives, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Legal Reservations” has the meaning specified in the Agreed Security Principles.

“Lender” and “Lenders” have the meanings specified in the preamble.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“LLC” means any Person that is a limited liability company under the laws of its jurisdiction of formation.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan or a New Term Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) the Intercreditor Agreements, and (vi) each Fee Letter.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Majority Lenders” of any tranche means those non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities (actual or contingent), financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective obligations under the Loan Documents to which the Borrower or any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders under the Loan Documents.

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“Material Property” means assets, including intellectual property, owned by Holdings, the Borrower or its Subsidiaries that is material to the business, operations, assets or finances of Holdings, the Borrower and its Subsidiaries, taken as a whole, before giving effect to any disposition thereof and on a pro forma basis after giving effect to any disposition thereof.

“Material Real Property” means any parcel of real property (other than a parcel with a Fair Market Value of less than $10,000,000) owned in fee by a Loan Party and located in the United States; provided, however, that one or more parcels owned in fee by a Loan Party and located adjacent to, contiguous with, or in close proximity to, any other parcels owned in fee by a Loan Party shall, in the reasonable discretion of the Administrative Agent, be deemed to be one parcel for the purposes of this definition.

“Maturity Date” means the earliest of (i) the fifth anniversary of the Closing Date, (ii) the date of termination in whole of the Initial Term Commitments pursuant to Section 2.06 prior to any Initial Term Borrowing, (iii) the date that the Initial Term Loans are declared due and payable pursuant to Section 8.02, and (iv) solely if (x) the OWN/DAS Disposal (or any Alternative OWN/DAS Disposal) has not been consummated on or prior to the OWN/DAS Disposal Outside Date and (y) Consolidated Funded First Lien Indebtedness has not otherwise been reduced to an amount that is equal to or less than $5,200,000,000 on or prior to the OWN/DAS Disposal Outside Date, the date that is 90 days prior to the stated maturity date of the Senior Secured Notes due 2029; provided that the reference to Maturity Date with respect to Term Loans that are incurred pursuant to Section 2.16 shall be the final maturity date as specified in the loan modification documentation or incremental documentation, as applicable thereto; provided further, that if any such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Leverage Requirement” means, with respect to any request made in reliance on this definition under Article II or Section 7.03 for an increase in any Term Loan tranche or for a New Term Facility, the requirement that, on a Pro Forma Basis, after giving effect to the incurrence of any such increase, such new Facility (and, in each case, after giving effect to any acquisition consummated concurrently therewith and all other appropriate pro forma adjustment events but without giving effect to the cash proceeds of such Indebtedness then being incurred), for any such Indebtedness that is secured by the Collateral on a pari passu basis with the Term Loans, the Consolidated First Lien Net Leverage Ratio for the most recently ended Test Period prior to such date of determination, in each case on a Pro Forma Basis, does not exceed 4.00:1.00.

“Maximum Rate” has the meaning specified in Section 10.10.

“MFN Provision” has the meaning specified in Section 2.16(f).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to the rating agency business thereof.

“Mortgage” means, collectively, the deeds of trust, trust deeds and mortgages, in each case as may be amended from time to time, made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties (with such changes as may be customary to account for local law matters) in form and substance reasonably satisfactory to the Collateral Agent.

“Mortgaged Properties” means the Material Real Properties identified on Schedule 5.08(b) and any other Material Real Property with respect to which a Mortgage is required pursuant to Section 6.12.

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“Multiemployer Plan” means any employee benefit plan defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which the Borrower, any Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the disposition of any asset by the Borrower or any of its Subsidiaries (other than any disposition of any Receivables Assets in a Qualified Receivables Factoring) or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event received by or paid to or for the account of the Borrower or any of its Subsidiaries and including any proceeds received as a result of unwinding any related Swap Contract in connection with any related transaction) over (ii) the sum of:

(i) the principal amount of any Indebtedness that is secured by a Lien on the asset subject to such disposition or Casualty Event and that is repaid in connection with such disposition or Casualty Event (other than (x) Indebtedness under the Loan Documents and (y), if such asset constitutes Collateral, any Indebtedness secured by such asset with a Lien ranking pari passu with or junior to the Lien securing the Obligations, together with any applicable premiums, penalties, interest or breakage costs),

(ii) the fees and out-of-pocket expenses incurred by the Borrower or such Subsidiary in connection with such disposition or Casualty Event (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith),

(iii) all taxes paid or reasonably estimated to be payable in connection with such disposition or Casualty Event (or any tax distribution made as a result of or in connection with such disposition or Casualty Event) and any repatriation costs associated with receipt or distribution by the applicable taxpayer of such proceeds,

(iv) any costs associated with unwinding any related Swap Contract in connection with such transaction,

(v) any reserve for adjustment in respect of (x) the sale price of the property that is the subject of such disposition established in accordance with GAAP and (y) any liabilities associated with such property and retained by the Borrower or any of its Subsidiaries after such disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents (i) received upon the disposition of any non-cash consideration received by the Borrower or any of its Subsidiaries in any such disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (v),

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(vi) in the case of any disposition or Casualty Event by a Subsidiary that is a joint venture or other non-Wholly Owned Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (vi)) attributable to the minority interests and not available for distribution to or for the account of Holdings, the Borrower or a Wholly Owned Subsidiary as a result thereof,

(vii) any amounts used to repay or return any customer deposits required to be repaid or returned as a result of any disposition or Casualty Event, and

(b) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance and in connection with unwinding any related Swap Contract in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, premiums, expenses, accrued interest and fees related thereto, taxes reasonably estimated to be payable and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Subsidiary in connection with such incurrence or issuance and any costs associated with unwinding any related Swap Contract in connection therewith and, in the case of Indebtedness of any Foreign Subsidiary, deductions in respect of withholding taxes that are or would otherwise be payable in cash if such funds were repatriated to the United States.

“New Loan Commitments” has the meaning specified in Section 2.16(a).

“New Notes Collateral Agent” means U.S. Bank Trust Company, National Association, as collateral agent under the Senior Notes Indenture for the Closing Date Senior Secured Notes and its successors and permitted assigns thereunder.

“New Term Commitment” has the meaning specified in Section 2.16(a).

“New Term Facility” has the meaning specified in Section 2.16(a).

“New Term Loan” has the meaning specified in Section 2.16(a).

“Non-ABL Collateral” has the meaning specified in Section 7.05(a).

“Non-ABL Collateral Reinvestment Basket” has the meaning specified in Section 7.05(a).

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Non-Debt Fund Affiliate” means an Affiliate of the Borrower that is not a Debt Fund Affiliate or a Purchasing Borrower Party.

“Non-Excluded Taxes” means all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower that is not a Subsidiary Guarantor.

“Non-US Lender” means, with respect to any Loan made to the Borrower, any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

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“Note” means a Term Note or a note evidencing other Loans.

“Notes Collateral Agent” means the Existing Notes Collateral Agent and the New Notes Collateral Agent, as applicable.

“NPL” means the National Priorities List under CERCLA.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means (i) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under or out of any Loan Document, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, existing on the Closing Date or thereafter arising and including interest, fees and other amounts that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and other amounts are allowed claims in such proceeding and (ii) debts, liabilities, obligations, covenants and duties of, any Loan Party or Subsidiary owing under a Secured Cash Management Agreement or Secured Hedge Agreement; provided that (a) obligations of any Loan Party or Subsidiary under any Secured Cash Management Agreement or Secured Hedge Agreement shall be secured and guaranteed pursuant to the Collateral Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Hedge Agreements or Secured Cash Management Agreements and (c) the Obligations with respect to any Guarantor shall not include Excluded Swap Obligations of such Guarantor. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that the Administrative Agent, Collateral Agent or any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Borrower.

“Officer’s Certificate” means a certificate signed on behalf of the Borrower by an Officer of the Borrower.

“OID” means original issue discount.

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“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of any present or former connection between such recipient and the jurisdiction imposing such Tax (including as a result of such recipient carrying on a trade or business, having a permanent establishment or being a resident for Tax purposes in such jurisdiction), other than a connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, any Loan Document, or sold or assigned an interest in any Loan or Loan Document.

“Other Taxes” means all present or future stamp, court, documentary, recording, filing, intangible or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, other than any Taxes that (1) arise as a result of any present or former connection between a recipient and the relevant jurisdiction (including as a result of such recipient carrying on a trade or business, having a permanent establishment or being a resident for tax purposes in such jurisdiction, other than a connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), and (2) are imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07).

“Outstanding Amount” means with respect to the Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of the Loans, as the case may be, occurring on such date.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by US-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“OWN/DAS Disposal” means the proposed disposal by the Borrower and its Subsidiaries of Outdoor Wireless Networks and Distributed Antenna Systems to Amphenol Corporation or any of its Affiliates.

“OWN/DAS Disposal Outside Date” means the “Outside Date” as defined in the OWN/DAS Purchase Agreement, as such date may be extended in accordance with the terms thereof.

“OWN/DAS Disposal Proceeds” means the Net Cash Proceeds arising from the OWN/DAS Disposal (or any Alternative OWN/DAS Disposal).

“OWN/DAS Disposal Proceeds Sweep Date” means the date on which the Borrower repays Consolidated Funded First Lien Indebtedness from OWN/DAS Disposal Proceeds in an amount such that, following such repayment, aggregate Consolidated Funded First Lien Indebtedness is equal to or less than $5,200,000,000.

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“OWN/DAS Purchase Agreement” means that certain Purchase Agreement, dated as of July 18, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among Holdings as seller and Amphenol Corporation as buyer, entered into in connection with the OWN/DAS Disposal.

“Packaged Rights” means warrants, options or other rights or obligations to acquire shares of any class of the Capital Stock of Holdings or a Subsidiary (whether settled in Capital Stock, cash or any combination thereof), regardless of the issuer of such warrants, options or other rights, that are initially issued as a unit with Capital Stock or Indebtedness of Holdings or any Subsidiary (which may be guaranteed by the Guarantors, Holdings or any Subsidiary) permitted to be incurred hereunder, even if such Capital Stock or Indebtedness is separable from such warrants, options or other rights by a holder thereof.

“Pari Passu Indebtedness” means:

(a) with respect to the Borrower, any Indebtedness that ranks pari passu in right of payment and/or security with the Loans; and

(b) with respect to any Guarantor, its guarantee of the Obligations and any Indebtedness that ranks pari passu in right of payment and/or security with such Guarantor’s guarantee of the Obligations.

“Pari Passu Intercreditor Agreement” means the pari passu intercreditor agreement dated as of April 4, 2019, substantially in the form attached as Exhibit H-2 hereto, among the Collateral Agent, the Existing Notes Collateral Agent and the New Notes Collateral Agent, and acknowledged by the Borrower and each Guarantor, as amended, supplemented or otherwise modified prior to the Closing date, and as it may be further amended, restated, amended and restated, supplemented, modified, replaced or restated from time to time in accordance with this Agreement.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(m).

“PATRIOT Act” has the meaning specified in Section 10.22.

“Payment Recipient” has the meaning specified in Section 9.17(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower, any Subsidiary or any ERISA Affiliate or to which the Borrower, any Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute (or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years).

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“Perfection Certificate” means that certain perfection certificate, delivered pursuant to Section 4.01(a)(v) as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Perfection Exceptions” means that no Loan Party shall be required to (i) [reserved], (ii) perfect the security interest in the following other than by the filing of a UCC financing statement or analogous filing: (1) letter-of-credit rights (as defined in the UCC) or (2) commercial tort claims (as defined in the UCC), (iii) send notices to account debtors or other contractual third-parties unless an Event of Default has not been cured or waived and is continuing, (iv) enter into any security documents to be governed by the law of any jurisdiction in which assets are located other than the United States, any state thereof or the District of Columbia, or (v) deliver landlord waivers, estoppels or collateral access letters.

“Perfection Requirements” has the meaning specified in the Agreed Security Principles.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any of its Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Sections 7.05 and 2.05(b)(ii).

“Permitted Debt” has the meaning specified in Section 7.03(b).

“Permitted Investments” means:

(1) any Investment in cash and Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;

(2) any Investment in the Borrower or any Subsidiary;

(3) [reserved];

(4) any Investment by the Borrower or any Subsidiary of the Borrower in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Subsidiary of the Borrower, including by means of a Division, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Borrower or a Subsidiary of the Borrower (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Subsidiary or in contemplation of such merger, consolidation, amalgamation, Division, transfer, conveyance or liquidation);

(5) any Investment in securities or other assets and received in connection with an Asset Sale made pursuant to Section 7.05 or any other disposition of assets not constituting an Asset Sale;

(6) any Investment (x) existing on the Closing Date and listed on Schedule 7.06 hereto, (y) made pursuant to binding commitments in effect on the Closing Date and (z) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y); provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed, modified, amended or extended, except as contemplated pursuant to the terms of such Investment in existence on the Closing Date or as otherwise permitted under this definition or otherwise under Section 7.06;

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(7) loans and advances to, or guarantees of Indebtedness of, employees, directors, officers, managers, consultants or independent contractors in an aggregate amount, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, not in excess of $15,000,000;

(8) loans and advances to officers, directors, employees, managers, consultants and independent contractors for business related travel and entertainment expenses, moving and relocation expenses and other similar expenses, in each case in the ordinary course of business;

(9) any Investment (x) acquired by the Borrower or any of its Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Borrower or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Borrower or any of its Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default and (y) received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes;

(10) Swap Contracts and Cash Management Services permitted under Section 7.03(b)(10), including any payments in connection with the termination thereof;

(11) [reserved];

(12) [reserved];

(13) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of clause(s) (i), (v), (vii), (viii), (xv), (xvi), (xviii), (xix), (xxi), (xxiii), (xxiv), (xxvi) and/or (xxvii) of Section 7.15(b);

(14) Investments the payment for which consists of Equity Interests (other than Excluded Equity) of the Borrower or any direct or indirect parent of the Borrower, as applicable;

(15) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(16) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(17) [reserved];

(18) Investments of a Subsidiary of the Borrower acquired after the Closing Date or of an entity merged into or consolidated with a Subsidiary of the Borrower in a transaction that is not prohibited by Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

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(19) Investments consisting of (x) Liens permitted under Section 7.01, or (y) Indebtedness (including guarantees) permitted under Section 7.03, in each case of subclauses (x) and (y), other than by reference to Permitted Investments;

(20) guarantees of Indebtedness permitted to be incurred under Section 7.03 and performance guarantees in the ordinary course of business;

(21) advances, loans or extensions of trade credit in the ordinary course of business by the Borrower or any of its Subsidiaries;

(22) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(23) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(24) intercompany current liabilities owed to joint ventures Incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries;

(25) Investments in Permitted Joint Ventures having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (25) that are at the time outstanding, not to exceed the greater of (x) $300,000,000 and (y) 30.0% of Four Quarter Consolidated EBITDA;

(26) [reserved];

(27) accounts receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case in the ordinary course of business;

(28) Investments acquired as a result of a foreclosure by the Borrower or any Subsidiary with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(29) [reserved];

(30) acquisitions of obligations of one or more officers or other employees of any direct or indirect parent of the Borrower, the Borrower or any Subsidiary of the Borrower in connection with such officer’s or employee’s acquisition of Equity Interests of any direct or indirect parent of the Borrower, so long as no cash is actually advanced by the Borrower or any Subsidiary to such officers or employees in connection with the acquisition of any such obligations;

(31) guarantees of operating leases (for the avoidance of doubt, excluding Capitalized Lease Obligations as determined without giving effect to the application of GAAP) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Borrower or any Subsidiary in the ordinary course of business;

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(32) the forgiveness or conversion to equity of any Indebtedness owed to the Borrower or any Subsidiary and permitted by Section 7.03;

(33) non-cash Investments made in connection with tax planning and reorganization activities;

(34) Investments made pursuant to obligations entered into when the Investment would have been permitted hereunder so long as such Investment when made reduces the amount available under the clause under which the Investment would have been permitted; and

(35) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business.

“Permitted Joint Venture” means any joint venture (which may be in the form of a limited liability company, partnership, corporation or other entity) in which the Borrower or any Subsidiary is a joint venturer; provided, however, that:

(a) the joint venture is engaged primarily in a Similar Business;

(b) the joint venture is entered into in good faith for the primary bona fide purpose of engaging in such Similar Business (and, for the avoidance of doubt, not for the purpose of directly or indirectly releasing any guarantees or Liens in favor of the Obligations);

(c) the joint venture partner(s) are not Affiliates of the Borrower or any of its Subsidiaries (other than the Borrower or a Subsidiary, or any operating portfolio company of one or more beneficial owners of Holdings); provided that a joint venture partner will not be deemed to be an “Affiliate” solely by virtue of a joint venture not prohibited by this Agreement;

(d) such joint venture partner(s) own at least 10% of each of the voting and economic interests in such joint venture;

(e) the equity in such joint venture held by the Borrower or a Subsidiary Guarantor (i) must be pledged on a first priority basis to secure the Obligations except to the extent constituting Excluded Capital Stock and (ii) to the extent constituting “Excluded Capital Stock” pursuant to clause (3) of the definition thereof, must not be secured in favor of any other party;

(f) the joint venture has no Indebtedness other than debt that is non-recourse to the Borrower or any of its Subsidiaries and does not own any Indebtedness of the Borrower or any other Subsidiary; and

(g) the joint venture is not party to any agreement, contract, arrangement or understanding with the Borrower or any Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

provided that such joint venture has been designated as a Permitted Joint Venture by the Borrower and evidenced by a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent, which designation has not been revoked in accordance with the last sentence of this definition. The

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Borrower may revoke an election of a Permitted Joint Venture at any time; provided that, upon such revocation (i) such entity shall promptly provide a Guarantee of the Obligations and (ii) any Indebtedness (other than unsecured Indebtedness and Junior Financing) of such entity outstanding at such time shall require (and use) capacity for Indebtedness permitted to be incurred under Section 7.03.

“Permitted Liens” means, with respect to any Person:

(1) Liens Incurred in connection with workers’ compensation laws, unemployment insurance laws or similar legislation, or in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or to secure public or statutory obligations of such Person or to secure surety, stay, customs or appeal bonds to which such Person is a party, or as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, landlords’, materialmen’s, repairman’s, construction contractors’, mechanics’ or other like Liens, in each case for sums not yet overdue by more than thirty (30) days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP) or with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect as determined in good faith by management of the Borrower or a direct or indirect parent of the Borrower;

(3) Liens for Taxes, assessments or other governmental charges or levies (i) which are not yet overdue for thirty (30) days or not yet due or payable, (ii) which are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained to the extent required by GAAP, or for property Taxes on property such Person or one of its Subsidiaries has determined to abandon if the sole recourse to such Tax or claim is to such property or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect as determined in good faith by management of the Borrower or a direct or indirect parent of the Borrower;

(4) Liens in favor of the issuers of performance and surety bonds, bid, indemnity, warranty, release, appeal or similar bonds or with respect to regulatory requirements or letters of credit or bankers’ acceptances issued and completion of guarantees provided for, in each case, pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, reservations of rights or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely interfere with the ordinary conduct of the business of such Person;

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(6) Liens Incurred to secure obligations in respect of Indebtedness permitted to be Incurred pursuant to Section 7.03(b)(1)(ii), (1)(iii) or (4) and obligations secured ratably thereunder; provided that, (x) in the case of Liens securing Indebtedness permitted to be incurred pursuant to clause (4), such Lien extends only to the assets and/or Capital Stock the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any replacements, additions and accessions thereto and any income or profits thereof and (y) in the case of Liens securing Indebtedness permitted to be Incurred pursuant to Section 7.03(b)(1)(ii) or (1)(iii), such Liens are subject to an applicable Intercreditor Agreement; provided, further, that individual financings pursuant to Section 7.03(b)(4) provided by a lender may be cross collateralized to other financings provided by such lender or its affiliates;

(7) Liens of the Borrower or any of the Subsidiaries existing on the Closing Date and listed on Schedule 7.01 and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or (B) proceeds and products thereof; provided that individual financings pursuant to Section 7.03(b)(4) provided by a lender may be cross collateralized to other financings provided by such lender or its affiliates and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Permitted Debt);

(8) Liens on assets of, or Equity Interests in, a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens are limited to all or a portion of the assets (and improvements on such assets) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (8), if a Person becomes a Subsidiary, any Subsidiary of such Person shall be deemed to become a Subsidiary of the Borrower, and any property or assets of such Person or any Subsidiary of such Person shall be deemed acquired by the Borrower at the time of such merger, amalgamation or consolidation;

(9) Liens on property or assets at the time the Borrower or any Subsidiary acquired the property or assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or such Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, that such Liens are limited to all or a portion of the property or assets (and improvements on such property or assets) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (9), if, in connection with an acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any Subsidiary, a Person other than the Borrower or Subsidiary is the successor company with respect thereto, any Subsidiary of such Person shall be deemed to become a Subsidiary of the Borrower or any Subsidiary, as applicable, and any property or assets of such Person or any such Subsidiary of such Person shall be deemed acquired by the Borrower or any Subsidiary, as the case may be, at the time of such merger, amalgamation or consolidation;

(10) Liens securing Indebtedness or other obligations of a Subsidiary owing to the Borrower or another Subsidiary of the Borrower permitted to be Incurred in accordance with Section 7.03; provided that any such Liens shall be subordinated to the Liens in favor of the Collateral Agent securing the Obligations;

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(11) Liens securing Swap Contracts so long as the related Indebtedness is, and is permitted to be under this Agreement, secured by a Lien on the same property securing such Swap Contracts;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses, sublicenses, occupancy agreements or assignments of or in respect of real or personal property;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and its Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Borrower or any Subsidiary Guarantor;

(16) Liens on Receivables Assets, or created in respect of bank accounts into which only the collections in respect of Receivables Assets have been, sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred in connection with a Qualified Receivables Factoring;

(17) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers or under self-insurance arrangements in respect of such obligations;

(18) Liens Incurred to secure obligations in respect of Senior Notes Refinancing Indebtedness and Guarantees thereof, as applicable (and any Permitted Refinancings thereof and Guarantees thereof (and successive Permitted Refinancings thereof));

(19) non-exclusive grants of intellectual property, software and other technology licenses;

(20) judgment and attachment Liens not giving rise to an Event of Default pursuant to Section 8.01(f), (g) or (h) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22) Liens Incurred to secure Cash Management Services and other “bank products”, including those owed to a lender under the ABL Credit Agreement (or any Affiliate of such lender);

(23) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (11) or (24) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured (or, under the written arrangements under which the original Lien arose, could

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secure) the original Lien (plus any replacements, additions, accessions and improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (11) or (24) of this definition at the time the original Lien became a Permitted Lien, and (B) an amount necessary to pay any Refinancing Expenses related to such refinancing, refunding, extension, renewal or replacement and (z) any amounts Incurred under this clause (23) as refinancing indebtedness of clause (24) of this definition hereunder shall be secured to the same extent, including with respect to any subordination provisions, and subject to an applicable Intercreditor Agreement;

(24) Liens securing Indebtedness permitted to be Incurred pursuant to Section 7.03(a) or (b)(15) if at the time of any Incurrence of such Indebtedness and after giving Pro Forma Effect thereto:

(i) with respect to any such Pari Passu Indebtedness that will be secured by a Lien on the Collateral on a first lien “equal and ratable” basis with the Liens securing the Obligations, (x) the Consolidated First Lien Net Leverage Ratio would be less than or equal to 4.00 to 1.00 or (y) if Incurred, issued or assumed in anticipation of, or in connection with, an acquisition of any assets (including Capital Stock), business or Person or any similar Investment, the Consolidated First Lien Net Leverage Ratio would be less than or equal to 5.50 to 1.00; or

(ii) with respect to any such Indebtedness that will be secured by a Lien on the Collateral on a “junior” basis to the Liens securing the Obligations, the Fixed Charge Coverage Ratio would be no less than 2.00 to 1.00;

(25) other Liens securing obligations the principal amount of which does not exceed $300,000,000 at any one time outstanding; provided that the aggregate principal amount of Indebtedness for borrowed money secured by Liens in reliance on this clause (25) shall not exceed $100,000,000 at any one time outstanding;

(26) Liens on Equity Interests or the assets of a joint venture to secure Indebtedness of such joint venture Incurred pursuant to Section 7.03(b)(21);

(27) [reserved];

(28) Liens created solely for the benefit of (or to secure) all of the Obligations;

(29) Liens on property or assets used to redeem, repay, defease or to satisfy and discharge Indebtedness; provided that such redemption, repayment, defeasance or satisfaction and discharge is not prohibited by this Agreement and that such deposit shall be deemed for purposes of Section 7.06 (to the extent applicable) to be a prepayment of such Indebtedness;

(30) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

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(31) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection; (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts Incurred in the ordinary course of business; and (iii) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(32) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness; (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Subsidiaries; or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business;

(33) Liens on cash proceeds of Indebtedness (and related escrow accounts) in connection with the issuance of such Indebtedness into (and pending the release from) a customary escrow arrangement, to the extent such Indebtedness is incurred in compliance with Section 7.03;

(34) any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(35) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(36) Liens on vehicles or equipment of the Borrower or any Subsidiary granted in the ordinary course of business;

(37) Liens on assets of Non-Guarantor Subsidiaries securing Indebtedness of Non-Guarantor Subsidiaries permitted to be Incurred in accordance with Section 7.03, which Liens shall not extend to any assets of any Loan Parties;

(38) Liens disclosed by the final title insurance policies delivered subsequent to the Closing Date and any replacement, extension or renewal of any such Liens (so long as the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(39) (a) Liens solely on any cash earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or other agreement in respect of any Permitted Investment, (b) Liens on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in a Permitted Investment to be applied against the purchase price for such Investment and (c) Liens on cash collateral in respect of letters of credit entered into in the ordinary course of business;

(40) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(41) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;

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(42) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts Incurred in the ordinary course of business and not for speculative purposes;

(43) rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of its Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(44) restrictive covenants affecting the use to which real property may be put; provided that such covenants are complied with;

(45) Liens incurred or deemed incurred in the ordinary course of business in connection with supply-chain financing programs or similar arrangements; and

(46) any Lien arising under Article 24 or 26 of the general terms and conditions (Algemene Bank Voorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions, provided that the relevant Subsidiary has used its commercially reasonable endeavours to ensure that the relevant account bank waive such security to the extent required under the relevant Collateral Documents.

For all purposes hereunder, (w) a Lien need not be Incurred solely by reference to one category of Permitted Liens described in this definition but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category), (x) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Borrower shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition; provided that, in the event that any portion of the Indebtedness secured by a Lien is not classified as secured in part pursuant to clause (6) or (24) above, the Borrower shall not be permitted to later reclassify such Liens as Incurred in reliance on clause (6) or (24) above, (y) in the event that a portion of the Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (6) (solely with respect to Indebtedness Incurred pursuant to the Ratio-Based Incremental Facility) or (24) above (giving effect to the Incurrence of such portion of such Indebtedness), the Borrower in its sole discretion, may classify such portion of such Indebtedness (and any obligations in respect thereof) as having been secured pursuant to clause (6) (solely with respect to Indebtedness Incurred pursuant to the Ratio-Based Incremental Facility) or (24) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition and (z) in the event that a portion of the Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (6) (solely with respect to Indebtedness Incurred pursuant to the Ratio-Based Incremental Facility) or (24) above (giving effect to the Incurrence of such portion of such Indebtedness), any calculation of the Consolidated First Lien Net Leverage Ratio on such date of determination shall not include any such Indebtedness (and shall not give effect to any netting of Indebtedness from the proceeds thereof) to the extent secured pursuant to clause (25) of this definition.

“Permitted Parent” means (a) Holdings, (b) any Wholly Owned Subsidiary of Holdings that, directly or indirectly, beneficially owns 100% of the issued and outstanding Equity Interests of the Borrower (provided that, in the case of this clause (b), if any Person other than Holdings directly owns any issued and outstanding Equity Interests of the Borrower, Holdings shall cause such Person to duly execute

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and deliver to the Administrative Agent (x) a Holdings Guaranty or guaranty supplement (or other similar guaranty in form and substance reasonably satisfactory to the Administrative Agent), (y) supplements to the Security Agreement or other pledge or security agreements with respect to the pledge of 100% of the issued and outstanding Equity Interests of the Borrower owned by such Person, and (z) if applicable and not already so delivered, certificates (if any) representing such Equity Interests of the Borrower owned by such Person, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank), (c) any direct or indirect parent of Holdings, to the extent and until such time as any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act) (other than one or more other Permitted Parents) becomes the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of Voting Stock of such direct or indirect parent of Holdings representing more than 35.0% of the total voting power of the Voting Stock of such direct or indirect parent of Holdings, and (d) any Public Company (or Wholly Owned Subsidiary of such Public Company), to the extent and until such time as any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act) (other than one or more other Permitted Parents pursuant to clause (a), (b) or (c) of this definition) becomes the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of Voting Stock of such Public Company representing more than 35.0% of the total voting power of the Voting Stock of such Public Company; provided that, no Person referred to in clause (d) above shall be deemed a “Permitted Parent” unless, at the time of and after giving pro forma effect to the related transactions, the Borrower either has a credit rating of “B+” (Stable) or higher from S&P and “B1” (Stable) or higher from Moody’s; it being understood and agreed that if, prior to the consummation of the subject transactions, the Borrower obtains reports from S&P’s Ratings Evaluation Service and Moody’s Ratings Assessment Service (or such comparable services as S&P and Moody’s may offer in the future) that confirm that this proviso has been satisfied, such reports shall constitute conclusive evidence that the condition set forth in this proviso has been satisfied.

“Permitted Refinancing” means, with respect to any Person, any modification, amendment, refinancing, refunding, renewal, replacement, exchange or extension of any Indebtedness of such Person; provided that:

(a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to accrued and unpaid interest and any premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred (including OID and upfront fees), in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder;

(b) other than with respect to Indebtedness under Section 7.03(b)(4) or with respect to the initial maturity date for Extendable Bridge Loans/Interim Debt, such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended;

(c) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement, exchange or extension is subordinated in right of payment to the Obligations on subordination terms, taken as a whole, as favorable in all material respects to the Lenders (including, if applicable, as to collateral) as those subordination terms contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended or otherwise acceptable to the Administrative Agent;

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(d) if the Indebtedness being modified, amended, refinanced, refunded, renewed, replaced, exchanged or extended is (i) unsecured, such modification, amendment, refinancing, refunding, renewal, replacement, exchange or extension is unsecured, or (ii) if secured by Liens on the Collateral, such modification, refinancing, refunding, replacement, renewal or extension is (x) secured to the same extent, including with respect to any subordination provisions, (y) not secured by Liens on any property or assets that do not also secure the Obligations and (z) subject to an applicable Intercreditor Agreement;

(e) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed, replaced, exchanged or extended (other than to the extent permitted by any other clause of this definition or with respect to interest rate, optional prepayment premiums and optional redemption provisions) Indebtedness are, either (i) substantially identical to or less favorable to the investors providing such Permitted Refinancing, taken as a whole, than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, or (ii) when taken as a whole (other than interest rate, prepayment premiums and redemption provisions), not more restrictive to the Borrower and the Subsidiaries than those set forth in this Agreement or are customary for similar indebtedness in light of then-prevailing market conditions at the time of incurrence (provided that, at Borrower’s option or upon the request of the Administrative Agent, delivery of a certificate of a Responsible Officer of the Borrower to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in this clause (e), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five Business Day period (including a reasonable description of the basis upon which it objects)), in each case, except for terms and conditions only applicable to periods after the Latest Maturity Date;

(f) such modification, amendment, refinancing, refunding, renewal, replacement, exchange or extension is incurred by the Person who is or would have been permitted to be the obligor or guarantor (or any successor thereto) on the Indebtedness being modified, amended, refinanced, refunded, renewed, replaced or extended (it being understood that the roles of such obligors as a borrower or a guarantor with respect to such obligations may be interchanged) and shall not be guaranteed (or primarily obligated) by any Person that does not also guarantee the Obligations;

(g) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended (i) ranks pari passu with the Liens securing the Obligations, then such Indebtedness, for purposes of prepayments, is treated substantially the same as (and in any event no more favorably than) the Term Loan Facility and shares ratably (or on a lesser basis) with respect to any mandatory prepayments of the Term Loan Facility or (ii) ranks “junior” to the Liens securing the Obligations or is unsecured, then such Indebtedness, for the purposes of prepayments, is not more favorable than the Term Loan Facility and does not share with respect to any mandatory prepayments of the Term Loan Facility;

(h) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is Pari Passu Indebtedness secured by Liens on the Collateral that is incurred on or prior to the date that is twelve (12) months after the Closing Date, such Pari Passu Indebtedness shall be subject to the MFN Provision; provided that this clause (h) shall not apply to Permitted Refinancings of any ABL Credit Agreement;

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(i) if the Indebtedness being modified, amended, refinanced, refunded, renewed, replaced, exchanged or extended is Senior Unsecured Notes, then such modification, amendment, refinancing, refunding, renewal, replacement, exchange or extension shall comply with (x) each of the requirements set forth in this definition other than clause (d) above and (y) the requirements set forth in the definition of “Senior Notes Refinancing Indebtedness”; and

(j) at the time of incurrence, other than with respect to Indebtedness under Section 7.03(b)(4) and Section 7.03(b)(10), no Event of Default under Sections 8.01(a), (f) or (g) has occurred and is continuing.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Loan Party or any ERISA Affiliate or any such Plan to which any Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity Interests” has the meaning specified in the Security Agreement.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Prepayment Premium” shall mean, in the event of an applicable repayment or prepayment or redemption, or an acceleration, of the Loans, or the Loans becoming due and payable upon any acceleration of Loans pursuant to Article VIII (including automatically in accordance with Article VIII), by operation of law or otherwise, such amounts as determined in accordance with Section 2.05(a)(iv).

“Primary Disqualified Institution” has the meaning specified in the definition of “Disqualified Institution.”

“Prime Lending Rate” means, for any day, the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. for such day or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate for such day or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the FRB (as determined by the Administrative Agent), in each case, for such day. Each change in the Prime Lending Rate shall be effective on the date that such change is publicly announced or quoted as being effective.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including the Consolidated First Lien Net Leverage Ratio, the Consolidated Total Leverage Ratio, and the Fixed Charge Coverage Ratio and the calculation of Consolidated Cash Interest Expense, Consolidated Interest Expense, Consolidated Total Assets, Consolidated Net Income, Consolidated EBITDA and Four Quarter Consolidated EBITDA, of any

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Person and its Subsidiaries, as of any date, that pro forma effect will be given to any Specified Transaction, any acquisition, merger, amalgamation, consolidation, Division, Investment, any issuance, Incurrence, assumption or repayment or redemption of Indebtedness (including Indebtedness issued, Incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, basket or covenant is being calculated), any issuance or redemption of Preferred Stock or Disqualified Stock, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division, segment or operating unit or any operational change (including the entry into any material contract or arrangement), in each case that have occurred during the four consecutive fiscal quarter period of such Person being used to calculate such test, financial ratio, basket or covenant (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or substantially simultaneously with the event for which a determination under this definition is made (including (i) any such event occurring at a Person who became a Subsidiary of the subject Person or was merged, amalgamated or consolidated with or into the subject Person or any other Subsidiary of the subject Person after the commencement of the Reference Period and (ii) with respect to any proposed Investment or acquisition of the subject Person for which committed financing is or is sought to be obtained, the event for which a determination under this definition is made may occur after the date upon which the relevant determination or calculation is made), in each case, as if each such event occurred on the first day of the Reference Period; provided that (x) pro forma effect will be given to reasonably identifiable and quantifiable pro forma cost savings or expense reductions related to operational efficiencies (including the entry into or renegotiation of any material contract or arrangement), strategic initiatives or purchasing improvements and other cost savings, improvements or synergies, in each case, that have been realized, or are reasonably expected to be realized, by such Person and its Subsidiaries based upon actions to be taken within 24 months after the consummation of the action as if such cost savings, expense reductions, improvements and synergies occurred (or were realized) on the first day of the Reference Period and (y) no amount shall be added back pursuant to this definition to the extent duplicative of amounts that are otherwise included in computing Consolidated EBITDA for such Reference Period.

For purposes of making any computation referred to above:

(1) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period (taking into account any swap agreements applicable to such Indebtedness if such swap agreement has a remaining term in excess of 12 months);

(2) interest on an obligation under a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in such capacity and not in any personal capacity, of the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP;

(3) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate;

(4) interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; and

(5) to the extent not already covered above, any such calculation may include adjustments calculated in accordance with Regulation S-X.

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Any pro forma calculation may include, without limitation and without duplication, (1) adjustments calculated in accordance with Regulation S-X and (2) adjustments calculated to give effect to any Pro Forma Cost Savings; provided that any such adjustments that consist of reductions in costs and other operating improvements or synergies shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Cost Savings.”

“Pro Forma Cost Savings” means, without duplication of any amounts referenced in the definition of “Pro Forma Basis,” an amount equal to the amount of cost savings, operating expense reductions, operating improvements (including the entry into, amendment or renegotiation of any material contract or arrangement) and synergies, in each case, projected in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken by the Borrower or any Subsidiary, net of the amount of actual benefits realized or expected to be realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions; provided that such cost savings, operating expense reductions, operating improvements and synergies are reasonably identifiable (as determined in good faith by a responsible financial or accounting officer, in such capacity and not in any personal capacity, of the Borrower or of any direct or indirect parent of the Borrower) and are reasonably anticipated to be realized within 24 months after the consummation of any change that is expected to result in such cost savings, expense reductions, operating improvements or synergies; provided that no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income or Consolidated EBITDA, whether through a pro forma adjustment, add back, exclusion or otherwise, for such period provided further, that solely for purposes of determining the Applicable Rate (when calculating Consolidated EBITDA for any Test Period as part of the calculation of the Consolidated First Lien Leverage Ratio) pursuant to the definition of “Applicable Rate”, the addback for Pro Forma Cost Savings shall be limited to 10% of Consolidated EBITDA for such Test Period determined on a Pro Forma Basis (after giving effect to such adjustments).

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place, and subject to adjustment as provided in Section 2.18), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided, that if the commitment of each Lender to make Loans have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company” means any Person with a class or series of Voting Stock that is traded on a stock exchange or in the over-the-counter market.

“Public Lender” has the meaning specified in Section 6.02.

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“Qualified Receivables Factoring” means any Factoring Transaction entered into in the ordinary course of business that meets the following conditions:

(1) such Factoring Transaction is non recourse to, and does not obligate, the Borrower or any Subsidiary, or their respective properties or assets (other than Receivables Assets) in any way other than pursuant to Standard Securitization Undertakings;

(2) all sales, conveyances, assignments and/or contributions of Receivables Assets by the Borrower or any Subsidiary are made at Fair Market Value in the context of a Factoring Transaction (as determined in good faith by the Borrower);

(3) such Factoring Transaction (including financing terms, covenants, termination events (if any) and other provisions thereof) is on market terms at the time such Factoring Transaction is first entered into (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings; and

(4) the sum of the aggregate amount of Receivables Repurchase Obligations of the Borrower and its Subsidiaries pursuant to any Qualified Receivables Factorings outstanding at any one time plus the aggregate principal amount of Indebtedness of the Borrower and its Subsidiaries under the ABL Credit Agreement outstanding at such time shall not exceed $1,000,000,000.

The grant of a security interest in any accounts receivable of the Borrower or any of its Subsidiaries to secure any credit agreement shall not be deemed a Qualified Receivables Factoring.

“Ratio-Based Incremental Facility” has the meaning specified in Section 2.16(a).

“Ratio Debt” has the meaning specified in Section 7.03(a).

“Receivables Assets” means accounts receivable (whether now existing or arising in the future) of the Borrower or any of its Subsidiaries, and all collateral securing such accounts receivable, all contracts and all guarantees or other payment support obligations (including, without limitation, letters of credit, promissory notes or credit insurance) in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with non-recourse Factoring Transactions involving accounts receivable and any Swap Contracts entered into by the Borrower or any such Subsidiary in connection with such accounts receivable.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Subsidiary, in each case, (x) in the ordinary course of business or consistent with past practice and (y) in connection with any Factoring Transaction.

“Receivables Repurchase Obligation” means (i) any obligation of a seller of receivables in a Qualified Receivables Factoring to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller, or (ii) any right of a seller of receivables in a Qualified Receivables Factoring to repurchase defaulted receivables for the purposes of claiming sales tax bad debt relief.

“Reference Period” has the meaning specified in the definition of “Pro Forma Basis”.

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“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two US Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is Daily Simple SOFR, then four US Government Securities Business Days prior to such setting or (3) if such Benchmark is not the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing” means the use of the proceeds of the borrowings under this Agreement, together with the proceeds of the Closing Date Senior Secured Notes, cash on hand and amounts available to borrow under the ABL Credit Agreement, to effectuate (i) the repayment of all indebtedness under that certain Term Loan Credit Agreement, dated as of April 4, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among, inter alios, the Borrower, Holdings, JPMorgan Chase Bank, N.A. as administrative agent and collateral agent, (ii) the repayment of the Senior Unsecured Notes due 2025 and (iii) the payment of Refinancing Expenses incurred in connection with any of the foregoing and expenses in connection with the other transactions contemplated hereby.

“Refinancing Expenses” means, in connection with any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock otherwise permitted by this Agreement, the aggregate principal amount of additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay (1) accrued and unpaid interest, (2) the increased principal amount of any Indebtedness being refinanced resulting from the in-kind payment of interest on such Indebtedness (or in the case of Disqualified Stock or Preferred Stock being refinanced, the in-kind payment of dividends or issuance of additional shares of such Disqualified Stock or Preferred Stock) or other accreted value; (3) the aggregate amount of original issue discount on the Indebtedness, Disqualified Stock or Preferred Stock being refinanced; (4) premiums (including tender premiums) and other costs associated with the redemption, repurchase, retirement, discharge or defeasance of Indebtedness, Disqualified Stock or Preferred Stock being refinanced, and (5) all fees and expenses (including underwriting discounts, commitment, ticking and similar fees, expenses and discounts) associated with the repayment of the Indebtedness, Disqualified Stock or Preferred Stock being refinanced and the incurrence of the Indebtedness, Disqualified Stock or Preferred Stock incurred in connection with such refinancing.

“Refunding Capital Stock” has the meaning specified in Section 7.06.

“Register” has the meaning specified in Section 10.07(c).

“Regulation S-X” means Regulation S-X under the Securities Act of 1933, as amended.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or a Subsidiary in exchange for assets transferred by the Borrower or a Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Subsidiary.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys-in-fact, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material) into the Environment or into, from or through any building or structure.

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“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Period” has the meaning specified in the definition of “Restricted ABL Borrowing Basket”.

“Relevant Transaction” has the meaning specified in Section 2.05(b)(ii).

“Replacement Assets” means (1) tangible assets that will be used or useful in a Similar Business or (2) substantially all the assets of a Similar Business or a majority of the Voting Stock of any Person engaged in a Similar Business that will become on the date of acquisition thereof a Subsidiary.

“Reportable Event” means any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan other than those events as to which notice is waived pursuant to Department of Labor Reg. § 4043 as in effect on the date hereof (no matter how such notice requirement may be changed in the future).

“Request for Credit Extension” means with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the Total Outstandings; provided that the portion of the Total Outstandings held or deemed held by any Defaulting Lender or any Affiliate Lender (other than any Debt Fund Affiliate) shall in each case be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, director, secretary, authorized signatory, manager or other similar officer of a Loan Party and, as to any document delivered on the Closing Date (except as otherwise expressly set forth in Section 4.01), any vice president, secretary or assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted ABL Borrowing” has the meaning specified in Section 7.03(f).

“Restricted ABL Borrowing Basket” means, as of any date of determination, an amount equal to (a) $100,000,000, plus (b) the sum (which amount shall not be less than zero) in the aggregate of (i) 100% of Consolidated EBITDA of the Borrower for the period (taken as one accounting period) beginning on the first day of the first fiscal quarter of the Borrower commencing after the Closing Date to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such repurchase, retirement, redemption or acquisition of Restricted Indebtedness (the “Relevant Period”), less (ii) Consolidated Cash Interest Expense for the Relevant Period, less (iii) taxes paid in cash by the Borrower or any of its Subsidiaries during the Relevant Period, less (iv) capital expenditures made in cash by the Borrower or any of its Subsidiaries during the Relevant Period (except to the extent that any such capital expenditures are funded with the proceeds of Permitted Refinancings or any

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other long-term Indebtedness), less (v) net Working Capital for the Relevant Period, less (vi) an amount equal to the Net Cash Proceeds from all Restricted ABL Borrowings made during the Relevant Period that remain outstanding at such time (which, for the avoidance of doubt, shall exclude any ABL Debt consisting of Swap Contracts, Cash Management Services, letters of credit or bank guarantees), less (vii) an amount equal to any Restricted Payments made during the Relevant Period pursuant to clauses (10) or (21) of Section 7.06(b), less (viii) an amount equal to any Permitted Investments during the Relevant Period pursuant to clause (25) of the definition of “Permitted Investments”.

“Restricted Indebtedness” has the meaning specified in Section 7.03(f).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning specified in Section 7.06(a).

“Retired Capital Stock” has the meaning specified in Section 7.06.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property owned as of the Closing Date or thereafter acquired by the Borrower or a Subsidiary whereby the Borrower or a Subsidiary transfers such property to a Person and the Borrower or such Subsidiary leases it from such Person, other than leases between the Borrower and a Subsidiary of the Borrower or between Subsidiaries of the Borrower.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine, the so-called Luhansk People’s Republic, and the so-called Donetsk People’s Republic).

“Sanctioned Person” means, at any time, any Person that is the subject or target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State), the European Union, or any European Union member state, the United Kingdom, or by the United Nations Security Council, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned, directly or indirectly, or controlled by any such Person or Persons described in (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the European Union or its Member States, His Majesty’s Treasury of the United Kingdom, or the United Nations Security Council.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party or Subsidiary and any Cash Management Bank and designated by the Borrower in writing to the Administrative Agent and the relevant Cash Management Bank as a “Secured Cash Management Agreement”; provided, however, that no Cash Management Agreement may be designated as a Secured Cash Management Agreement if the obligations thereunder constitute ABL Debt or are otherwise secured pursuant to the ABL Credit Agreement.

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“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between any Loan Party or Subsidiary and any Hedge Bank and designated by the Borrower and the applicable Hedge Bank in writing to the Administrative Agent as a “Secured Hedge Agreement”; provided, however, that no hedge agreement may be designated as a Secured Hedge Agreement if the obligations thereunder constitute ABL Debt or are otherwise secured pursuant to the ABL Credit Agreement.

“Secured Obligations” has the meaning specified in the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks to the extent they are party to one or more Secured Hedge Agreements, the Cash Management Banks to the extent they are party to one or more Secured Cash Management Agreements and each co-agent or subagent appointed by the Administrative Agent or the Collateral Agent from time to time pursuant to Article IX.

“Security Agreement” means, collectively, the Security Agreement dated as of the Closing Date and executed by the Loan Parties, substantially in the form of Exhibit E, together with each other security agreement and security agreement supplement executed and delivered pursuant to Section 6.12.

“Security Agreement Collateral” means, collectively, all property pledged or granted as collateral pursuant to the Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 6.12 or otherwise pursuant to the Security Agreement, including the “Collateral” as defined therein.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Co-Manager” means each entity listed as Senior Co-Manager on the cover page hereto.

“Senior Financing” has the meaning specified in Section 7.12.

“Senior Notes” means, collectively, (a) the Senior Unsecured Notes and (b) the Senior Secured Notes.

“Senior Notes Indenture” means any indenture, note purchase agreement or other agreement pursuant to which the Senior Notes are issued, in each case as in effect on Closing Date, as thereafter amended, restated, amended and restated, modified, replaced, waived, supplemented or restated from time to time subject to the requirements of this Agreement.

“Senior Notes Refinancing Indebtedness” means one or more series of senior secured, senior unsecured, senior subordinated, subordinated notes, loans, or Extendable Bridge Loans/Interim Debt, in each case issued (including any exchange notes) in respect of a Permitted Refinancing of outstanding Indebtedness of the Borrower under any one or more Senior Unsecured Notes and any Permitted Refinancings thereof; provided that:

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(a) if such Senior Notes Refinancing Indebtedness is secured, then:

(i) such Senior Notes Refinancing Indebtedness shall be secured on a “junior” basis with the Liens securing the Obligations (in each case over the same (or a lesser portion of) Collateral that secures the Term Loan Facility) and guaranteed only by Loan Parties or entities who become Loan Parties; and

(ii) such Senior Notes Refinancing Indebtedness shall be issued subject a Junior Intercreditor Agreement; and

(b) the Net Cash Proceeds (if any) of such Senior Notes Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of the Senior Unsecured Notes and the payment of Refinancing Expenses in connection therewith.

“Senior Secured Notes” means, collectively, (i) the Senior Secured Notes due 2026, (ii) the Senior Secured Notes due 2029 and (iii) the Closing Date Senior Secured Notes.

“Senior Secured Notes due 2026” means the Borrower’s $1,500,000,000 in aggregate principal amount outstanding of 6.000% Senior Secured Notes due 2026.

“Senior Secured Notes due 2029” means the Borrower’s $1,250,000,000 in aggregate principal amount outstanding of 4.750% Senior Secured Notes due 2029.

“Senior Unsecured Notes” means, collectively, (i) the Senior Unsecured Notes due 2025, (ii) CommScope Technologies LLC’s $750,000,000 in aggregate principal amount outstanding of 5.000% Senior Notes due 2027, (iii) the Borrower’s $867,000,000 in aggregate principal amount outstanding of 8.25% Senior Notes due 2027 and (iv) the Borrower’s $700,000,000 in aggregate principal amount outstanding of 7.125% Senior Notes due 2028.

“Senior Unsecured Notes due 2025” means CommScope Technologies LLC’s $1,500,000,000 in aggregate principal amount outstanding of 6.000% Senior Unsecured Notes due 2025.

“Settlement Date” shall mean, with respect to any Loans, the date on which such Loans are repaid, prepaid or have become due or are declared accelerated pursuant to Article VIII or otherwise or are otherwise due and payable pursuant to this Agreement.

“Similar Business” means any business engaged in by the Borrower or any of its Subsidiaries on the Closing Date and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Subsidiaries are engaged on the Closing Date.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

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“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” and “Solvency” means, with respect to any Person on any date of determination, that on such date (a) the aggregate fair value of the assets and property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person and is sufficient to enable payment of all such Person’s obligations due and accruing due, (b) the aggregate present fair salable value of the assets of such Person is greater than or equal to the total amount that will be required to pay the probable liabilities, including contingent liabilities, of such Person as they become absolute and matured and is sufficient to enable payment of all such Person’s obligations due and accruing due, (c) the capital of such Person is not unreasonably small in relation to its business as contemplated on such date of determination, (d) such Person has not and does not intend to, and does not believe that it will, incur debts or other obligations, including current obligations, beyond its ability to pay such debts and liabilities as they become due (whether at maturity or otherwise) and is not for any reason unable to pay its debts or meet its obligations as they generally become due, and (e) such Person is “solvent” within the meaning given to that term and similar terms under Laws applicable to such Person relating to fraudulent transfers and conveyances, transactions at an undervalue, unfair preferences or equivalent concepts. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability or, if a different methodology is prescribed by applicable Laws, as prescribed by such Laws.

“SPC” has the meaning specified in Section 10.07(g).

“Specified Jurisdiction” has the meaning specified in the Agreed Security Principles.

“Specified Preferred Equity” has the meaning specified in Section 2.05(a)(iv)(1).

“Specified Provisions” means Section 7.12, as in effect on the Closing Date (or, subject to the applicable requirements of Section 10.01, as amended, restated, amended and restated, supplemented or otherwise modified after the Closing Date in accordance with Section 10.01).

“Specified Transaction” means any incurrence or repayment of Indebtedness (excluding Indebtedness incurred for working capital purposes other than pursuant to this Agreement) or Investment (including any proposed Investment or acquisition) that results in a Person becoming a Subsidiary, any acquisition or any disposition that results in a Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any disposition of a business unit, line of business or division of the Borrower or any of the Subsidiaries, in each case whether by merger, consolidation, amalgamation, Division or otherwise or any material restructuring of the Borrower or implementation of any initiative not in the ordinary course of business.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Borrower or any Subsidiary of the Borrower which the Borrower has determined in good faith to be customary in a Factoring Transaction, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

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“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof unless such contingency has occurred.

“Stub Interest Period” has the meaning assigned to such term in the definition of “Interest Period”.

“Subordinated Indebtedness” means (a) with respect to the Borrower, any Indebtedness of the Borrower which is by its terms expressly subordinated in right of payment to the Obligations and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms expressly subordinated in right of payment to its Guarantee of the Obligations.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which (x) more than 50% of the total voting power of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (y) both (i) more than 50% of the economic interests represented by issued and outstanding equity interests, are at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (ii) more than 50% of the voting interests represented by issued and outstanding equity interests are at the time of determination owned or controlled, directly or indirectly, by such Person or one or more Affiliates of that Person or a combination thereof, or (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity or (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP. Unless otherwise indicated, all references to Subsidiaries shall mean Subsidiaries of the Borrower.

“Subsidiary Guarantor” means, collectively, the Subsidiaries of the Borrower that are Guarantors.

“Subsidiary Guaranty” means, collectively, the Subsidiary Guaranty made by the Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit D-2, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Supermajority Lenders” means, as of any date of determination, Lenders having more than 66 2/3% of the sum of the Total Outstandings; provided that the portion of the Total Outstandings held or deemed held by any Defaulting Lender or any Affiliate Lender (other than any Debt Fund Affiliate) shall in each case be excluded for purposes of making a determination of Supermajority Lenders.

“Supplemental Administrative Agent” has the meaning specified in Section 9.14 and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Supplemental Collateral Agent” has the meaning specified in Section 9.14 and “Supplemental Collateral Agents” shall have the corresponding meaning.

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“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means each entity listed as Co-Syndication Agent on the cover page hereto.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Tax Indemnitee” has the meaning specified in Section 3.01(f).

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate.

“Term Commitment Increase” has the meaning specified in Section 2.16(a).

“Term Loan” means an advance made by any Lender under a Term Loan Facility.

“Term Loan Facility” means the extension of credit made hereunder in the form of Initial Term Loans or other tranches of Term Loans permitted hereunder.

“Term Note” means a promissory note of the Borrower payable to any Lender, in substantially the form of Exhibit B hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term Loans made or held by such Lender.

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“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two US Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a US Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding US Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding US Government Securities Business Day is not more than five (5) US Government Securities Business Days prior to such Term SOFR Determination Day.

“Test Period” means the most recent period of four consecutive fiscal quarters of Holdings ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each such quarter or fiscal year in such period are internally available (as determined in good faith by the Borrower).

“Threshold Amount” means $75,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, including any amortization thereof in any period.

“Transactions” means, collectively, the funding of the Initial Term Loans, the issuance of Closing Date Senior Secured Notes, the consummation of the Refinancing, and the payment of the Transaction Expenses.

“Treasury Rate” means the rate per annum equal to the yield to maturity at the date of the relevant repayment notice of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two (2) Business Days prior to the prepayment date (or is obtainable from the Federal Reserve System’s Data Download Program as of the date of such H.15 or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Settlement Date to the date that is 18 months after the Closing Date, provided, however, that if the period from the Settlement Date to the date that is 18 months after the Closing Date is not equal to the constant maturity of a United States Treasury security for which a weekly average

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yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth (1/12th) of a year) from the weekly average yields of United States Treasury securities for which such yields are given having maturities as close as possible to the date that is 18 months after the Closing Date, except that if the period from the Settlement Date to the date that is 18 months after the Closing Date is less than one (1) year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one (1) year shall be used.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term Benchmark Loan.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unaudited Financial Statements” has the meaning specified in Section 4.01(d).

“Undisclosed Administration” means in relation to a Lender or its direct or indirect parent company the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unfunded Pension Liability” means the excess of the present value of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United Kingdom” and “UK” mean the United Kingdom of Great Britain and Northern Ireland.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning specified in Section 3.01(c).

“US Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“US Lender” means a Lender that is a United States person within the meaning of Section 7701(a)(30) of the Code.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

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“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

“Working Capital” means, with respect to the Borrower and the Subsidiaries on a consolidated basis, Consolidated Current Assets minus Consolidated Current Liabilities.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(v) For the avoidance of doubt, with respect to a Person, the term “Affiliate” includes any other Person that becomes an “Affiliate” of such Person after the Closing Date.

(vi) The term “disposition” has the meaning given to it in the definition of “Asset Sale”.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

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(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) With respect to any (x) Investment or acquisition, merger, amalgamation, Division or similar transaction, in each case, the consummation of which is not conditioned on the availability of, or on obtaining, third-party financing and (y) repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock with respect to which a notice of repayment (or similar notice), which may be conditional, has been delivered, in each case for purposes of determining:

(i) whether any Indebtedness (including Acquired Indebtedness), Disqualified Stock or Preferred Stock that is being Incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock is permitted to be incurred in compliance with Section 7.03;

(ii) whether any Lien being Incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock or to secure any such Indebtedness is permitted to be Incurred in accordance with Section 7.01 or the definition of “Permitted Liens”;

(iii) whether any other transaction or action undertaken or proposed to be undertaken in connection with such Investment, acquisition, merger, amalgamation, Division or similar transaction or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock (including any Restricted Payments, dispositions, fundamental changes or designations of Subsidiaries) complies with the covenants or agreements contained in this Agreement; and

(iv) any calculation of the ratios, baskets or financial metrics, including Fixed Charge Coverage Ratio, Consolidated First Lien Net Leverage Ratio, Consolidated Total Leverage Ratio, Consolidated Net Income, Consolidated EBITDA, Four Quarter Consolidated EBITDA, Consolidated Total Assets, Consolidated Cash Interest Expense and/or Pro Forma Cost Savings and baskets determined by reference to Consolidated Net Income, Consolidated EBITDA, Four Quarter Consolidated EBITDA or Consolidated Total Assets and, whether a Default or Event of Default exists in connection with the foregoing;

at the option of the Borrower, the date that the definitive agreement (or other relevant definitive documentation) for or public announcement of such Investment or acquisition or repayment, repurchase or refinancing or Incurrence of Indebtedness is entered into or the date of any notice, which may be conditional, of such repayment, repurchase or refinancing of Indebtedness is given to the holders of such Indebtedness (the “Transaction Commitment Date”) may be used as the applicable date of determination, as the case may be, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Pro Forma Basis” or “Consolidated EBITDA.” For the avoidance of doubt, if the Borrower elects to use the Transaction Commitment Date as the applicable date of determination in accordance with the foregoing, (a) any fluctuation or change in (i) the Fixed Charge Coverage Ratio, Consolidated First Lien Net Leverage Ratio, Consolidated Total Leverage Ratio, Consolidated Net Income, Consolidated EBITDA, Four Quarter Consolidated EBITDA, Consolidated Total Assets, Consolidated Cash Interest Expense and/or Pro Forma Cost Savings of the Borrower and (ii) the applicable exchange rate utilized in calculating compliance with any Dollar-based provision of this Agreement, from the Transaction Commitment Date to the date of consummation of such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, will not be taken into

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account for purposes of determining whether any Indebtedness or Lien that is being incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, or in connection with compliance by the Borrower or any of the Subsidiaries with any other provision of the Loan Documents or any other transaction undertaken in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, is permitted to be incurred and (b) until such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness is consummated or such definitive agreements (or other relevant definitive documentation) are terminated (or conditions in any conditional notice can no longer be met or public announcements with respect thereto are withdrawn), such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness and all transactions proposed to be undertaken in connection therewith (including the incurrence of Indebtedness and Liens) will be given pro forma effect when determining compliance of other transactions (including the incurrence of Indebtedness and Liens unrelated to such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness) that are consummated after the Transaction Commitment Date and on or prior to the date of consummation of such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness and any such transactions (including any incurrence of Indebtedness and the use of proceeds thereof) will be deemed to have occurred on the date the definitive agreements (or other relevant definitive documentation) are entered into or public announcement is made and deemed to be outstanding thereafter for purposes of calculating any baskets or ratios under the Loan Documents after the date of such agreement and before the date of consummation of such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness.

(f) For purposes hereof, the “Maximum Fixed Repurchase Price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Funded Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock or Preferred Stock.

(g) For the purposes of Sections 2.05(b)(ii), 6.12, 7.04, 7.05 and 7.06, an allocation of assets to a division of a Subsidiary that is a limited liability company, or an allocation of assets to a series of a Subsidiary that is a limited liability company, shall be treated as a transfer of assets from one Subsidiary to another Subsidiary.

1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time.

(b) If at any time any change in GAAP, or any election by the Borrower to report in IFRS in lieu of GAAP for financial reporting purposes, or the application thereof would affect the computation or interpretation of any financial ratio, basket, requirement or other provision set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio, basket, requirement or other provision to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders not to be unreasonably withheld, conditioned or delayed); provided that, until so amended, (i) (A) such ratio, basket, requirement or other provision shall continue to be computed or interpreted in accordance with GAAP or the application thereof prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in

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form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio, basket, requirement or other provision made before and after giving effect to such change in GAAP or the application thereof or (ii) the Borrower may elect to fix GAAP (for purposes of such ratio, basket, requirement or other provision) as of another later date notified in writing to the Administrative Agent from time to time.

(c) Notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Loan Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

1.04 Rounding. Any financial ratios required to be tested by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in Section 2.12 or as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

1.08 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Administrative Agent at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in Dollars with such other currency; provided that compliance with Section 7.03 as it relates to foreign currency shall be governed by Section 7.03(d).

1.09 Pro Forma Calculations. Notwithstanding anything to the contrary herein (subject to Section 1.02(e)), the Consolidated First Lien Net Leverage Ratio, the Consolidated Total Leverage Ratio, the Fixed Charge Coverage Ratio (including, for the avoidance of doubt, Consolidated Cash Interest Expense), Consolidated EBITDA, Four Quarter Consolidated EBITDA and Consolidated Total Assets shall be calculated (including, in each case, for purposes of Section 2.16) on a Pro Forma Basis with respect to each Specified Transaction occurring during the applicable four quarter period to which such calculation relates, and/or subsequent to the end of such four-quarter period; provided that notwithstanding the foregoing, when calculating the Consolidated First Lien Net Leverage Ratio for purposes of (i) determining

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the applicable percentage of Excess Cash Flow for purposes of Section 2.05(b), and (ii) the Applicable Rate, any Specified Transaction and any related adjustment contemplated in the definition of Pro Forma Basis (and corresponding provisions of the definition of Consolidated EBITDA) that occurred subsequent to the end of the applicable four quarter period shall not be given Pro Forma Effect, and any such calculations shall be based on the financial statements delivered pursuant to Section 5.05(a) or (b), as applicable, for the relevant Test Period.

1.10 Calculation of Baskets. If any of the baskets set forth in Article VII of this Agreement are exceeded solely as a result of fluctuations to Consolidated EBITDA for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under Article VII, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

1.11 Interest Rates; Benchmark Notification. The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 3.03(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its Affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Loans.

(a) Subject to the terms and conditions set forth herein, each Lender with an Initial Term Commitment severally agrees to make a single loan denominated in Dollars (the “Initial Term Loans”) to the Borrower on the Closing Date in an amount not to exceed such Lender’s Initial Term Commitment. The initial Borrowing under this Section 2.01(a) shall consist of Initial Term Loans made simultaneously by the Lenders in accordance with their respective Commitments. Amounts borrowed under this Section 2.01(a) or otherwise pursuant to this Agreement and subsequently repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Term Benchmark Loans as further provided herein.

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(b) After the Closing Date, subject to and upon the terms and conditions set forth herein, each Lender with a Commitment (other than an Initial Term Commitment) with respect to any tranche of Term Loans (other than Initial Term Loans) severally agrees to make a Term Loan denominated in Dollars under such tranche to the Borrowers in an amount not to exceed such Lender’s Commitment under such tranche on the date of incurrence thereof, which Term Loans under such tranche shall be incurred pursuant to a single drawing on the date set forth for such incurrence. Such Term Loans may be Base Rate Loans or Term Benchmark Loans as further provided herein. Once repaid, Term Loans incurred hereunder may not be reborrowed.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term Benchmark Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent. Each such notice must be in writing and must be received by the Administrative Agent not later than 11:00 a.m. (New York time) (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion of Base Rate Loans to, or continuation of, Term Benchmark Loans, or of any conversion of Term Benchmark Loans to Base Rate Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans, in each case, or such shorter period as the Administrative Agent may agree. Each notice by the Borrower pursuant to this Section 2.02(a) shall be delivered by the Borrower to the Administrative Agent in the form of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Term Benchmark Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term Benchmark Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans and class of Loans to be borrowed, converted or continued and (iv) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term Benchmark Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term Benchmark Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. Notwithstanding anything to the contrary contained in this Agreement, any Committed Loan Notice relating to the initial Credit Extension on the Closing Date may state that it is conditioned upon the occurrence of the Closing Date, in which case such notice may be revoked or extended by the Borrower if the Closing Date does not occur or is otherwise delayed.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its ratable share of the Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Borrowing, each applicable Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. (or 2:00 p.m. in the case of Base Rate Loans) on the Business Day specified in the applicable Committed Loan Notice.

(c) Except as otherwise provided herein, a Term Benchmark Loan may be continued or converted only on the last day of an Interest Period for such Term Benchmark Loan unless the Borrower pays the amount due under Section 3.05 in connection therewith. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Term Benchmark Loans.

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(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term Benchmark Loans upon determination of such interest rate. The determination of the Term SOFR Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing, which for the avoidance of doubt does not limit such Lender’s obligations under Section 2.18.

2.03 [Reserved].

2.04 [Reserved].

2.05 Prepayments.

(a) Optional.

(i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without, except as set forth in Section 2.05(a)(iv) below, premium or penalty; provided, that (1) such notice must be received by the Administrative Agent not later than 12:00 p.m. (New York time) (A) three Business Days prior to any date of prepayment of Term Benchmark Loans and (B) one Business Day prior to the date of prepayment of Base Rate Loans; (2) any prepayment of Term Benchmark Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the class and Type(s) of Loans to be prepaid and, if Term Benchmark Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s ratable share of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term Benchmark Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Sections 2.05(a)(iv) and 3.05. In the event of any prepayments of Loans under this Section 2.05(a) made at a time when Loans of more than one tranche remain outstanding, the Borrower shall select the tranche of Loans to be prepaid. Subject to Section 2.18, each prepayment of outstanding Loans under a Facility pursuant to this Section 2.05(a) shall be applied to the then-remaining amortization payments in the manner directed by the Borrower; and each such prepayment shall be paid to the applicable Lenders on a pro rata basis.

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(ii) [Reserved].

(iii) Notwithstanding anything to the contrary contained in this Agreement, any notice of prepayment under Section 2.05(a)(i) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked or extended by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(iv) If, other than in connection with a Change of Control or with the proceeds from a disposition permitted under the Loan Documents, the Borrower (A) makes a voluntary prepayment of Initial Term Loans pursuant to Section 2.05(a), (B) makes a prepayment of Initial Term Loans pursuant to Section 2.05(b)(iii), or (C) any Initial Term Loans are accelerated pursuant to Article VIII or otherwise, in each case:

(1) prior to the date that is 18 months after the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable account of the applicable Lenders, a prepayment premium in an amount equal to the Applicable Premium; provided that, prior to the date that is six months after the Closing Date, the applicable prepayment premium shall instead be an amount equal to 3.0% of the principal amount prepaid (or that has become or is declared accelerated pursuant to Article VIII or otherwise) in an amount up to $500,000,000 where the prepayment is made from proceeds of issuance of new Preferred Stock or common Equity Interests of Holdings or the Borrower and applied in prepayment of the Initial Term Loans (or any other Pari Passu Indebtedness on a pro rata basis) (such Preferred Stock, “Specified Preferred Equity”);

(2) on or after the date that is 18 months after the Closing Date but prior to the date that is 30 months after the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable account of the applicable Lenders, a prepayment premium in an amount equal to 3.0% of the principal amount prepaid (or that has become or is declared accelerated pursuant to Article VIII or otherwise); and

(3) on or after the date that is 30 months after the Closing Date but prior to the date that is 42 months after the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable account of the applicable Lenders, a prepayment premium in an amount equal to 1.0% of the principal amount prepaid (or that has become or is declared accelerated pursuant to Article VIII or otherwise).

(b) Mandatory.

(i) For any Excess Cash Flow Period, within ten Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b) (or, if later, the date on which such financial statements and such Compliance Certificate are required to be delivered), the Borrower shall prepay an aggregate principal amount of Term Loans in an amount equal to (A) 50% (as may be adjusted pursuant to the proviso below) of Excess Cash Flow for such Excess Cash Flow Period, minus (B) the sum of:

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(1) the aggregate amount of voluntary principal prepayments of the Loans or Indebtedness that is pari passu in right of payment and security with the Initial Term Loans, in each case, made during the period commencing on the first day of the relevant Excess Cash Flow Period and ending on the date immediately prior to the date on which the relevant Excess Cash Flow prepayment is or would be required to be made (including prepayments at a discount to par and open market purchases, with credit given for the actual amount of the cash payment and prepayments in connection with lender replacement provisions (including pursuant to Section 3.07)) (except prepayments of Loans under the ABL Credit Agreement or any other revolving Indebtedness that is pari passu in right of payment and security with the ABL Debt that are not accompanied by a corresponding permanent commitment reduction of the ABL Debt), in each case other than to the extent that any such prepayment is funded with the proceeds of Permitted Refinancings or any other long-term Indebtedness,

(2) any amount not required to be applied to such prepayment pursuant to Section 2.05(b)(vi),

(3) the portion of the Excess Cash Flow applied (to the extent the Borrower or any Subsidiary is required by the terms thereof) to prepay, repay or purchase Indebtedness that is pari passu in right of payment and security with the Initial Term Loans (to the extent the documentation governing such Indebtedness requires such a prepayment or repurchase thereof with Excess Cash Flow, in each case in an amount not to exceed the product of (x) the amount of Excess Cash Flow and (y) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars as determined by the Borrower in good faith) and the denominator of which is the aggregate outstanding principal amount of Term Loans and all such other Indebtedness), in each case other than to the extent that any such prepayment is funded with the proceeds of Permitted Refinancings or any other long-term Indebtedness,

(4) the amount of capital expenditures made in cash by the Borrower or any of its Subsidiaries during the period commencing on the first day of the relevant Excess Cash Flow Period and ending on the last day of the applicable Excess Cash Flow Period and in each case other than to the extent that any such capital expenditures are funded with the proceeds of Permitted Refinancings or any other long-term Indebtedness, and

(5) the aggregate amount of cash consideration paid by the Borrower or any Subsidiary (on a consolidated basis) in connection with any Permitted Investments or other Investments permitted hereunder (including, without limitation, any acquisitions and acquisitions of intellectual property but excluding Permitted Investments pursuant to clauses (1) and (2) of the definition thereof) during the period commencing on the first day of the relevant Excess Cash Flow Period and ending on the last day of the applicable Excess Cash Flow Period and in each case other than to the extent that any such cash consideration is funded with the proceeds of Permitted Refinancings or any other long-term Indebtedness;

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provided that such percentage in respect of any Excess Cash Flow Period shall be reduced to 25% or 0% if the Consolidated First Lien Net Leverage Ratio as of the last day of the fiscal year to which such Excess Cash Flow Period relates was equal to or less than 2.50:1.00 or 2.00:1.00, respectively (the amount of Excess Cash Flow required to be used to prepay Term Loans pursuant to this clause (i), the “ECF Prepayment Amount”); provided further that no prepayment shall be required with respect to any Excess Cash Flow Period unless the ECF Prepayment Amount exceeds the greater of $50,000,000 and 2.50% of Four Quarter Consolidated EBITDA, and in such case, the ECF Prepayment Amount shall be the amount in excess thereof.

(ii) Except as otherwise agreed by the Required Lenders, if any Asset Sale or Casualty Event (or series of related Asset Sales or Casualty Events) results in the receipt by the Borrower or any Subsidiary of aggregate Net Cash Proceeds in excess of $50,000,000 (“Relevant Transaction”), then, except to the extent Borrower elects in a written notice to reinvest all or a portion of such Net Cash Proceeds in accordance with Section 7.05, the Borrower shall prepay an aggregate principal amount of Term Loans in an amount equal to 100% (as may be adjusted pursuant to the second proviso below) of the Net Cash Proceeds received from such Relevant Transaction within 15 Business Days of receipt thereof (or within 15 Business Days after the later of the date the threshold referred to above is first exceeded and the date the relevant Net Cash Proceeds are received) by the Borrower or such Subsidiary; provided that the Borrower may use a portion of the Net Cash Proceeds received from such Relevant Transaction to prepay or repurchase any other Indebtedness that is pari passu in right of payment and security with the Term Loans to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with the proceeds of such Relevant Transaction, to the extent not deducted in the calculation of Net Cash Proceeds, in each case in an amount not to exceed the product of (1) the amount of such Net Cash Proceeds and (2) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars as determined by the Borrower in good faith) and the denominator of which is the aggregate outstanding principal amount of Term Loans and such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars as determined by the Borrower in good faith); provided further that only the amount of Net Cash Proceeds in excess of $50,000,000 for any Asset Sale or Casualty Event (or series of related Asset Sales or Casualty Events) shall be subject to prepayment pursuant to this Section 2.05(b)(ii); provided further that, for the avoidance of doubt, (x) neither the OWN/DAS Disposal nor any Alternative OWN/DAS Disposal described in clause (i) of the definition thereof shall constitute a Relevant Transaction and (y) the OWN/DAS Disposal Proceeds arising from the OWN/DAS Disposal (or any Alternative OWN/DAS Disposal described in clause (i) of the definition thereof) shall not be subject to any prepayment requirement under this Section 2.05(b)(ii).

(iii) Upon the incurrence or issuance by the Borrower or any of its Subsidiaries of any Permitted Refinancings or any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall prepay an aggregate principal amount of Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Subsidiary.

(iv) Subject to Section 2.18, each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied to each Term Loan tranche on a pro rata basis (or, if agreed to in writing by the Majority Lenders of a Term Loan tranche, in a manner that provides for less favorable prepayment treatment of such Term Loan tranche, so long as each other Term Loan tranche receives its Pro Rata Share of any amount to be applied more favorably, except to the extent otherwise agreed by the Majority Lenders of each Term Loan tranche receiving less than such Pro

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Rata Share) (other than a prepayment of Term Loans with the proceeds of any Permitted Refinancings issued to the extent permitted under Section 7.03(b)(1), which shall be applied to the Term Loan tranche being refinanced pursuant thereto). Amounts to be applied to a Term Loan tranche in connection with prepayments made pursuant to this Section 2.05(b) shall be applied to interest on each such Term Loan tranche on a pro rata basis that is accrued and payable at such time and thereafter to the remaining scheduled installments with respect to such Term Loan tranche in direct order of maturity. Each prepayment of Term Loans under a Facility pursuant to this Section 2.05(b) shall be applied on a pro rata basis to the then outstanding Base Rate Loans and Term Benchmark Loans under such Facility, first to Base Rate Loans under such Facility to the full extent thereof before application to Term Benchmark Loans, in each case in a manner that minimizes the amount payable by the Borrower in respect of such prepayment pursuant to Section 3.06.

(v) Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Term Benchmark Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Term Benchmark Loan pursuant to Section 3.05 and, to the extent applicable, any additional amounts required pursuant to Section 2.05(a)(iv). Notwithstanding any of the other provisions of Section 2.05(a), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Term Benchmark Loans is required to be made under this Section 2.05(b), other than on the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

(vi) Notwithstanding any other provisions of this Section 2.05, to the extent that any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary (or a Domestic Subsidiary of a Foreign Subsidiary) (a “Foreign Disposition”) or the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (or a Domestic Subsidiary of a Foreign Subsidiary) (a “Foreign Casualty Event”), in each case giving rise to a prepayment event pursuant to Section 2.05(b)(ii), or Excess Cash Flow giving rise to a prepayment event pursuant to Section 2.05(b)(i) are or is prohibited, restricted or delayed by applicable local law, rule or regulation (including, without limitation, financial assistance and corporate benefit restrictions and fiduciary and statutory duties of any director or officer of such Subsidiaries) from being repatriated to the Borrower or so prepaid or such repatriation or prepayment would present a material risk of liability for the applicable Subsidiary or its directors or officers (or gives rise to a material risk of breach of fiduciary or statutory duties by any director or officer), an amount equal to the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05; provided that the Borrower shall use commercially reasonable efforts to overcome any such prohibition, restriction or delay and minimize any such risk of liability.

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2.06 Termination of Commitments. The Aggregate Commitments shall be automatically and permanently reduced to zero on the date of, and after giving effect to, the initial Borrowing thereof, and in the case of the Initial Term Commitments, on the Closing Date after the funding thereof.

2.07 Repayment of Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the applicable Lenders all unpaid aggregate principal amounts of any outstanding Initial Term Loans on the Maturity Date for the Initial Term Loans.

2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Term Benchmark Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Term SOFR Rate for such Interest Period, plus (B) the Applicable Rate for Term Benchmark Loans under such Facility and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of (A) the Base Rate, plus (B) the Applicable Rate for Base Rate Loans under such Facility.

(b) Upon the occurrence and during the continuation of any Default under Section 8.01, the Borrower shall pay interest on the principal amount of all Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws (and, for the avoidance of doubt, the requirement to pay such interest shall be automatic and shall not require any notice from the Administrative Agent to the Borrower). Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees and Premiums.

(a) The Borrower shall pay (or cause to be paid) to the Administrative Agent the fees set forth in the Administrative Agency Fee Letter in the amounts and at the times so specified. All such fees shall be fully earned when due and payable and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the Administrative Agent).

(b) The Borrower agrees to pay (or cause to be paid) on the Closing Date to each Lender party to this Agreement on the Closing Date (other than the Fronting Lender) a commitment premium in an amount equal to 0.75% of the aggregate principal amount of such Lender’s Initial Term Commitment borrowed by the Borrower on the Closing Date, and such premium shall be fully earned, due and payable on (and subject to the occurrence of) the Closing Date in kind in the form of additional Initial Term Loans and once paid, shall not be refundable thereafter for any reason whatsoever (except as expressly agreed between the Borrower and such Lender). The commitment premium described in this Section 2.09(b) shall be treated as original issue discount for U.S. federal income tax purposes.

(c) The Borrower agrees to pay (or cause to be paid) on the Closing Date to the Fronting Lender a commitment premium in an amount equal to 0.625% of the aggregate principal amount of the Fronting Lender’s Initial Term Commitment borrowed by the Borrower on the Closing Date, and such premium shall be fully, earned, due and payable on (and subject to the occurrence of) the Closing Date and once paid, shall not be refundable thereafter for any reason whatsoever (except as expressly agreed between the Borrower and such Lender). Such commitment premium shall be netted against the Initial Term Loans made by the Fronting Lender. The commitment premium described in this Section 2.09(c) shall be treated as original issue discount for U.S. federal income tax purposes.

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2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. All computations of interest for Base Rate Loans (except for Base Rate computations in respect of clauses (a) and (c) of the definition thereof) shall be made on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred and sixty-five (365) day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103 1(c), as an agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record, or any error in doing so, shall not, however, limit the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender or its registered assigns, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) [Reserved].

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit the obligations of the Borrower under this Agreement and the other Loan Documents.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein as of the Closing Date, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 p.m. on

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the date specified herein. The Administrative Agent will promptly distribute to each Lender its ratable share in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 12:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Term Benchmark Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(b) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to the Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender on demand, without interest.

(d) Obligations of the Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.07 are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or to make any payment under Section 9.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or, to purchase its participation or to make its payment under Section 9.07.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

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(g) Unallocated Funds. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s ratable share of the sum of the Outstanding Amount of all Loans outstanding at such time and, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein as of the Closing Date (including the application of funds arising from the existence of a Defaulting Lender), any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders of the same class such participations in the Loans of the same class made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For the avoidance of doubt, the provisions of this Section shall not be construed to apply to (A) the assignments and participations (including by means of a Dutch Auction) described in Section 10.07, (B) [reserved] or (C) any applicable circumstances contemplated by Sections 2.05(b), 2.16 or 3.07.

2.14 [Reserved].

2.15 [Reserved].

2.16 Incremental Facilities.

(a) The Borrower may, from time to time after the Closing Date, upon notice by the Borrower to the Administrative Agent and the Person appointed by the Borrower to arrange an incremental Facility (such Person (who may be (i) the Administrative Agent or (ii) any other Person appointed by the Borrower after consultation with the Administrative Agent), the “Incremental Arranger”) specifying the proposed amount thereof, request (i) an increase in any Term Loan tranche then outstanding (which shall be on the same terms as, and become part of, the Term Loan tranche proposed to be increased hereunder (except as otherwise provided in clause (d) below with respect to amortization))

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(each, a “Term Commitment Increase”), or (ii) the addition of one or more new term loan facilities (each, a “New Term Facility”; and any advance made by a Lender thereunder, a “New Term Loan”; and the commitments thereof, the “New Term Commitment” and together with the Term Commitment Increase, the “New Loan Commitments”), in each case, in an unlimited amount (the “Ratio-Based Incremental Facility”) so long as the Maximum Leverage Requirement is satisfied; provided that any such request for an increase shall be in a minimum amount of the lesser of (x) $5,000,000, and (y) the entire amount of any increase that may be requested under this Section 2.16; provided, further, that for purposes of any New Loan Commitments established pursuant to this Section 2.16:

(i) [reserved];

(ii) [reserved];

(iii) [reserved]; and

(iv) solely for the purpose of calculating the Consolidated First Lien Net Leverage Ratio to determine the availability under the Ratio-Based Incremental Facility at the time of incurrence, any cash proceeds received pursuant to this Section 2.16 shall be excluded for purposes of calculating cash or Cash Equivalents.

The Borrower may designate any Incremental Arranger of any New Loan Commitments with such titles under the New Loan Commitments as the Borrower may deem appropriate.

(b) For the avoidance of doubt, the Borrower will not be obligated to approach any Lender to participate in any New Loan Commitments. Any Lender approached to participate in any New Loan Commitments may elect or decline, in its sole discretion, to participate in such increase or new facility. The Borrower may also invite additional Eligible Assignees (other than any Affiliate of the Borrower) reasonably satisfactory to the Incremental Arranger and the Administrative Agent to become Lenders pursuant to an amendment to this Agreement.

(c) If (i) a Term Loan tranche is increased in accordance with this Section 2.16 or (ii) a New Term Facility is added in accordance with this Section 2.16, the Incremental Arranger and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase or New Term Facility among the applicable Lenders. The Incremental Arranger shall promptly notify the applicable Lenders of the final allocation of such increase or New Term Facility and the Increase Effective Date. In connection with (i) any increase in a Term Loan tranche or (ii) any addition of a New Term Facility, in each case, pursuant to this Section 2.16, this Agreement and the other Loan Documents shall be amended in writing (which shall be executed and delivered by the Borrower, the Administrative Agent, the Incremental Arranger and the Lenders providing such Term Loan Increase or New Loan Commitment) in order to establish the New Term Facility or to effectuate the increases to the Term Loan tranche and to reflect any technical changes necessary or appropriate to give effect to such increase or new facility in accordance with its terms as set forth herein pursuant to the documentation relating to such New Term Facility. As of the Increase Effective Date, in the case of an increase to an existing Term Loan tranche, the amortization schedule for the Term Loan tranche then increased set forth in Section 2.07(a) (or any other applicable amortization schedule for New Term Loans) shall be amended in writing (which shall be executed and delivered by the Borrower, the Administrative Agent, the Incremental Arranger and the Lenders providing such Term Loan Increase or New Loan Commitment) to increase the then-remaining unpaid installments of principal by an aggregate amount equal to the additional Loans under such Term Loan tranche being made on such date, such aggregate amount to be applied to increase such installments ratably in accordance with the amounts in effect immediately prior to the Increase Effective Date.

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(d) With respect to any Term Commitment Increase or addition of New Term Facility pursuant to this Section 2.16, (i) no Event of Default would exist after giving effect to such increase (except in connection with any acquisition or similar Investment permitted hereunder, where no Event of Default under Sections 8.01(a), (f) or (g) shall be the standard); (ii) (A) in the case of any increase of a Term Loan tranche, the final maturity of the Term Loans or New Term Loans increased pursuant to this Section shall be no earlier than the Latest Maturity Date for, and such additional Loans shall not have a Weighted Average Life to Maturity shorter than the longest remaining Weighted Average Life to Maturity of, any other outstanding Term Loans or New Term Loans, as applicable and (B) in the case of any New Term Facility, such New Term Facility shall have a final maturity no earlier than the then Latest Maturity Date of any Term Loan tranche and the Weighted Average Life to Maturity of such New Term Facility shall be no shorter than that of any existing Term Loan tranche; (iii) except as set forth in clause (f) below and in subclauses (A) and (B) above with respect to final maturity and Weighted Average Life to Maturity, any such New Term Facility shall have terms reasonably satisfactory to the Incremental Arranger and the Administrative Agent; and (iv) to the extent reasonably requested by the Incremental Arranger or the Administrative Agent, the Incremental Arranger and Administrative Agent shall have received legal opinions, resolutions, officers’ certificates, solvency certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 or delivered from time to time pursuant to Section 6.12 with respect to Holdings and the Borrower and each Subsidiary Guarantor (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion). Subject to the foregoing, the conditions precedent to each such increase or New Loan Commitment shall be solely those agreed to by the Lenders providing such increase or New Loan Commitment, as applicable, the Administrative Agent and the Borrower. Notwithstanding the foregoing, (x) to the extent any terms of any Term Commitment Increase or New Term Facility are more favorable to the existing Lenders than comparable terms existing in the Loan Documents, such terms (if favorable to the existing Lenders) shall be, in consultation with the Administrative Agent, incorporated into this Agreement (or any other applicable Loan Document) for the benefit of all existing Lenders (to the extent applicable to such Lender) without further consent requirements (including, for the avoidance of doubt, at the option of the Borrower, the Borrower may, but shall not be required to, increase the Applicable Rate or amortization payments relating to any existing Facility to bring such Applicable Rate in line with the relevant Term Commitment Increase or New Term Facility to achieve fungibility with such existing Facility), and (y) the terms of any New Term Facility may be incorporated if otherwise reasonably satisfactory to the Borrower, the Incremental Arranger and the Administrative Agent.

(e) The additional Term Loans made under the Term Loan tranche subject to the increases shall be made by the applicable Lenders participating therein pursuant to the procedures set forth in Sections 2.01 and 2.02 and on the date of the making of such additional Term Loans, and notwithstanding anything to the contrary set forth in Sections 2.01 and 2.02, such additional Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans under such Term Loan tranche on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender under such Term Loan tranche will participate proportionately in each then outstanding Borrowing of Term Loans under the Term Loan tranche.

(f) (i) Any New Term Facility (a) shall rank pari passu in right of payment and security with the Term Loan Facility, (b) shall not be Guaranteed by any Person that is not a Borrower or Guarantor under the Term Loan Facility or have any other obligors other than a Borrower or Guarantor under the Term Loan Facility, (c) shall not be secured by a Lien on any property or assets that does not secure the Term Loan Facility, and (d) shall be subject to the Pari Passu Intercreditor Agreement, (ii) the New Term Facility shall, for purposes of prepayments, be treated substantially the same as (and in any event no more favorably than) the Term Loan Facility, (iii) any New Term Facility shall share ratably

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(or on a lesser basis) with respect to any mandatory prepayments of the Term Loan Facility (other than mandatory prepayments resulting from a refinancing of any Term Loan Facility, which may be applied exclusively to the Term Loan Facility being refinanced) and (iv) with respect to any such New Term Facility that is incurred on or prior to the date that is twelve (12) months after the Closing Date, the All-in Yield payable by the Borrower applicable to such New Term Facility shall be determined by the Borrower and the Lenders providing such New Term Facility and shall not be more than 50 basis points higher than the corresponding All-in Yield payable by the Borrower for the Initial Term Loans, unless the All-in Yield with respect to the Initial Term Loans is increased to the amount necessary so that the difference between the All-in Yield with respect to such New Term Facility and the corresponding All-in Yield on the Initial Term Loans is equal to 50 basis points (this clause (iv), the “MFN Provision”).

(g) If the Incremental Arranger is not the Administrative Agent, the actions authorized to be taken by the Incremental Arranger herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.16 (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.

(h) To the extent any New Term Facility shall be denominated in a currency other than Dollars, this Agreement and the other Loan Documents shall be amended to the extent necessary or appropriate to provide for the administrative and operational provisions applicable to such currency, in each case as are reasonably satisfactory to the Administrative Agent.

2.17 [Reserved].

2.18 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any non-appealable judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default pursuant to Sections 8.01(a), (f) or (g) exists, to the payment of any amounts owing to the Borrower as a result of any non-appealable

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judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) If Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their ratable shares in respect of that Lender, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) All sums payable by any Loan Party hereunder or under any other Loan Document to any Lender or Agent shall (except to the extent required by Law) be paid free and clear of, and without any deduction or withholding on account of, any Taxes.

(b) If any Loan Party or any other applicable withholding agent is required by Law (as determined in the good faith discretion of an applicable withholding agent) to make any deduction or withholding on account of any Tax from any sum paid or payable by any Loan Party to any Lender or Agent under any of the Loan Documents: (i) the applicable Loan Party or other applicable withholding agent shall make such deduction or withholding and pay to the relevant Governmental Authority any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Loan Party) for its own account or (if that liability is imposed on the Lender or Agent) on behalf of and in the name of the Lender or Agent (as applicable); (ii) if the relevant Tax is a Non-Excluded Tax or Other Tax, the sum payable to such Lender or Agent (as applicable) shall be increased by such Loan Party to the extent necessary to ensure that, after the making of any required deduction or withholding (including any deductions or withholdings attributable to any payments required to be made under this Section 3.01), the Lender (or, in the case of a payment received by an Agent for its own account, such Agent), receives a net sum equal to what it would have received had no such deduction or withholding been required or made; and (iii) as soon as practicable after any payment of such Tax by a Loan Party to a Governmental Authority pursuant to this Section, the Loan Party making such payments shall deliver to the applicable Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the applicable Agent.

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(c) Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Laws or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation required below in this Section 3.01(c)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent of its legal ineligibility to do so. Notwithstanding anything to the contrary in this clause (c), the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (1), (2)(A) through (D), and (3)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the foregoing:

(1) Each US Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement a properly completed and duly signed copy of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(2) Each Non-US Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) a properly completed and duly signed copy of IRS Form W-8BEN or W-8BEN-E (or any successor form), as applicable, claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B) a properly completed and duly signed copy of IRS Form W-8ECI (or any successor form),

(C) in the case of a Non-US Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, a (A) properly completed and duly signed certificate substantially in the form of Exhibit J (any such certificate, a “United States Tax Compliance Certificate”) and (B) properly completed and duly signed copy of IRS Form W-8BEN or W-8BEN-E (or any successor form), as applicable,

(D) to the extent a Non-US Lender is not the beneficial owner (for example, where the Non-US Lender is a partnership or a participating Lender), IRS Form W-8IMY (or any successor form) of the Non-US Lender, accompanied by a Form W-8ECI,

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W- 8BEN, or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or, in each case, any successor form) from each beneficial owner that would be required under this Section 3.01(c) if such beneficial owner were a Lender, as applicable (provided that, if the Non-US Lender is a partnership (and not a participating Lender) and one or more of the Non-US Lender’s direct or indirect owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Non-US Lender on behalf of such direct or indirect owners), or

(E) a properly completed and duly signed copy of any other form upon the reasonable request of the Borrower or the Administrative Agent or as prescribed by applicable U.S. federal income tax Laws (including, for the avoidance of doubt, Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Loan Documents.

(3) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of those Sections (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(c)(3), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(4) Notwithstanding any other provision of this Section 3.01(c), a Lender shall not be required to deliver any documentation pursuant to this Section 3.01(c)(2) that such Lender is not legally eligible to deliver.

(5) Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(c).

(d) On or before the Closing Date (and on or before the date any successor or replacement Administrative Agent becomes the Administrative Agent hereunder), to the extent copies thereof have not previously been so delivered, the Administrative Agent shall deliver to the Borrower a properly completed and duly executed copy of either (i) IRS Form W-9 (or any successor form) certifying that it is exempt from U.S. federal backup withholding tax or (ii) IRS Form W-8ECI (or any successor form) with respect to payments to be received under the Loan Documents for its own account and IRS Form W-8IMY (or any successor form) assuming primary responsibility for withholding under Chapters 3 and 4 of the Code with respect to payments to be received under the Loan Documents for the account of Lenders. The Administrative Agent agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower of its legal ineligibility to do so. Notwithstanding anything to the contrary in this Section 3.01(d), the Administrative Agent shall not be required to deliver any documentation pursuant to clause (ii) of this Section 3.01(d) that the Administrative Agent is not legally eligible to deliver as a result of a change in Law after the date hereof.

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(e) In addition to the payments by a Loan Party required by Section 3.01(b), the Borrower shall pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(f) The Borrower shall indemnify a Lender or the Administrative Agent (each a “Tax Indemnitee”), within ten days after written demand therefor, for the full amount of any Non-Excluded Taxes, and any Other Taxes payable by such Tax Indemnitee (including Non-Excluded Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 3.01), whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered by the Tax Indemnitee or by the Agent on its own behalf or on behalf of another Tax Indemnitee, shall be conclusive absent manifest error.

(g) If and to the extent that a Tax Indemnitee, in its sole discretion (exercised in good faith), determines that it has received a refund of any Non-Excluded Taxes or Other Taxes in respect of which it has received additional payments under this Section 3.01, then such Tax Indemnitee shall pay to the relevant Loan Party the amount of such refund (but not in excess of the additional amounts received by such Tax Indemnitee in respect of such Taxes), net of all reasonable out-of-pocket expenses of the Tax Indemnitee (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Tax Indemnitee, agrees to repay the amount paid over to the Tax Indemnitee (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Tax Indemnitee if the Tax Indemnitee is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require a Tax Indemnitee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Tax Indemnitee be required to pay any amount to any Loan Party pursuant to this paragraph (g) the payment of which would place the Tax Indemnitee in a less favorable net after-Tax position than the Tax Indemnitee would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(h) In the event that a Loan Party makes an indemnification payment to a Tax Indemnitee with respect to Non-Excluded Taxes or Other Taxes pursuant to subsection (f) of this Section 3.01 or a Loan Party is required to repay to a Tax Indemnitee an amount in respect of a refund of any Non-Excluded Taxes or Other Taxes previously paid over to such Loan Party pursuant to subsection (g) of this Section 3.01, such Tax Indemnitee shall reasonably cooperate with all reasonable requests of such Loan Party, at the sole expense of such Loan Party, if (i) in the reasonable judgment of the Tax Indemnitee such cooperation shall not subject such Tax Indemnitee, as the case may be, to any unreimbursed third party cost or expense or otherwise be materially disadvantageous to such Tax Indemnitee and (ii) based on advice of such Loan Party’s independent accountants or external legal counsel, there is a reasonable basis for such Loan Party to contest with the applicable Governmental Authority the imposition of such Non-Excluded Taxes or Other Taxes or the repayment of such refund. Any resulting refund shall be governed by Section 3.01(g). This subsection shall not be construed to require a Tax Indemnitee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

3.02 [Reserved].

3.03 Market Disruption; Inability to Determine Rates.

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(a) Alternate Rate of Interest. Subject to clauses (b), (c), (d), (e) and (f) of this Section 3.03, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period, or

(ii) the Administrative Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Committed Loan Notice in accordance with the terms of Section 2.02, any Committed Loan Notice that requests the conversion of any Term Benchmark Borrowing and any Committed Loan Notice that requests a Term Benchmark Borrowing shall instead be deemed to be a Committed Loan Notice, for (x) Daily Simple SOFR so long as Daily Simple SOFR is not also the subject of Section 3.03(a)(i) or (ii) above or (y) a Base Rate Borrowing if Daily Simple SOFR also is the subject of Section 3.03(a)(i) or (ii) above. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 3.03(a) with respect to Term SOFR Rate applicable to such Term Benchmark Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Committed Loan Notice in accordance with the terms of Section 2.02, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) a Daily Simple SOFR Borrowing so long as Daily Simple SOFR is not also the subject of Section 3.03(a)(i) or (ii) above or (y) a Base Rate Loan if Daily Simple SOFR also is the subject of Section 3.03(a)(i) or (ii) above, on such day.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders

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(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time, in consultation with the Borrower, and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Loan of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to a Base Rate Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Benchmark applicable to such Term Benchmark Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 3.03, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) be converted by the Administrative Agent to, and shall constitute a Base Rate Loan on such day.

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3.04 Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan the interest on which is determined by reference to the Term SOFR Rate, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (A) any Tax that is described in clauses (c) through (e) of the definition of “Excluded Taxes”, (B) any Non-Excluded Taxes or Other Taxes and (C) any Connection Income Taxes), then from time to time within 15 days after demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or liquidity or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender (for the avoidance of doubt, not taking into account any such reduction on account of any Taxes, which are governed solely by Sections 3.01 and 3.04(a)) as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and liquidity and such Lender’s desired return on capital), then from time to time within 15 days after demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within ten days after receipt of demand therefor.

(c) The Borrower shall not be required to compensate a Lender pursuant to Section 3.04(a) or (b) for any such increased cost or reduction incurred more than 180 days prior to the date that such Lender demands, or notifies the Borrower of its intention to demand, compensation therefor; provided, that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(d) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower and at the Borrower’s expense, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts would not, in the judgment of such Lender, be inconsistent with the internal policies of, or otherwise be disadvantageous in any material legal, economic or regulatory respect to such Lender or its Lending Office. The provisions of this clause (d) shall not affect or postpone any Obligations of the Borrower or rights of such Lender pursuant to Section 3.04(a), (b) or (c).

(e) For purposes of this Section 3.04, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have gone into effect after the Closing Date, regardless of the date enacted, adopted or issued.

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3.05 Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for calculating such compensation, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any mandatory assignment of such Lender’s Loans (other than Base Rate Loans) pursuant to Section 3.07 on a day other than the last day of the Interest Period for such Loans;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any such loss for which no reasonable means of calculation exist, as set forth in Section 3.03.

3.06 Matters Applicable to All Requests for Compensation.

(a) A certificate of any Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than 180 days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided, that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Term Benchmark Loans, or to convert Base Rate Loans into Term Benchmark Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided, that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue from one Interest Period to another any Term Benchmark Loan, or to convert Base Rate Loans into Term Benchmark Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Term Benchmark Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Term Benchmark Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Term Benchmark Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Term Benchmark Loans shall be applied instead to its Base Rate Loans; and

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(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Term Benchmark Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Term Benchmark Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Term Benchmark Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Term Benchmark Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Term Benchmark Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Term Benchmark Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

(e) A Lender shall not be entitled to any compensation pursuant to the foregoing sections to the extent such Lender is not imposing such charges or requesting such compensation from borrowers (similarly situated to the Borrower hereunder) under comparable syndicated credit facilities.

3.07 Replacement of Lenders Under Certain Circumstances.

(a) If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Term Benchmark Loans as a result of any condition described in Section 3.02 or 3.03, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a “Non-Consenting Lender” (as defined below in this Section 3.07), then the Borrower may, on three Business Days’ prior written notice to the Administrative Agent and such Lender (for the avoidance of doubt, such notice shall be deemed provided on the same day that an amendment or waiver is posted to the Lenders for consent), replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided, that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such

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Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender. In connection with the replacement of any Lender pursuant to Section 3.07(a) above, the Borrower shall pay to such Lender such amounts as may be required pursuant to Section 3.05.

(c) Notwithstanding anything to the contrary contained above, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d) In the event that (i) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”. For the avoidance of doubt, if any applicable Lender shall be deemed a Non-Consenting Lender and is required to assign all or any portion of its Initial Term Loans or its Initial Term Loans are prepaid by the Borrower pursuant to Section 3.07(a) on or prior to the date that is 42 months after the Closing Date in connection with any such waiver, amendment or modification, the Borrower shall pay such Non-Consenting Lender the Prepayment Premium as determined in accordance with Section 2.05(a)(iv) with respect to the Initial Term Loans so assigned or prepaid.

3.08 Survival. All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT

4.01 Conditions to the Initial Credit Extension on the Closing Date. The obligation of each Lender to make its initial Credit Extension hereunder on the Closing Date is subject to satisfaction or due waiver by the Administrative Agent of each of the following conditions precedent:

(a) The Administrative Agent shall have received all of the following, each of which shall be originals or facsimiles or “pdf” files (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Closing Date (or, in the case of certificates of governmental officials, as of a recent date before the Closing Date), each in form and substance satisfactory to the Administrative Agent, and each accompanied by their respective required schedules and other attachments (and set forth thereon shall be all required information with respect to Holdings and the Borrower):

(i) executed counterparts of (A) this Agreement from Holdings and the Borrower, (B) the Holdings Guaranty from Holdings, (C) the Subsidiary Guaranty from each of the Subsidiary Guarantors and (D) the Intercompany Subordination Agreement from the Borrower and each Guarantor;

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(ii) the Security Agreement, duly executed by the Loan Parties, together with (1) certificates, if any, representing the Pledged Equity Interests accompanied by undated stock powers executed in blank (or stock transfer forms, as applicable) and instruments evidencing the Pledged Debt indorsed in blank (or instrument of transfer, as applicable) shall have been delivered to the Collateral Agent, (2) copies of proper financing statements, filed or duly prepared for filing under the Uniform Commercial Code in all United States jurisdictions that the Collateral Agent may deem reasonably necessary in order to perfect and protect the Liens on assets of each such Loan Party created under the Security Agreement, covering the Collateral described in the Security Agreement;

(iii) one or more Intellectual Property Security Agreements, duly executed by each Loan Party that owns intellectual property that is required to be pledged in accordance with the Security Agreement;

(iv) a Note executed by the Borrower in favor of each Lender requesting a Note at least three Business Days in advance of the Closing Date;

(v) a Perfection Certificate, duly executed by each Loan Party;

(vi) joinders to each of the Pari Passu Intercreditor Agreement and the ABL Intercreditor Agreement, duly executed by each Loan Party;

(vii) all other documents and instruments (other than the Mortgages) required to create and perfect the Collateral Agent’s security interest in the Collateral shall have been executed by Holdings and the other Loan Parties and delivered and, if applicable, shall be in proper form for filing (including receipt of duly executed payoff letters and UCC-3 termination statements in connection with the Refinancing);

(viii) a Committed Loan Notice in each case relating to the initial Credit Extension;

(ix) a solvency certificate executed by the chief financial officer or similar officer, director or authorized signatory of the Borrower substantially in the form attached hereto as Exhibit F;

(x) such documents and certifications (including Organization Documents and, if applicable, good standing certificates) as the Administrative Agent may reasonably require to evidence (A) the identity, authority and capacity of each Responsible Officer of the Loan Parties acting as such in connection with this Agreement and the other Loan Documents and (B) that Holdings, the Borrower and each Subsidiary Guarantor is duly organized or formed, and that each of them is validly existing and, to the extent applicable, in good standing, except to the extent that failure to be so qualified could not reasonably be expected to have a Material Adverse Effect;

(xi) (A) an opinion of Latham & Watkins LLP, special New York counsel to Holdings, the Borrower and the Subsidiary Guarantors, addressed to each Secured Party and (B) opinions of local counsel for Holdings, the Borrower and the Subsidiary Guarantors listed on Schedule I hereto, in each case, in form and substance reasonably satisfactory to the Administrative Agent; and

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(xii) a certificate of a Responsible Officer of the Borrower certifying that the conditions set forth in Sections 4.01(b), 4.01(c), 4.01(d), and 4.01(e) have been satisfied.

(b) The Refinancing shall have been consummated substantially concurrently with the initial Credit Extension under this Agreement.

(c) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date.

(d) As of the Closing Date, no Default or Event of Default shall exist on such date, immediately before or immediately after giving effect to the initial Credit Extension and the application of the proceeds therefrom.

(e) The Administrative Agent shall have received (a) audited consolidated balance sheets and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows of Holdings as of the end of and for the fiscal years ended December 31, 2023, 2022 and 2021 and for any other fiscal year ended at least 90 days prior to the Closing Date (the “Audited Financial Statements”) and (b) unaudited consolidated balance sheets and the related consolidated statements of operations and comprehensive income (loss) and cash flows of Holdings as of the end of and for any fiscal quarter ended thereafter and at least 45 days prior to the Closing Date (other than the fourth quarter, in which case 90 days prior to the Closing Date) (the “Unaudited Financial Statements”).

(f) The Borrower shall have paid (or caused to be paid) all fees and expenses payable hereunder or under any Loan Documents or any Fee Letter, to the extent invoiced at least three Business Days prior to the Closing Date (or such later date as the Borrower may reasonably agree) (including the reasonable and documented fees, charges, disbursements and expenses (inclusive of any reasonable estimate of Transaction Expenses through the Closing Date) of (i) (x) Gibson, Dunn & Crutcher LLP and (y) PJT Partners and (ii) any such other advisors as are necessary and appropriate, subject to, in the case of this clause (ii), the consent of the Borrower), in each case, to the extent required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document on or prior to the Closing Date (which amounts may be offset against the proceeds of the Facilities).

(g) The Lenders shall have received at least three Business Days prior to the Closing Date all documentation and other information about Holdings, the Borrower and each Subsidiary Guarantor as has been reasonably requested in writing at least ten Business Days prior to the Closing Date by such Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, including, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification.

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4.02 Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than on the Closing Date or pursuant to a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term Benchmark Loans) is subject to the following conditions precedent:

(a) Subject in the case of any Borrowing in connection with a New Loan Commitment to the provisions in Section 2.16, the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent financial statements furnished pursuant to Sections 6.01(a) and (b), respectively, prior to such proposed Credit Extension.

(b) Subject in the case of any Borrowing in connection with a New Loan Commitment to the provisions in Section 2.16, no Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent shall have received (i) a Request for Credit Extension in accordance with the requirements hereof and (ii) a solvency certificate executed by the chief financial officer or similar officer, director or authorized signatory of the Borrower substantially in the form attached hereto as Exhibit F.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Term Benchmark Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied (unless duly waived) on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to each of the Agents and the Lenders that, as of the Closing Date (after giving effect to the Transactions):

5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (a) is a Person duly incorporated, established, organized or formed, validly existing and (to the extent applicable in the relevant jurisdiction) in good standing under the Laws of the jurisdiction of its incorporation, establishment or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents, in each case, to which it is a party, (c) is duly qualified and (to the extent applicable in the relevant jurisdictions) is in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a) (other than with respect to the Borrower), (b)(i) (other than with respect to the Borrower), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

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5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (c) violate any material Law, in each case, except with respect to any violation, breach or contravention or payment (but not creation of Liens), to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) as required or permitted by the terms thereof, except for (x) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties or any Subsidiary in favor of the Secured Parties consisting of UCC financing statements, filings in the United States Patent and Trademark Office and the United States Copyright Office and Mortgages, (y) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (z) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Subject to the Legal Reservations and Perfection Requirements, this Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, examinorship, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the entities to which they relate as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The Unaudited Financial Statements delivered to the Administrative Agent on or prior to the Closing Date, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarters and pro forma periods (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

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(c) Since the date of the most recent Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Borrower or any of its Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07 Use of Proceeds. The Borrower will only use the proceeds of the Initial Term Loans to finance the Transactions and pay Transaction Costs (including paying any fees, commissions and expenses associated therewith).

5.08 Ownership of Property; Liens.

(a) Each Loan Party and each of its Subsidiaries has good record and indefeasible title in fee simple (or local law equivalent) to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

(b) Set forth on Schedule 5.08(b) hereto is a complete and accurate list of all Material Real Property owned by any Loan Party, as of the Closing Date, showing as of the Closing Date the street address (to the extent available), county or other relevant jurisdiction, state and record owner thereof, and whether the real property is to be encumbered by a Mortgage.

5.09 Environmental Compliance.

Except as disclosed in Schedule 5.09:

(a) There are no Environmental Claims against Holdings, the Borrower or any of its Subsidiaries and none of Holdings, the Borrower or any Subsidiary knows of any basis for any Environmental Claim and their respective businesses, operations and properties are in compliance with applicable Environmental Laws; in each case, except as could not, or where such failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or, to the knowledge of the Borrower, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; (ii) there are no and, to the knowledge of the Borrower, never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or Released on any property currently owned or operated by any Loan Party or any of its Subsidiaries; (iii) there is no asbestos or asbestos-containing material on or at any property currently owned or operated by any Loan Party or any of its Subsidiaries requiring investigation, remediation, mitigation, removal, or assessment, or other response, remedial or corrective action, pursuant to Environmental Law; and (iv) there have been no Releases of Hazardous Materials on, at, under or from any property currently or, to the knowledge of the Loan Parties, formerly owned or operated by any Loan Party or any of its Subsidiaries.

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(c) The properties currently owned or operated by any Loan Party or any of its Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, (ii) require response or other corrective action under, or (iii) could be reasonably expected to give rise to liability under, Environmental Laws, which violations, response or other corrective actions and liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d) None of Holdings, the Borrower or any of its Subsidiaries is undertaking, and has not completed, either individually or together with other parties, any investigation, response or other corrective action relating to any actual or threatened Release of Hazardous Materials at any location, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation, response or other corrective action that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials generated, used, treated, handled, or stored at, or transported or arranged for transport to or from, any property or facility currently or, to the knowledge of the Borrower, formerly owned or operated by Holdings, the Borrower or any of its Subsidiaries have been disposed of in a manner that would not reasonably be expected to result in a Material Adverse Effect.

5.10 Taxes. Holdings, the Borrower and its Subsidiaries have filed all federal, state, local, foreign and other tax returns and reports required to be filed, and have paid all federal, state, local, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable (including in its capacity as a withholding agent), except those (a) which are being contested in good faith by appropriate proceedings diligently conducted that stay the enforcement of the tax in question and for which adequate reserves have been provided in accordance with GAAP or (b) with respect to which the failure to make such filing or payment could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment, deficiency or other claim against Holdings, the Borrower or any of its Subsidiaries except (i) those being actively contested by Holdings, the Borrower or such Subsidiary, as applicable, in good faith and by appropriate proceedings diligently conducted that stay the enforcement of the tax in question and for which adequate reserves have been provided in accordance with GAAP or (ii) those that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

5.11 ERISA Compliance.

(a) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and (ii) each Plan that is intended to be qualified under Section 401(a) of the Code may rely upon an opinion letter for a prototype plan or has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS with respect thereto, and to the knowledge of any Loan Party, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b) There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

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(c) (i) No ERISA Event has occurred and no Loan Party is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) no Pension Plan has any Unfunded Pension Liability as of the Pension Plan’s most recent valuation date; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or of ERISA; and (v) neither the Borrower, any Subsidiary nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA and (vi) no Pension Plan has been terminated by the plan administrator thereof, nor by PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, except with respect to each of the foregoing clauses of this Section 5.11(c), as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(d) With respect to each scheme or arrangement related to retirement or pension obligations mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each retirement or pension plan maintained or contributed to by any Loan Party that is not subject to United States law (a “Foreign Plan”):

(i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices, except for any failure that could not reasonably be expected to have a Material Adverse Effect;

(ii) the Fair Market Value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles except for any underfunding that could not reasonably be expected to have a Material Adverse Effect; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as could not reasonably be expected to have a Material Adverse Effect.

5.12 Subsidiaries; Capital Stock. As of the Closing Date, each Loan Party has no Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Capital Stock in such Subsidiaries that are owned by a Loan Party have been validly issued, are fully paid and non assessable (to the extent such concepts are applicable in the relevant jurisdiction) and are owned free and clear of all Liens except Permitted Liens.

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5.13 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged, and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of the initial Borrowing of Term Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” as defined in the Investment Company Act of 1940.

5.14 Disclosure. As of the Closing Date, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the Transactions and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery; it being understood that such projections may vary from actual results and that such variances may be material. As of the Closing Date, in relation to the Initial Term Loans incurred by the Borrower on such date, the information included in the Beneficial Ownership Certification, if applicable, is, to the knowledge of the Borrower, true and correct in all respects.

5.15 Compliance with Laws. Each of the Loan Parties and its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16 Intellectual Property; Licenses, Etc. Each Loan Party owns, licenses or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses, as currently conducted, and such IP Rights do not conflict with the rights of any other Person, except to the extent such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 5.16 is a complete and accurate list of all material registered or applications to register IP Rights owned or exclusively licensed by each Loan Party as of the Closing Date. The conduct of the business of any Loan Party as currently conducted or as contemplated to be conducted does not infringe upon or violate any rights held by any other Person except for such infringements, and violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened in writing which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.17 Solvency. On the Closing Date, after giving effect to the Transactions, the Borrower and its Subsidiaries on a consolidated basis, are Solvent.

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5.18 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

5.19 Labor Matters. There are no collective bargaining agreements or Multiemployer Plans, other than those listed on Schedule 5.19, covering the employees of Holdings, the Borrower or any of its Subsidiaries as of the Closing Date and, except as could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary has suffered any strikes, walkouts or work stoppages.

5.20 Perfection, Etc.

(a) The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interest in, the Security Agreement Collateral and, (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 5.20, (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), and (iii) subject to the Perfection Requirements, the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Security Agreement Collateral to the extent perfection is required in accordance with the terms of the Security Agreement (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction by the filing of a financing statement or possession or control by the secured party), in each case subject to (i) no Liens other than Liens permitted under Section 7.01 and (ii) the terms of the Intercreditor Agreements.

(b) The Liens created by each Intellectual Property Security Agreement constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in such of the intellectual property as consists of Patents and Trademarks (each as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in the Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case to the extent perfection is required in accordance with the terms of the Security Agreement and in each case subject to no Liens other than Liens permitted under Section 7.01.

(c) Each Mortgage, when executed and delivered, will create legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof in favor of the Collateral Agent for the benefit of the Secured Parties, subject only to Liens permitted by such Mortgage, and such Mortgage will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Property contemplated thereby and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted under Section 7.01.

(d) Subject to the Legal Reservations and Perfection Requirements, each Collateral Document (other than Mortgages) delivered pursuant to Section 6.12 creates in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral described thereunder, and such Collateral Document constitutes fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral (to the extent intended to be created thereby and required to be perfected under the Loan Documents), in each case subject to no Liens other than the Liens permitted under Section 7.01.

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5.21 PATRIOT Act. To the extent applicable, each of Holdings and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.

5.22 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person, or engaged in any transactions or dealings with a Sanctioned Person or in a Sanctioned Country. No Borrowing, use of proceeds or other transaction contemplated by this Agreement (including the Transactions) will (i) directly or indirectly fund, finance, or facilitate any activities, business or transaction of or with a Sanctioned Person, or in any Sanctioned Country, or (ii) be used in any other manner that would result in a violation of Anti-Corruption Laws or Sanctions.

5.23 OWN/DAS Purchase Agreement. As of the Closing Date, the OWN/DAS Purchase Agreement is in full force and effect and represents a valid and binding obligation of Holdings and, to the knowledge of Holdings, each other party thereto, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, examinership, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity. As of the Closing Date, to the knowledge of Holdings (x) no breach or default on the part of Holdings or any other party to the OWN/DAS Purchase Agreement has occurred and (y) neither Holdings nor any Subsidiary has received any written claim or written notice of any breach of or default under the OWN/DAS Purchase Agreement, in each case, that could be reasonably expected to prevent the OWN/DAS Disposal (or any Alternative OWN/DAS Disposal) from occurring on or prior to the OWN/DAS Disposal Outside Date. Holdings and its Subsidiaries are not aware of any facts, circumstances, events, developments or occurrences that could be reasonably expected to result in a breach on the part of Holdings or any of its Subsidiaries of the OWN/DAS Purchase Agreement that could reasonably be expected to prevent the consummation of the transaction contemplated by the OWN/DAS Purchase Agreement by the OWN/DAS Disposal Outside Date.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder which is accrued and payable shall remain unpaid or unsatisfied, (A) the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Subsidiary to and (B) with respect to Section 6.14, Holdings shall:

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6.01 Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:

(a) within ninety (90) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit (other than any such exception, qualification or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under the Facilities or other Indebtedness that is scheduled to occur within one year from the time such report and opinion are delivered or (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period), together with a customary management discussion and analysis; and

(b) within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, together with a customary management discussion and analysis.

Notwithstanding the foregoing, (i) in the event that the Borrower delivers to the Administrative Agent an Annual Report for the Borrower on Form 10-K for such fiscal year, as filed with the SEC, within 90 days after the end of such fiscal year, such Form 10-K shall satisfy all requirements of paragraph (a) of this Section to the extent that it contains the information required by such paragraph (a) and does not contain any “going concern” or like qualification, exception or explanatory paragraph or qualification or any exception or explanatory paragraph as to the scope of such audit (other than any such exception, qualification or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, (1) an upcoming maturity date under the Facilities or other Indebtedness that is scheduled to occur within one year from the time such report and opinion are delivered or (2) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period) and (ii) in the event that the Borrower delivers to the Administrative Agent a Quarterly Report for the Borrower on Form 10-Q for such fiscal quarter, as filed with the SEC, within 45 days after the end of such fiscal quarter, such Form 10-Q shall satisfy all requirements of paragraph (b) of this Section to the extent that it contains the information required by such paragraph (b); in each case to the extent that information contained in such 10-K or 10-Q satisfies the requirements of paragraphs (a) or (b) of this Section, as the case may be.

The information required by Section 6.01(a) or (b) may be included in materials furnished pursuant to Section 6.02, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

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The Borrower will be permitted to satisfy its obligations with respect to financial information relating to the Borrower described in clauses (a) and (b) above by furnishing financial information relating to Holdings; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings and any of its Subsidiaries other than the Borrower and its Subsidiaries, on the one hand, and the information relating to the Borrower, the Subsidiary Guarantors and the other Subsidiaries of the Borrower on a standalone basis, on the other hand.

6.02 Certificates; Other Information. Deliver to the Administrative Agent:

(a) [reserved];

(b) No later than five days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, which may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes;

(c) promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which Holdings or the Borrower may file or be required to file, copies of any report, filing or communication with the SEC under Section 13 or 15(d) of the Exchange Act, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any requests or notices received by any Loan Party (other than in the ordinary course of business), statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries (other than any immaterial correspondence in the ordinary course of business or any regularly required quarterly or annual certificates) pursuant to the terms of any Senior Notes Indenture or any public debt securities and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e) promptly, after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(f) [reserved];

(g) promptly upon any Loan Party obtaining knowledge of (i) the institution of any Adverse Proceeding not previously disclosed in writing by the Borrower to the Administrative Agent, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) could reasonably be expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of the Transactions, written notice thereof together with such other information as may be reasonably available to the Borrower to enable the Administrative Agent and its counsel to evaluate such matters;

(h) together with the delivery of each Compliance Certificate pursuant to Section 6.02(b), a report supplementing Schedule 5.12, 5.16 and 5.08(b) hereto;

(i) [reserved]; and

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(j) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request, including without limitation, any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03 Notices. Promptly, after a Responsible Officer of the Borrower or any Guarantor has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

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(c) of the occurrence of any ERISA Event, where there is any reasonable likelihood of the imposition of liability on any Loan Party as a result thereof that would be reasonably expected to have a Material Adverse Effect; and

(d) of any event or circumstance that has resulted in or could reasonably be expected to result in a material and adverse (to Holdings and its Subsidiaries, taken as a whole) change to the terms of the OWN/DAS Disposal, as described in the information furnished by or on behalf of the Loan Parties to the Administrative Agent and the Lenders as of the Closing Date.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

6.04 Payment of Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises (including in their capacity as a withholding agent) before any penalty or fine accrues thereon; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, if any, as shall be required in conformity with GAAP (or the appropriate accounting method for such Loan Party) shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05, (b) take all reasonable action to maintain all material rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, and (c) preserve or renew all of its material intellectual property, except, in the case of clause (b) or (c), as would not have a Material Adverse Effect.

6.06 Maintenance of Properties. Maintain, preserve, renew and protect all of its properties, IP Rights and equipment necessary in the operation of its business in good working order, condition and repair, ordinary wear and tear excepted and casualty or condemnation excepted.

6.07 Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Each such policy of insurance (other than worker’s compensation, directors and officers liability or other insurance where such endorsements or additions are not customarily available) shall (i) name the Collateral Agent, on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the Secured Parties, as the lender’s loss payee/mortgagee thereunder and provides for at least thirty days’ prior written notice to the Collateral Agent of any modification or cancellation of such policy, in each case, to the extent acceptable to the insurer.

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(b) If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as in effect on the Closing Date or thereafter or any successor act thereto), then the Borrower shall, or shall cause each Loan Party to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent.

6.08 Compliance with Laws. Comply in all material respects with all material Laws applicable to it or to its business or property, except in such instances in which such Law is being contested in good faith by appropriate proceedings diligently conducted or except as would not have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct (in all material respects) entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives of the Administrative Agent and, during the continuance of an Event of Default, of each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided that the Borrower shall be given reasonable opportunity to participate in any discussions with independent public accountants), all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that (i) visits by Lenders pursuant to this Section 6.10 shall be coordinated through the Administrative Agent, (ii) if no Default exists, the Administrative Agent and each Lender may visit no more than one time during any calendar year, and (iii) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11 Use of Proceeds. Use the proceeds of the initial Borrowing on the Closing Date to finance a portion of the Transactions, including any fees, commissions and expenses associated therewith. Use the proceeds of any Loans after the Closing Date for working capital and general corporate purposes of the Borrower and its Subsidiaries, including acquisitions and investments and payment of fees and expenses in connection therewith. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

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6.12 Covenant to Guarantee Obligations and Give Security.

(a) Upon the formation or acquisition of any new Subsidiaries by any Loan Party (provided that any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Subsidiary shall be deemed to constitute the acquisition of a Subsidiary for all purposes of this Section 6.12), including by means of a Division, or upon the acquisition of any personal property (other than Excluded Assets) or any Material Real Property by any Loan Party, which real or personal property, in the reasonable judgment of the Collateral Agent, is not already subject to a perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties, and then the Borrower shall, in each case at the Borrower’s expense (subject to the Agreed Security Principles and any applicable provisions set forth in the Collateral Documents with respect to limitations on grant of security interests in certain types of assets or Collateral and limitations or exclusions from the requirement to perfect Liens on such assets or Collateral):

(i) in connection with the formation, including by means of a Division, or acquisition of a Subsidiary, within forty-five (45) days after such formation or acquisition or such longer period as the Administrative Agent or the Collateral Agent, as applicable, may agree in its sole discretion, (A) cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents, and (B) (if not already so delivered and subject to the Agreed Security Principles) deliver certificates representing the Pledged Equity Interests of each such Subsidiary accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the Pledged Debt of such Subsidiary indorsed in blank to the Collateral Agent, together with, if requested by the Collateral Agent, supplements to the Security Agreement or other pledge or security agreements with respect to the pledge of any Equity Interests or Indebtedness (or amendments, supplements or joinders thereto); provided, that, notwithstanding anything to the contrary in this Agreement, (1) except as otherwise set forth in the Agreed Security Principles with respect to Foreign Loan Parties, no assets owned directly or indirectly by any CFC (including any stock owned directly or indirectly by such CFC in a Domestic Subsidiary) or a CFC Holdco shall be required to be pledged as Collateral and (2) except as otherwise set forth in the Agreed Security Principles with respect to Foreign Loan Parties, pledge and security agreements governed by any non-U.S. jurisdiction shall not be required.

(ii) within forty-five (45) days after such formation, including by means of a Division, or acquisition (or such longer period, as the Collateral Agent may agree in its sole discretion), furnish to the Collateral Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries (other than Excluded Subsidiaries) in detail reasonably satisfactory to the Collateral Agent; provided that any such information provided pursuant to this clause (ii) shall consist solely of information of the type that would be set forth on Schedules 1 through 12 of the Perfection Certificate and Schedule 5.08(b) hereto,

(iii) within ninety (90) days after such formation, including by means of a Division, or acquisition, or such longer period, as the Collateral Agent may agree in its sole discretion, duly execute and deliver, and cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver, to the Collateral Agent, Mortgages (with respect to Material Real Properties only), Security Agreement Supplements, Intellectual Property Security Agreement Supplements and other security agreements, as specified by and in form and substance reasonably satisfactory to the Collateral Agent (consistent with the Security Agreement, Intellectual Property Security Agreement and Mortgages and subject to the Agreed Security Principles), securing payment of all the Obligations of the applicable Loan Party or such Subsidiary, as the case may be, under the Loan Documents and constituting Liens on all such properties,

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(iv) within ninety (90) days after such formation, including by means of a Division, or acquisition, or such longer period, as the Collateral Agent may agree in its sole discretion, take, and cause such Subsidiary that is not an Excluded Subsidiary to take, whatever action (including, without limitation, the recording of Mortgages (with respect to Material Real Properties only), the delivery of life of loan flood hazard determinations (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and evidence of flood insurance in accordance with Section 6.07(b), if applicable), the filing of Uniform Commercial Code financing statements, the giving of notices and delivery of stock and membership interest certificates) may be necessary or advisable in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Mortgages, Security Agreement Supplements, IP Security Agreement Supplements and security agreements delivered pursuant to this Section 6.12, in each case, to the extent required under the Loan Documents and subject to the Perfection Exceptions and, in the case of a Foreign Subsidiary, to the extent required by the Agreed Security Principles, enforceable against all third parties in accordance with their terms,

(v) within forty-five (45) (or with respect to any local counsel opinion in respect of Mortgaged Property, within ninety (90) days) after the request of the Administrative Agent or the Collateral Agent, or such longer period as such Agent may agree in its sole discretion, deliver to such Agent, a signed copy of one or more opinions of counsel, addressed to such Agent and the other Secured Parties, reasonably acceptable to such Agent,

(vi) as promptly as practicable after the request of the Administrative Agent, deliver to the Collateral Agent with respect to each Material Real Property owned in fee by a Subsidiary that is the subject of such request, title reports in scope, form and substance reasonably satisfactory to the Administrative Agent, and fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in the applicable jurisdiction in form and substance, with endorsements and in amounts, reasonably acceptable to the Collateral Agent (not to exceed the Fair Market Value of the Material Real Properties covered thereby),

(vii) as promptly as practicable after the request of the Administrative Agent, deliver to the Collateral Agent with respect to each Material Real Property owned in fee by a Subsidiary that is the subject of such request, an ALTA survey sufficient for the title company issuing the title insurance policies on such properties to remove all standard survey exceptions from said title insurance policies and issue the customary survey-related endorsements thereto, and

(viii) at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Collateral Agent in its reasonable judgment may deem necessary in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, Mortgages, Security Agreement Supplements, IP Security Agreement Supplements and other applicable security agreements.

(b) Notwithstanding the foregoing, (i) the Collateral Agent shall not take a security interest in those assets as to which the Collateral Agent shall determine, in its reasonable discretion, that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefit to the Lenders of the security afforded thereby, (ii) except as otherwise set forth in the Agreed Security Principles with respect to Foreign Loan Parties, neither the Borrower nor any of its Subsidiaries shall be required to take any actions outside of the United States in order to perfect the security

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interests granted to the Collateral Agent for the ratable benefit of the Secured Parties under the law of any jurisdiction outside the United States, (iii) all of the requirements of this Section 6.12 with respect to Foreign Loan Parties shall be subject to the Agreed Security Principles and (iv) any security interest or Lien, and any obligation of any Loan Party, shall be subject to the relevant requirements of the Intercreditor Agreements.

(c) Without limiting clauses (a) and (b) above, subject to and on terms consistent with the Loan Documents and the Agreed Security Principles, the Borrower shall cause the Guarantor Coverage Test to be satisfied:

(i) on the date which is 120 days after the Closing Date (or such later date as agreed by the Administrative Agent), by reference to the Audited Financial Statements for the fiscal year ended December 31, 2023, delivered to the Administrative Agent in accordance with Section 4.01(d); and

(ii) thereafter, on the date on which the annual audited financial statements are required delivered to the Administrative Agent in accordance with Section 6.01(a) in respect of each fiscal year ending after the date the Guarantor Coverage Test is required to be satisfied in accordance with paragraph (i) above, by reference to such annual audited financial statements.

For the avoidance of doubt, notwithstanding whether the Guarantor Coverage Test has been satisfied, each Foreign Subsidiary organized, formed, established or domiciled in a Specified Jurisdiction that is not otherwise an Excluded Subsidiary shall, subject to the Agreed Security Principals, be required to become Subsidiary Guarantors pursuant to the terms of the Loan Documents.

(d) In the event that the Guarantor Coverage Test is not satisfied on any test date referred to in clause (c) above, the Borrower shall cause, within 120 days after such test date (or such later date as agreed by Administrative Agent), such other Subsidiaries (as the Borrower may elect in its sole discretion) that are organized in Specified Jurisdictions (or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), such other jurisdictions) to, subject to and on terms consistent with the Loan Documents and the Agreed Security Principles, become Guarantors to ensure that the Guarantor Coverage Test is satisfied (calculated as if such Subsidiaries had been Guarantors at such test date). For the avoidance of doubt, if the Borrower has satisfied its obligations to accede such Subsidiaries within such 120 days of such test date (or such later date as agreed by the Administrative Agent), no Default or Event of Default or other breach of this Agreement or the other Loan Documents shall arise in respect thereof.

6.13 Compliance with Environmental Laws. Each Loan Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) except as could not reasonably be expected to have a Material Adverse Effect, comply, and take commercially reasonable steps to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws, (ii) cure any violation of applicable Environmental Laws by such Loan Party or its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) make an appropriate response to any Environmental Claim against such Loan Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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6.14 Further Assurances. Promptly upon request by the Collateral Agent, or any Lender through the Collateral Agent, and subject to the limitations described in Section 6.12 and the Agreed Security Principles, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Collateral Agent, or any Lender through the Collateral Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents. Upon the exercise by the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that such or such Lender may require. Promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under applicable anti-money-laundering laws, the PATRIOT Act and the Beneficial Ownership Regulation. If the Collateral Agent or the Required Lenders determine that they are required by applicable Law to have appraisals prepared in respect of the real property of any Loan Party constituting Collateral, the Borrower shall provide to the Collateral Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Collateral Agent. Notwithstanding the foregoing, the requirements of this Section 6.14 with respect to Foreign Loan Parties shall be subject to the Agreed Security Principles.

6.15 Information Regarding Collateral and Loan Documents. Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or corporate form, (iv) in organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), unless (A) it shall give the Agents prompt notice and in any event within 30 days of the occurrence thereof (or such longer time as the Administrative Agent and the Collateral Agent shall agree) (in the form of a certificate by a Responsible Officer), and (B) it shall take all action reasonably requested by the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Agents with certified Organization Documents reflecting any of the changes described in the preceding sentence.

6.16 Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to obtain (but not obtain a specific rating), within 60 days following the Closing Date (or such longer period of time that the Administrative Agent may agree in its sole discretion), and thereafter the Borrower shall use commercially reasonable efforts to maintain (but not maintain a specific rating), (i) a public corporate family rating of the Borrower and a rating of the Initial Term Loans, in each case from Moody’s, and (ii) a public corporate credit rating of the Borrower and a rating of the Initial Term Loans, in each case from S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Borrower of customary rating agency fees and cooperation with information and data requests by Moody’s and S&P in connection with their ratings process).

6.17 Post-Closing Undertakings. Within the time periods specified on Schedule 6.17 hereto (as each may be extended by the Administrative Agent in its sole discretion), complete such undertakings as are set forth on Schedule 6.17 hereto.

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6.18 Lender Conference Calls. At the reasonable request of the Administrative Agent, after the date of delivery of the financial information required pursuant to Section 6.01(a), the Borrower will hold and participate in an annual conference call or teleconference at a time selected by the Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous fiscal year of the Borrower and its Subsidiaries.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder which is accrued and payable shall remain unpaid or unsatisfied:

7.01 Liens.

(a) The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether owned on the Closing Date or thereafter acquired (except Permitted Liens) (each, a “Subject Lien”) unless:

(1) in the case of Subject Liens on any Collateral, such Subject Lien is a Permitted Lien; and

(2) in the case of any other asset or property, any Subject Lien if (i) the Obligations are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any Junior Financing) the obligations secured by such Subject Lien or (ii) such Subject Lien is a Permitted Lien.

(b) Any Lien created for the benefit of the Secured Parties pursuant to the preceding paragraph (2) shall provide by its terms that such Lien shall be automatically and unconditionally be released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Obligations.

7.02 [Reserved].

7.03 Indebtedness.

(a) The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock and the Borrower will not permit any of its Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Borrower and any Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Guarantor may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Borrower and its Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period (such Indebtedness Incurred and Disqualified Stock and Preferred Stock issued, “Ratio Debt”) and any Permitted Refinancings thereof (and successive Permitted Refinancings thereof); provided that:

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(1) any such Ratio Debt has a final maturity date equal to or later than the final maturity date of the then Latest Maturity Date of any Term Loan tranche, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of any then-existing Term Loan tranche;

(2) if secured by Liens on the Collateral, such Ratio Debt is (x) not secured by Liens on any property or assets that do not also secure the Obligations and (y) subject to either (i) the Pari Passu Intercreditor Agreement if such Ratio Debt ranks pari passu with the Liens securing the Obligations or (ii) a Junior Intercreditor Agreement if such Ratio Debt ranks “junior” to the Liens securing the Obligations;

(3) any such Ratio Debt is not guaranteed (or primarily obligated) by any Person that does not also guarantee the Obligations;

(4) if such Ratio Debt (i) ranks pari passu with the Liens securing the Obligations, then such Ratio Debt, for purposes of prepayments, is treated substantially the same as (and in any event no more favorably than) the Term Loan Facility and shares ratably (or on a lesser basis) with respect to any mandatory prepayments of the Term Loan Facility or (ii) ranks “junior” to the Liens securing the Obligations or is unsecured, then such Ratio Debt, for the purposes of prepayments, is not more favorable than the Term Loan Facility and does not share with respect to any mandatory prepayments of the Term Loan Facility (except to the extent of any declined proceeds from an Asset Sale);

(5) if such Ratio Debt is Pari Passu Indebtedness secured by Liens on the Collateral that is incurred on or prior to the date that is twelve (12) months after the Closing Date, such Ratio Debt shall be subject to the MFN Provision; and

(6) at the time of incurrence, no Event of Default under Sections 8.01(a), (f) or (g) has occurred and is continuing.

(b) In addition, the following shall be permitted (collectively, the “Permitted Debt”):

(1) the Incurrence by the Borrower or its Subsidiaries of (i) Indebtedness arising under the Loan Documents and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof), (ii) subject to the limitations in Section 7.03(f), the ABL Credit Agreement and Guarantees thereof and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof) and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount at any one time outstanding not to exceed $1,000,000,000, minus the aggregate amount of Receivables Repurchase Obligations pursuant to any Qualified Receivables Factoring outstanding at such time, and (iii) the Senior Secured Notes and Guarantees thereof and any Permitted Refinancings thereof (and successive Permitted Refinancings thereof);

(2) the Senior Notes (other than the Senior Secured Notes) and the Guarantees thereof, as applicable (and any exchange notes and Permitted Refinancings thereof and Guarantees thereof (and successive Permitted Refinancings thereof));

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(3) Indebtedness and Disqualified Stock of the Borrower and its Subsidiaries and Preferred Stock of its Subsidiaries (other than Indebtedness described in clause (1) or (2) above) that is existing on the Closing Date and listed on Schedule 7.03 and, for the avoidance of doubt, including all Capitalized Lease Obligations existing on the Closing Date listed on Schedule 7.03, and any Permitted Refinancings thereof;

(4) Indebtedness (including, without limitation, Capitalized Lease Obligations and mortgage financings as purchase money obligations) Incurred by the Borrower or any of its Subsidiaries, Disqualified Stock issued by the Borrower or any of its Subsidiaries and Preferred Stock issued by any Subsidiaries to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) and Indebtedness, Disqualified Stock or Preferred Stock arising from the conversion of the obligations of the Borrower or any Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Borrower or such Subsidiary, in an aggregate principal amount or Maximum Fixed Repurchase Price, as applicable, including all Indebtedness Incurred and Disqualified Stock or Preferred Stock issued to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred and Disqualified Stock or Preferred Stock issued pursuant to this clause (4), not to exceed the greater of (x) $200,000,000 and (y) 20.0% of Four Quarter Consolidated EBITDA at the time of Incurrence, at any one time outstanding (and, to the extent Incurred pursuant to subclause (y), any Permitted Refinancings hereof, provided that the amounts Incurred for any such Permitted Refinancing shall reduce the amount available under subclause (y) so long as such relevant Indebtedness remains outstanding) plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (4) or any portion thereof, any Refinancing Expenses; provided that Capitalized Lease Obligations Incurred by the Borrower or any Subsidiary pursuant to this clause (4) in connection with a Sale/Leaseback Transaction shall not be subject to the foregoing limitation so long as the proceeds of such Sale/Leaseback Transaction are used by the Borrower or such Subsidiary to permanently repay outstanding Term Loans under this Agreement or other Indebtedness that is secured by pari passu Liens on the Collateral;

(5) Indebtedness Incurred by the Borrower or any of its Subsidiaries and Preferred Stock issued by its Subsidiaries constituting reimbursement obligations with respect to letters of credit or bank guarantees or similar instruments issued in the ordinary course of business, including, without limitation, (i) letters of credit or performance or surety bonds in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance and (ii) guarantees of Indebtedness Incurred by customers in connection with the purchase or other acquisition of equipment or supplies in the ordinary course of business;

(6) the Incurrence of Indebtedness, Disqualified Stock or Preferred Stock arising from agreements of the Borrower or its Subsidiaries providing for indemnification, earn-outs, adjustment of purchase or acquisition price or similar obligations, in each case, Incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of the Borrower in accordance with this Agreement, other than guarantees of Indebtedness Incurred or Disqualified Stock or Preferred Stock issued by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

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(7) Indebtedness or Disqualified Stock of the Borrower owing to a Subsidiary; provided that (x) such Indebtedness or Disqualified Stock owing to a Non-Guarantor Subsidiary shall be subordinated in right of payment to the Borrower’s Obligations with respect to this Agreement pursuant to the Intercompany Subordination Agreement and (y) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Subsidiary ceasing to be a Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock (except to the Borrower or another Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness or an issuance of such Disqualified Stock not permitted by this clause (7);

(8) shares of Preferred Stock of a Subsidiary issued to the Borrower or another Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Subsidiary that holds such shares of Preferred Stock of another Subsidiary ceasing to be a Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (8);

(9) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary owing to the Borrower or another Subsidiary; provided that (x) if a Loan Party Incurs such Indebtedness, Disqualified Stock or Preferred Stock owing to a Non-Guarantor Subsidiary, such Indebtedness, Disqualified Stock or Preferred Stock is subordinated in right of payment to the Borrower’s Obligations or Guarantee of such Loan Party, as applicable, pursuant to the Intercompany Subordination Agreement and (y) any subsequent issuance or transfer of any Capital Stock or any other event that results in any Subsidiary lending such Indebtedness, Disqualified Stock or Preferred Stock ceasing to be a Subsidiary or any other subsequent transfer of any such Indebtedness, Disqualified Stock or Preferred Stock (except to the Borrower or another Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness, Disqualified Stock or Preferred Stock not permitted by this clause (9);

(10) Swap Contracts Incurred, other than for speculative purposes;

(11) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees or similar instruments) in respect of customs, self-insurance, performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Borrower or any Subsidiary;

(12) Indebtedness or Disqualified Stock of the Borrower or any Subsidiary and Preferred Stock of any Subsidiary in an aggregate principal amount or Maximum Fixed Repurchase Price, as applicable, that, when aggregated with the principal amount or Maximum Fixed Repurchase Price of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (12), does not exceed $100,000,000, at any one time outstanding plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (12) or any portion thereof, any Refinancing Expenses; provided that, any Liens securing Indebtedness, Disqualified Stock and/or Preferred Stock under this clause (12) shall only be Incurred in reliance upon clause (25) of the definition of “Permitted Liens”;

(13) any guarantee by the Borrower or a Subsidiary of Indebtedness, Disqualified Stock, Preferred Stock (other than Preferred Stock incurred pursuant to Section 7.03(b)(8)) or other obligations of the Borrower or any of its Subsidiaries so long as the Incurrence of such Indebtedness, Disqualified Stock, Preferred Stock or other obligations by the Borrower or such Subsidiary is permitted under the terms of this Agreement;

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(14) [reserved];

(15) Indebtedness, Disqualified Stock or Preferred Stock (and any Permitted Refinancings thereof) (i) of the Borrower or any Guarantor Incurred, issued or assumed in anticipation of, or in connection with, an acquisition of any assets (including Capital Stock), business or Person or any similar Investment and (ii) of any Person that is acquired by the Borrower or any of its Subsidiaries or merged into or consolidated or amalgamated with the Borrower or a Subsidiary in accordance with the terms of this Agreement and any Permitted Refinancings thereof (and successive Permitted Refinancings thereof); provided, however, that after giving Pro Forma Effect to such acquisition, merger, consolidation or amalgamation and the Incurrence of such Indebtedness, Disqualified Stock or Preferred Stock, either:

(x) the Borrower would be permitted to Incur at least $1.00 of additional Indebtedness as Ratio Debt; or

(y) the Fixed Charge Coverage Ratio of the Borrower is greater than such ratio immediately prior to giving Pro Forma Effect to such acquisition, merger, consolidation, amalgamation or similar Investment;

provided, further that:

(A) any such Indebtedness has a final maturity date equal to or later than the final maturity date of the then Latest Maturity Date of any Term Loan tranche, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of any then-existing Term Loan tranche;

(B) if secured by Liens on the Collateral, such Indebtedness is (x) not secured by Liens on any property or assets that do not also secure the Obligations and (y) subject to either (i) the Pari Passu Intercreditor Agreement if such Indebtedness ranks pari passu with the Liens securing the Obligations or (ii) a Junior Intercreditor Agreement if such Indebtedness ranks “junior” to the Liens securing the Obligations;

(C) any such Indebtedness is not guaranteed (or primarily obligated) by any Person that does not also guarantee the Obligations;

(D) if such Indebtedness (i) ranks pari passu with the Liens securing the Obligations, then such Indebtedness, for purposes of prepayments, is treated substantially the same as (and in any event no more favorably than) the Term Loan Facility and shares ratably (or on a lesser basis) with respect to any mandatory prepayments of the Term Loan Facility or (ii) ranks “junior” to the Liens securing the Obligations or is unsecured, then such Indebtedness, for the purposes of prepayments, is not more favorable than the Term Loan Facility and does not share with respect to any mandatory prepayments of the Term Loan Facility (except to the extent of any declined proceeds from an Asset Sale);

(E) if such Indebtedness is Pari Passu Indebtedness secured by Liens on the Collateral that is incurred on or prior to the date that is twelve (12) months after the Closing Date, such Indebtedness shall be subject to the MFN Provision; and

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(F) at the time of incurrence, no Event of Default under Sections 8.01(a), (f) or (g) has occurred and is continuing.

(16) Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or any Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(17) Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or any Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any credit facility permitted hereunder, so long as such letter of credit has not been terminated and is in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(18) [reserved];

(19) Indebtedness of the Borrower or any Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(20) [reserved];

(21) Indebtedness, Disqualified Stock or Preferred Stock of a joint venture to the Borrower or a Subsidiary and to the other holders of Equity Interests or participants of such joint venture, so long as the percentage of the aggregate amount of such Indebtedness, Disqualified Stock or Preferred Stock of such joint venture owed to such holders of its Equity Interests or participants of such joint venture does not exceed the percentage of the aggregate outstanding amount of the Equity Interests of such joint venture held by such holders or such participant’s participation in such joint venture;

(22) Indebtedness Incurred in a Qualified Receivables Factoring that is not recourse to the Borrower or any Subsidiary (except for Standard Securitization Undertakings);

(23) Indebtedness, Disqualified Stock or Preferred Stock owed on a short-term basis to banks and other financial institutions in the ordinary course of business of the Borrower and the Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements, including cash management, cash pooling arrangements and related activities to manage cash balances of the Borrower and its Subsidiaries and joint ventures including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements and Indebtedness in respect of netting services, overdraft protection, credit card programs, automatic clearinghouse arrangements and similar arrangements;

(24) Indebtedness, Disqualified Stock or Preferred Stock issued by the Borrower or any Subsidiary to future, current or former officers, directors, managers, employees, consultants and independent contractors thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent of the Borrower to the extent permitted under Section 7.06;

(25) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

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(26) Indebtedness incurred by a Subsidiary or Preferred Stock issued by any Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business;

(27) Indebtedness Incurred or Disqualified Stock issued by the Borrower or any Subsidiary or Preferred Stock issued by any of its Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the trustee to satisfy and discharge the Senior Notes in accordance with any Senior Notes Indenture;

(28) (i) guarantees Incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners and (ii) Indebtedness Incurred by the Borrower or a Subsidiary as a result of leases entered into by the Borrower or such Subsidiary or any direct or indirect parent of the Borrower in the ordinary course of business;

(29) [reserved];

(30) [reserved];

(31) Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Subsidiary assumed in connection with an acquisition of any assets (including Capital Stock), business or Person (but, in each case, not created in contemplation thereof) in an aggregate principal amount or Maximum Fixed Repurchase Price, as applicable, that does not exceed the greater of (x) $200,000,000 and (y) 20.0% of Four Quarter Consolidated EBITDA, at any one time outstanding (and, to the extent Incurred pursuant to subclause (y), any Permitted Refinancings hereof, provided that the amounts Incurred for any such Permitted Refinancing shall reduce the amount available under subclause (y) so long as such relevant Indebtedness remains outstanding), plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (31) or any portion thereof, any Refinancing Expenses; provided that any Indebtedness Incurred under this clause (31) shall be non-recourse to, and shall not obligate, the Borrower or any Subsidiary or their respective properties or assets (other than the assets and/or Capital Stock being acquired and any replacements, additions and accessions thereto and any income or profits thereof);

(32) Indebtedness, Disqualified Stock or Preferred Stock consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with any Permitted Investment;

(33) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law;

(34) Indebtedness incurred or deemed incurred in the ordinary course of business in connection with supply-chain financing programs or similar arrangements; and

(35) Indebtedness Incurred by non-Loan Party Foreign Subsidiaries for working capital lines, overdraft, local lines of credit, letters of credit or bank guarantee facilities, bilateral financing lines or similar or equivalent facilities or financial accommodation in the ordinary course of business and consistent with industry practice (including with respect to financial accommodations of the type described in the definition of Cash Management Services); provided that any Indebtedness Incurred under this clause (35) (i) shall be non-recourse to, and shall not obligate, the Borrower or any Subsidiary (other than non-Loan Party Foreign Subsidiaries), or their respective properties or assets and (ii) shall not be entered into with the intent to avoid or circumvent the requirements of any of the Specified Provisions.

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(c) For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred or issued as Ratio Debt, the Borrower shall, in its sole discretion, at the time of Incurrence or issuance, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 7.03; provided that (x) all Indebtedness under this Agreement and the ABL Credit Agreement Incurred on or prior to the Closing Date shall be deemed to have been Incurred pursuant to Section 7.03(b)(1) and all Indebtedness under the Senior Notes on or prior to the Closing Date shall be deemed to have been Incurred pursuant to Section 7.03(b)(1) or (b)(2), as applicable, and the Borrower shall not be permitted to reclassify all or any portion of such Indebtedness Incurred on or prior to the Closing Date pursuant to Section 7.03(b)(1) or 7.03(b)(2), as applicable and (y) with respect to any Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) that was Incurred in reliance on any category of Permitted Debt other than Section 7.03(b)(15), the Borrower shall not be permitted to later reclassify such Indebtedness, Disqualified Stock or Preferred Stock as Incurred in reliance on Section 7.03(a) or (b)(15). Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of Maximum Fixed Repurchase Price and increases in the amount of Indebtedness, Disqualified Stock or Preferred Stock outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an Incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock for purposes of this Section 7.03. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 7.03.

(d) For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness or the issuance of Disqualified Stock or Preferred Stock, the Dollar equivalent principal amount or Maximum Fixed Repurchase Price, as applicable, of Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness, Disqualified Stock or Preferred Stock is Incurred or issued to refinance other Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount or Maximum Fixed Repurchase Price, as applicable, of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed the principal amount or Maximum Fixed Repurchase Price, as applicable, of such Indebtedness, Disqualified Stock or Preferred Stock being refinanced. The principal amount or Maximum Fixed Repurchase Price, as applicable, of any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued to refinance other Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, if Incurred or issued in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness, Disqualified Stock or Preferred Stock is denominated that is in effect on the date of such refinancing.

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(e) Notwithstanding anything to the contrary in any Loan Document, any intercompany loans, advances or other Indebtedness owed by a Loan Party to any Non-Guarantor Subsidiary shall be unsecured and subordinated in right of payment to the Obligations pursuant to the Intercompany Subordination Agreement (or other subordination terms reasonably acceptable to the Administrative Agent), and any Guarantee by a Loan Party of Indebtedness of any Non-Guarantor Subsidiary shall be unsecured and subordinated in right of payment to the Obligations pursuant to the Intercompany Subordination Agreement (or other subordination terms reasonably acceptable to the Administrative Agent).

(f) Notwithstanding anything to the contrary in any Loan Document (including Section 7.06 of this Agreement), the Borrower and its Subsidiaries shall not use the Net Cash Proceeds from any borrowing under the ABL Credit Agreement in an amount, for such borrowing, in excess of the Restricted ABL Borrowing Basket to, directly or indirectly, repurchase, retire, redeem or otherwise acquire (i) any notes (other than the Senior Secured Notes), (ii) any Permitted Refinancing thereof that is unsecured or secured on a junior basis to the Obligations or (iii) any Preferred Stock (the foregoing clauses (i) through (iii), “Restricted Indebtedness”, and any such borrowing under the ABL Credit Agreement used to repurchase, retire, redeem or otherwise acquire Restricted Indebtedness, a “Restricted ABL Borrowing”); provided that any borrowing under the ABL Credit Agreement that occurs within 45 days of the repurchase, retirement, redemption or other acquisition of Restricted Indebtedness using cash on hand (“Cash Repurchases”) shall be deemed a Restricted ABL Borrowing in an amount equal to the amount of such Cash Repurchases; provided further that the foregoing shall not restrict (x) borrowings under the ABL Credit Agreement to pay Refinancing Expenses with respect to any repurchase, retirement, redemption or acquisition of Restricted Indebtedness or (y) use of (1) the proceeds from another Incurrence of Indebtedness, Disqualified Stock or Preferred Stock permitted by this Agreement or (2) the proceeds from a contribution by Holdings (which are not otherwise proceeds of a distribution from the Borrower and are not made with the primary purpose of avoiding or circumventing the requirements of any of the Specified Provisions) to the capital of the Borrower or any of its Subsidiaries, in each case, to repurchase, retire, redeem or otherwise acquire Restricted Indebtedness.

7.04 Fundamental Changes.

The Borrower may not, and will not permit any of its Subsidiaries to, merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, consummate a Division as the Dividing Person or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that (other than in the case of clause (e) below) so long as no Event of Default would result therefrom:

(a) any Subsidiary may merge, amalgamate or consolidate with (i) the Borrower; provided that (A) the Borrower shall be a Person organized under the laws of the United States, any state thereof or the District of Columbia, and (B) the surviving Person shall provide any documentation and other information about such Person as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA PATRIOT Act, or (ii) any one or more other Subsidiaries; provided that when any Guarantor is merging with another Subsidiary that is not a Loan Party either (A) the Guarantor shall be the continuing or surviving Person or (B) such merger, amalgamation or consolidation shall be deemed to constitute either an Investment or disposition, as elected by the Borrower, and such Investment must be a Permitted Investment or Indebtedness of a Subsidiary which is not a Loan Party in accordance with Section 7.03, respectively or such disposition must be a disposition permitted hereunder;

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(b) (i) any Non-Guarantor Subsidiary may merge, amalgamate or consolidate with or into any other Non-Guarantor Subsidiary and (ii) any Subsidiary may liquidate or dissolve, or the Borrower or any Subsidiary may (if the validity, perfection and priority of the Liens securing the Obligations is not adversely affected thereby and subject to compliance with Sections 6.12, 6.14 and 6.15, as applicable) change its legal form if Borrower determines in good faith that such action is in the best interest of Holdings and its Subsidiaries and is not disadvantageous to the Lenders in any material respect (it being understood that in the case of any dissolution of a Subsidiary that is a Guarantor, such Subsidiary shall at or before the time of such dissolution transfer its assets to another Subsidiary that is a Guarantor in the same jurisdiction or a different jurisdiction reasonably satisfactory to the Administrative Agent unless such disposition of assets is permitted hereunder; and in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder and, in each case, will comply with Sections 6.12, 6.14 and 6.15, as applicable);

(c) any Subsidiary (other than the Borrower) may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to any Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then either (i) the transferee must either be the Borrower or a Guarantor in the same jurisdiction or a different jurisdiction reasonably satisfactory to the Administrative Agent or (ii) to the extent such merger, amalgamation or consolidation shall be deemed to constitute either an Investment or disposition, such Investment must be a Permitted Investment or Indebtedness of a Non-Guarantor Subsidiary in accordance with Section 7.03, respectively, or such disposition must be a disposition permitted hereunder; provided, however, that the Borrower may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Loan Party in the same jurisdiction as the disposing party or in another jurisdiction reasonably acceptable to the Administrative Agent;

(d) any Subsidiary (other than the Borrower) may merge, amalgamate or consolidate with, or dissolve into, any other Person, or consummate a Division as the Dividing Person, in order to effect a Permitted Investment; provided that (i) the continuing or surviving Person shall, to the extent subject to the terms hereof, have complied with the requirements of Section 6.12, 6.14 and 6.15, as applicable, (ii) to the extent constituting an Investment, such Investment must be a Permitted Investment, and (iii) to the extent constituting a disposition, such disposition must be permitted hereunder;

(e) any Subsidiary that is an LLC may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by one or more Subsidiaries at such time, or, with respect to assets not so held by one or more Subsidiaries, such Division, in the aggregate, would otherwise result in an Asset Sale permitted by Section 7.05; provided that if the Dividing Person is a Guarantor, then any Division Successor other than the Dividing Person shall become a Guarantor to the extent required by and in accordance with Section 6.12(a) and the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Collateral Documents shall be maintained or created to the extent required by and in accordance with the provisions of Section 6.12, 6.14 and 6.15, as applicable.

(f) [reserved];

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(g) any Subsidiary (other than the Borrower) may merge, dissolve, liquidate, amalgamate, consolidate with or into another Person or consummate a Division as the Dividing Person in order to effect a disposition (whether in one transaction or in a series of transactions) of all or substantially all of its assets (whether now owned or hereafter acquired) permitted pursuant to Section 7.05 (other than dispositions permitted by this Section 7.04); and

(h) any Permitted Investment may be structured as a merger, consolidation, amalgamation or Division.

7.05 Asset Sales.

(a) The Borrower will not, and will not permit any of its Subsidiaries to, cause or make an Asset Sale of any assets that do not constitute ABL Collateral (“Non-ABL Collateral”), unless:

(1) the Borrower or any of its Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Borrower) of the assets sold or otherwise disposed of; and

(2) except in the case of any Permitted Asset Swap, (i) at least 75% of the consideration therefor received by the Borrower or such Subsidiary, as the case may be, is in the form of cash or Cash Equivalents (provided that (x) any such consideration which is in not the form of cash or Cash Equivalents shall constitute Collateral on a first lien “equal and ratable” basis with the Liens securing the Obligations and (y) the Borrower shall, or shall cause such Subsidiary to, comply with the applicable requirements of Section 6.12, 6.14 and 6.15 with respect thereto).

Within 365 days after the Borrower’s or any Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale or Casualty Event with respect to Non-ABL Collateral, the Borrower or such Subsidiary shall apply an amount equal to the Net Cash Proceeds from such Asset Sale or such Casualty Event, at its option:

(1) to prepay Loans in accordance with Section 2.05(b)(ii);

(2) to make an Investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Subsidiary of the Borrower), assets (other than working capital assets), or property or capital expenditures (provided further that any assets subject to such Investment shall be secured by Liens on the Collateral on a first lien “equal and ratable” basis with the Liens securing the Obligations), in each case used or useful in a Similar Business;

(3) to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Subsidiary of the Borrower), properties or assets (other than working capital assets) (provided further that any assets subject to such Investment shall be secured by Liens on the Collateral on a first lien “equal and ratable” basis with the Liens securing the Obligations) that replace the properties and assets that are the subject of such Asset Sale or Casualty Event; or

(4) any combination of the foregoing;

provided that (x) the Borrower and its Subsidiaries will be deemed to have complied with the provisions described in clause (2) or (3) of this paragraph if and to the extent that, within 365 days after the Asset Sale that generated the Net Cash Proceeds, the Borrower or such Subsidiary, as applicable, has entered into and not abandoned or rejected a binding agreement to make an investment in compliance with the provision

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described in clauses (2) or (3) of this paragraph, and that investment is thereafter completed within 180 days after the end of such 365-day period and (y) the aggregate amount of Net Cash Proceeds received by the Borrower and its Subsidiaries with respect to all Asset Sales occurring after the Closing Date and applied to make investments pursuant to clauses (2) and (3) of this paragraph shall not exceed an amount equal to (i) $100,000,000 (the “Non-ABL Collateral Reinvestment Basket”), less the aggregate amount of Net Cash Proceeds with respect to Asset Sales applied to make investments pursuant to the ABL Collateral Reinvestment Basket, plus (ii) an unlimited amount, so long as immediately after giving effect to such Asset Sale (or series of related Asset Sales) and the use of proceeds thereof, on a Pro Forma Basis, the Consolidated Adjusted First Lien Net Leverage Ratio does not exceed 4.00 to 1.00.

Pending the final application of any such amount of Net Cash Proceeds pursuant to Section 2.05(b)(ii) and this Section 7.05, the Borrower or such Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, or otherwise invest or utilize such Net Cash Proceeds in any manner not prohibited by this Agreement.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, cause or make an Asset Sale of any assets that constitute ABL Collateral, unless:

(1) the Borrower or any of its Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Borrower) of the assets sold or otherwise disposed of; and

(2) except in the case of any Permitted Asset Swap, (i) at least 75% of the consideration therefor received by the Borrower or such Subsidiary, as the case may be, is in the form of cash or Cash Equivalents (provided that (x) any such consideration which is in not the form of cash or Cash Equivalents shall constitute Collateral on a first lien “equal and ratable” basis with the Liens securing the Obligations and (y) the Borrower shall, or shall cause such Subsidiary to, comply with the applicable requirements of Section 6.12, 6.14 and 6.15 with respect thereto).

Within 365 days after the Borrower’s or any Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale or Casualty Event with respect to ABL Collateral, the Borrower or such Subsidiary shall apply an amount equal to the Net Cash Proceeds from such Asset Sale or such Casualty Event, at its option:

(1) to prepay Loans in accordance with Section 2.05(b)(ii);

(2) to make an Investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Subsidiary of the Borrower), assets (other than working capital assets), or property or capital expenditures (provided further that any assets subject to such Investment shall be secured by Liens on the Collateral on a first lien “equal and ratable” basis with the Liens securing the Obligations), in each case used or useful in a Similar Business;

(3) to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Subsidiary of the Borrower), properties or assets (other than working capital assets) (provided further that any assets subject to such Investment shall be secured by Lien on the Collateral on a first lien “equal and ratable” basis with the Liens securing the Obligations) that replace the properties and assets that are the subject of such Asset Sale or Casualty Event;

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(4) to permanently reduce any Indebtedness under the ABL Credit Agreement or any other Indebtedness of the Borrower or a Guarantor that in each case is secured by a Lien on the ABL Collateral that is prior to the Lien on the ABL Collateral securing the Obligations (and, in the case of revolving obligations, to correspondingly reduce commitments with respect thereto), in each case other than Indebtedness owed to the Borrower or a Subsidiary; or

(5) any combination of the foregoing;

provided that (x) the Borrower and its Subsidiaries will be deemed to have complied with the provisions described in clauses (2) and (3) above if and to the extent that, within 365 days after the Asset Sale of Non-ABL Collateral that generated the Net Cash Proceeds, the Borrower has entered into and not abandoned or rejected a binding agreement to acquire the assets or Capital Stock of a Similar Business, make an Investment in Replacement Assets or make a capital expenditure in compliance with the provision described in clauses (2) and (3) of this paragraph, and that acquisition, purchase or capital expenditure is thereafter completed within 180 days after the end of such 365-day period and (y) the aggregate amount of Net Cash Proceeds received by the Borrower and its Subsidiaries with respect to all Asset Sales occurring after the Closing Date and applied to make investments pursuant to clauses (2) and (3) of this paragraph shall not exceed an amount equal to (i) $100,000,000 (the “ABL Collateral Reinvestment Basket”), less the aggregate amount of Net Cash Proceeds with respect to Asset Sales applied to make investments pursuant to the Non-ABL Collateral Reinvestment Basket, plus (ii) an unlimited amount, so long as immediately after giving effect to such Asset Sale (or series of related Asset Sales) and the use of proceeds thereof, on a Pro Forma Basis, the Consolidated First Lien Net Leverage Ratio does not exceed 4.00 to 1.00. Pending the final application of any such Net Cash Proceeds, the Borrower or such Subsidiary of the Borrower may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents.

(c) For purposes of this Section 7.05, the amount of:

(i) any liabilities (as shown on Borrower’s or such Subsidiary’s most recent balance sheet or in the notes thereto for which internal financial statements are available immediately preceding such date or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on Borrower’s or such Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet in the good faith determination of the Borrower) of the Borrower or such Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are extinguished by the buyer in connection with the transactions relating to such Asset Sale, or that are assumed by the transferee of any such assets or Equity Interests, in each case, pursuant to an agreement that releases or indemnifies Borrower or such Subsidiary, as the case may be, from further liability; and

(ii) any notes or other obligations or other securities or assets received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days of the receipt thereof;

in each case, shall be deemed to be Cash Equivalents.

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(d) For purposes of this Section 7.05, any sale by the Borrower or a Subsidiary of the Capital Stock of a Subsidiary that owns assets constituting Non-ABL Collateral or ABL Collateral shall be deemed to be a sale of such Non-ABL Collateral or ABL Collateral (or, in the event of a Subsidiary that owns assets that include any combination of Non-ABL Collateral and ABL Collateral, shall be deemed to be a separate sale of each of such Non-ABL Collateral and ABL Collateral). In the event of any such sale (or a sale of assets that includes any combination of Non-ABL Collateral and ABL Collateral), the proceeds received by the Borrower and the Subsidiaries in respect of such sale shall be allocated to the Non-ABL Collateral and ABL Collateral in accordance with their respective Fair Market Values, which shall be determined by the Borrower or, at the Borrower’s election, an independent third party. In addition, for purposes of this Section 7.05, any sale by the Borrower or any Subsidiary of the Capital Stock of any Person that owns only ABL Collateral will not be subject to subsection (a) hereof, but rather will be subject to subsection (b) hereof.

(e) Upon the Borrower’s or any Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale or Casualty Event with respect to Non-ABL Collateral, the Borrower or that Subsidiary shall promptly deposit such Net Cash Proceeds into the Asset Sales Proceeds Account, which must be an account specifically designated by the Borrower for such purpose and be a separate account from the Borrower’s other accounts (and, for the avoidance of doubt, such New Cash Proceeds may not be co-mingled with other cash) until such time such Net Cash Proceeds is applied in a manner permitted by the foregoing provisions. Upon written request by the Administrative Agent, the Borrower shall provide reasonable details with respect of the use of any Net Cash Proceeds which were required to be deposited into the Asset Sale Proceeds Account.

(f) Notwithstanding any of the foregoing or anything herein to the contrary, the OWN/DAS Disposal (or any Alternative OWN/DAS Disposal) shall be permitted under the terms of this Agreement (and, for the avoidance of doubt, the OWN/DAS Disposal Proceeds arising from the OWN/DAS Disposal (or any Alternative OWN/DAS Disposal described in clause (i) of the definition thereof) will not be required to be applied to prepay the Loans pursuant to Section 2.05(b)(ii)).

7.06 Restricted Payments.

(a) The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any payment or distribution on account of the Borrower’s or any of its Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Borrower (other than (A) dividends or distributions by the Borrower payable solely in Equity Interests (other than Disqualified Stock) of the Borrower; or (B) dividends or distributions by a Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly Owned Subsidiary, the Borrower or a Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent of the Borrower, including in connection with any merger, amalgamation or consolidation;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any (i) Subordinated Indebtedness of the Borrower or any Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness of the Borrower or any Guarantor in anticipation of satisfying a sinking fund obligation, principal installment or

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final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under Section 7.03(b)(7) or (9)) or (ii) any Indebtedness that is secured by a security interest in the Collateral that is expressly junior to the Liens securing the Obligations (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of ABL Debt) (clauses (i) and (ii), the “Junior Financing”); or

(4) make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”).

(b) Notwithstanding the foregoing, Section 7.06(a) will not prohibit:

(1) the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement and assuming for purposes of this provision that the delivery of such redemption notice is a Restricted Payment;

(2) (x) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Borrower or Holdings or any other direct or indirect parent of the Borrower, or Junior Financing of the Borrower or any Guarantor, in exchange for, or out of the proceeds of the issuance or sale of, Equity Interests of the Borrower or Holdings or any other direct or indirect parent of the Borrower or contributions to the equity capital of the Borrower (other than Excluded Equity) (collectively, including any such contributions, “Refunding Capital Stock”);

(y) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the issuance or sale (other than to a Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) of Refunding Capital Stock; and

(z) if immediately prior to the retirement of the Retired Capital Stock, the declaration and payment of dividends thereon was permitted under this covenant and has not been made as of such time (the “Unpaid Amount”), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of the Borrower or Holdings or any other direct or indirect parent of the Borrower) in an aggregate amount no greater than the Unpaid Amount;

(3) (a) the prepayment, redemption, defeasance, repurchase or other acquisition or retirement of Junior Financing of the Borrower or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the Incurrence of, Permitted Refinancings thereof, and (b) the prepayment, redemption, purchase, defeasance or other satisfaction of any Indebtedness, Disqualified Stock or Preferred Stock (1) existing at the time a Person becomes a Subsidiary or (2) assumed in connection with the acquisition of assets, in each case so long as such Indebtedness, Disqualified Stock or Preferred Stock was not incurred in contemplation of, such Person becoming a Subsidiary or such acquisition;

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(4) the purchase, retirement, redemption or other acquisition (or Restricted Payments to the Borrower or any direct or indirect parent of the Borrower to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests (including related stock appreciation rights or similar securities) of the Borrower or any direct or indirect parent of the Borrower held directly or indirectly by any future, present or former employee, officer, director, manager, consultant or independent contractor of the Borrower or any direct or indirect parent of the Borrower or any Subsidiary of the Borrower or their estates, heirs, family members, spouses or former spouses or permitted transferees (including for all purposes of this clause (4), Equity Interests held by any entity whose Equity Interests are held by any such future, present or former employee, officer, director, manager, consultant or independent contractor or their estates, heirs, family members, spouses or former spouses or permitted transferees) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder or similar agreement; provided, however, that the aggregate amounts paid under this clause (4) shall not exceed $45,000,000 in any calendar year (in each case, with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years); provided further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(i) the cash proceeds received by the Borrower or any of its Subsidiaries from the issuance or sale of Equity Interests (other than Excluded Equity) of the Borrower or Holdings or any other direct or indirect parent of the Borrower (to the extent contributed to the Borrower) to members of management, directors or consultants of the Borrower and its Subsidiaries or Holdings or any other direct or indirect parent of the Borrower that occurs after the Closing Date; plus

(ii) the cash proceeds of key man life insurance policies received by the Borrower or Holdings or any other direct or indirect parent of the Borrower (to the extent contributed to the Borrower) and its Subsidiaries after the Closing Date; plus

(iii) the amount of any cash bonuses otherwise payable to employees, officers, directors, managers, consultants or independent contractors of the Borrower or its Subsidiaries or any direct or indirect parent of the Borrower that are foregone in return for the receipt of Equity Interests; less

(iv) the amount of cash proceeds described in subclause (i), (ii) or (iii) of this clause (iv) previously used to make Restricted Payments pursuant to this clause (4) in such calendar year;

provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (i) and (ii) above in any calendar year; provided, further, that cancellation of Indebtedness owing to the Borrower or any Subsidiary from any future, current or former officer, director, employee, manager, consultant or independent contractor (or any permitted transferees thereof) of the Borrower or any of its Subsidiaries or any direct or indirect parent of the Borrower, in connection with a repurchase of Equity Interests of the Borrower or any direct or indirect parent of the Borrower from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 7.06 or any other provisions of this Agreement;

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(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Borrower or any of its Subsidiaries and any Preferred Stock of any Subsidiaries issued or Incurred in accordance with Section 7.03;

(6) [reserved];

(7) [reserved];

(8) [reserved];

(9) [reserved];

(10) Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10) not to exceed the greater of (x) $300,000,000 and (y) 30.0% of Four Quarter Consolidated EBITDA; provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under this clause (10), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(11) the declaration and payment of cash dividends or cash distributions to the holders of the Existing Preferred Equity (to the extent contemplated as of the Closing Date) or any Specified Preferred Equity, or to the Borrower or Holdings or any other direct or indirect parent of the Borrower, the proceeds of which will be used to fund the payment of cash dividends or cash distributions to holders of the Existing Preferred Equity (to the extent contemplated as of the Closing Date) or such Specified Preferred Equity pursuant to its terms; provided, however, that the aggregate amount of distributions and dividends declared and paid in cash pursuant to this clause (11) in any fiscal year shall not exceed the lesser of (x) the aggregate amount of dividends or distributions that may be paid in cash as contemplated by the terms of the definitive documentation for the Existing Preferred Equity (to the extent contemplated as of the Closing Date) or such Specified Preferred Equity, as applicable, and (y) $70,000,000; provided, further, that, for the avoidance of doubt, dividends or distributions paid in kind, by accumulation or in Capital Stock (other than Disqualified Stock) shall be permitted;

(12) for so long as the Borrower is a member of a group (or is disregarded as an entity treated as separate from a member of a group) filing a consolidated or combined income Tax return with Holdings or any other direct or indirect parent of the Borrower, the payment of dividends or other distributions to Holdings or such other direct or indirect parent of the Borrower in amounts required for Holdings or such other parent company to pay federal, state and local income Taxes imposed on such entity to the extent such income Taxes are attributable to the income of the Borrower and its Subsidiaries; provided, however, that the amount of such payments in respect of any Tax year does not, in the aggregate, exceed the amount that the Borrower and its Subsidiaries that are members of such consolidated or combined group would have been required to pay in respect of federal, state and local income Taxes (as the case may be) in respect of such year if the Borrower and its applicable Subsidiaries paid such income Taxes directly as a separate stand-alone consolidated or combined income Tax group (reduced by any such Taxes paid directly by the Borrower or any Subsidiary);

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(13) the declaration and payment of dividends, other distributions or other amounts to, or the making of loans to Holdings or any other direct or indirect parent of the Borrower, in the amount required for such entity to, if applicable:

(i) pay amounts equal to the amounts required for Holdings or any other direct or indirect parent of the Borrower to pay fees and expenses (including franchise or similar Taxes required to maintain its corporate existence), customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, employees, directors, managers, consultants or independent contractors of Holdings or any other direct or indirect parent of the Borrower, if applicable, and general corporate operating (including, without limitation, expenses related to auditing and other accounting matters) and overhead costs and expenses of the Borrower or any direct or indirect parent of the Borrower, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Borrower and its Subsidiaries;

(ii) pay amounts equal to amounts required for Holdings or any direct or indirect parent of the Borrower to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Borrower (other than as Excluded Equity) and that has been guaranteed by, and is otherwise considered Indebtedness of, the Borrower or any Subsidiary Incurred in accordance with Section 7.03 (except to the extent any such payments have otherwise been made by any such guarantor);

(iii) pay fees and expenses incurred by Holdings or any other direct or indirect parent of the Borrower related to (i) the maintenance of such parent entity of its corporate or other entity existence and performance of its obligations under this Agreement and similar obligations under the ABL Credit Agreement and the Senior Notes, (ii) any unsuccessful equity or debt offering of such parent entity (or any debt or equity offering from which such parent does not receive any proceeds) and (iii) any equity or debt issuance, incurrence or offering, any disposition or acquisition or any investment transaction by the Borrower or any of its Subsidiaries (or any acquisition of or investment in any business, assets or property that will be contributed to the Borrower or any of its Subsidiaries as part of the same or a related transaction) permitted by this Agreement;

(iv) [reserved];

(v) make payments for the benefit of the Borrower or any of its Subsidiaries to the extent such payments could have been made by the Borrower or any of its Subsidiaries because such payments (x) (i) would not otherwise be Restricted Payments or (ii) would be Payments that would be permitted to be made by the Borrower or any of its Subsidiaries pursuant to this covenant; provided that any payment made pursuant to this clause (v)(x)(ii) shall, if applicable, reduce capacity under the Restricted Payment exception or basket that would have been utilized if such payment were made directly by the Borrower or such Subsidiary and (y) would be permitted by Section 7.15; and

(vi) make Restricted Payments to any direct or indirect parent of the Borrower to finance, or to any direct or indirect parent of the Borrower for the purpose of paying to any other direct or indirect parent of the Borrower to finance, any Investment that, if consummated by the Borrower or any of its Subsidiaries, would be a Permitted Investment; provided that (a) such Restricted Payment is made substantially concurrently with the closing of such Investment and (b) promptly following the closing thereof, such direct or indirect parent of the Borrower causes (i) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or any Subsidiary or (ii) the merger, consolidation or amalgamation (to the extent permitted by Section 7.04) of the Person formed or acquired into the Borrower or any Subsidiary in order to consummate such acquisition or Investment, in each case, in accordance with the requirements of Section 6.12;

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(14) [reserved];

(15) (i) repurchases of Equity Interests of the Borrower or any direct or indirect parent of the Borrower deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants, (ii) payments made or expected to be made by the Borrower or any Subsidiary in respect of withholding or similar taxes payable or expected to be payable by any future, present or former director, officer, employee, manager, consultant or independent contractor of the Borrower or any direct or indirect parent of the Borrower or any Subsidiary of the Borrower (or their respective Affiliates, estates or immediate family members) in connection with the exercise of stock options or the grant, vesting or delivery of Equity Interests of the Borrower or any direct or indirect parent of the Borrower and (iii) loans or advances to officers, directors, employees, managers, consultants and independent contractors of the Borrower or any direct or indirect parent of the Borrower or any Subsidiary of the Borrower in connection with such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent of the Borrower; provided that no cash is actually advanced pursuant to this subclause (iii) other than to pay taxes due in connection with such purchase, unless immediately repaid;

(16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Factoring and the payment or distribution of Receivables Fees;

(17) payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger, amalgamation or transfer of assets that complies with the provisions of this Agreement;

(18) [reserved];

(19) the payment of cash in lieu of the issuance of fractional shares of Equity Interests in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution or split of or upon exercise, conversion or exchange of Equity Interests, warrants, options or other securities exercisable or convertible into, Equity Interests of the Borrower or any direct or indirect parent of the Borrower;

(20) [reserved];

(21) any Restricted Payment so long as immediately after giving effect to the making of such Restricted Payment and any related Incurrence of Indebtedness, the Consolidated Total Leverage Ratio does not exceed 3.00 to 1.00; provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under this clause (21), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(22) [reserved];

(23) any payment that is intended to prevent any Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code; and

(24) [reserved].

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(b) For purposes of the covenant described above, if any Investment or Restricted Payment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Borrower may divide and classify such Investment or Restricted Payment in any manner that complies with this covenant and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification. In addition, for purposes of the covenant described above, any Restricted Payment permitted hereunder may, at the option of the Borrower or its Subsidiaries, be structured in the form of a loan or other Investment.

7.07 Capital Stock. The Borrower and each other Loan Party (other than Holdings or any Permitted Joint Venture) shall not, nor shall any Loan Party (including Holdings) permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become or remain liable for (or otherwise issue) Capital Stock, Packaged Rights or Preferred Stock, other than Capital Stock, Packaged Rights or Preferred Stock issued (x) to Holdings by the Borrower, (y) to the Borrower or any of its Subsidiaries or (z) in connection with a Permitted Joint Venture (it being understood that no Loan Party (other than Holdings or any Permitted Joint Venture) shall issue Capital Stock (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable Law) to a Person who is not a Loan Party).

7.08 Anti-Short Circuit Provision. Holdings shall not permit any direct or indirect holder (or any Affiliate thereof) of Capital Stock of Holdings to make equity contributions in cash or other assets to the Borrower or any of its Subsidiaries (it being understood that any such holder or Affiliate may make equity contributions in the form of common Capital Stock in Holdings so long as such contributions are substantially concurrently further contributed to the Borrower).

7.09 Dividend and Other Payment Restrictions Affecting Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Borrower or any of its Subsidiaries on its Capital Stock; or (ii) pay any Indebtedness owed to the Borrower or any of its Subsidiaries;

(b) make loans or advances to the Borrower or any of its Subsidiaries;

(c) create, incur, assume or suffer to exist Liens on the Collateral of such Person for the benefit of the Lenders with respect to the Term Loan Facility and the Obligations or under the Loan Documents; or

(d) sell, lease or transfer any of its properties or assets to the Borrower or any of its Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect or entered into on the Closing Date, including pursuant to this Agreement, the Loan Documents and the other documents relating to this agreement, any ABL Credit Agreement and the other documents relating to any ABL Credit Agreement, related Swap Contracts and Indebtedness permitted pursuant to Section 7.03(b)(3);

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(2) any Senior Notes Indenture, the Senior Notes, and any exchange notes and Guarantees thereof;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with or into the Borrower or any Subsidiary that was in existence at the time of such acquisition (or at the time it merges with or into the Borrower or any Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof)), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired or designated; provided that in connection with a merger, amalgamation or consolidation under this clause (4), if a Person other than Borrower or such Subsidiary is the successor company with respect to such merger, amalgamation or consolidation, any agreement or instrument of such Person or any Subsidiary of such Person, shall be deemed acquired or assumed, as the case may be, by the Borrower or such Subsidiary, as the case may be, at the time of such merger, amalgamation or consolidation;

(5) customary encumbrances or restrictions contained in contracts or agreements for the sale of assets applicable to such assets pending consummation of such sale, including customary restrictions with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Subsidiary;

(6) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(7) customary provisions in (x) joint venture agreements entered into in the ordinary course of business with respect to the Equity Interests subject to the joint venture and (y) operating or other similar agreements, asset sale agreements, stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements;

(8) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business to the extent imposing restrictions of the nature discussed in clause (c) above on the property so acquired;

(9) customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business to the extent imposing restrictions of the type described in clause (c) above on the property subject to such lease;

(10) any encumbrance or restriction effected in connection with a Qualified Receivables Factoring that, in the good faith determination of the Borrower, is necessary or advisable to effect such Qualified Receivables Factoring;

(11) any encumbrance or restriction contained in other Indebtedness, Disqualified Stock or Preferred Stock of any Subsidiary of the Borrower that is Incurred subsequent to the Closing Date pursuant to Section 7.03; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Borrower’s ability to make anticipated principal or interest payment on the Loans (as determined by the Borrower in good faith);

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(12) any encumbrance or restriction contained in secured Indebtedness otherwise permitted to be Incurred pursuant to Sections 7.01 and 7.03 to the extent limiting the right of the debtor to dispose of the assets securing such Indebtedness;

(13) encumbrances or restrictions arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, (x) detract from the value of the property or assets of the Borrower or any Subsidiary in any manner material to the Borrower or any Subsidiary or (y) materially affect the Borrower’s ability to make anticipated principal or interest payment on the Loans (as determined by the Borrower in good faith);

(14) encumbrances or restrictions existing under, by reason of or with respect to Permitted Refinancings; provided that the encumbrances and restrictions contained in the agreements governing that Permitted Refinancings are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; and

(15) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive as a whole with respect to such encumbrances or restrictions than prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 7.09 (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Borrower or a Subsidiary of the Borrower to other Indebtedness Incurred by the Borrower or any such Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

7.10 Accounting Changes. Make any change in fiscal year; provided, however, that the Borrower or Holdings may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any amendments to this Agreement that are necessary, in the judgment of the Administrative Agent and the Borrower or Holdings, as applicable, to reflect such change in fiscal year.

7.11 Material Property. Notwithstanding anything to the contrary in any Loan Document, (a) neither Holdings nor the Borrower will, and the Borrower will not permit any of its Subsidiaries to, sell, transfer or otherwise dispose of any Material Property (whether pursuant to a sale, lease, license, transfer, investment, restricted payment, dividend or otherwise or relating to the exclusive rights thereto) to any Person that is either (x) a Subsidiary that is not a Loan Party or (y) an Affiliate of the Borrower that is not a Subsidiary, other than the grant of a non-exclusive license of intellectual property to any Subsidiary, on arm’s length terms, in the ordinary course of business and for a bona fide business purpose; and (b) no Person that is either (x) a Subsidiary that is not a Loan Party or (y) an Affiliate of the Borrower that is not a Subsidiary shall own or hold an exclusive license to any Material Property.

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7.12 Anti-Liability Management. Neither Holdings nor the Borrower will, and the Borrower will not permit any of its Subsidiaries to (a) directly or indirectly Incur any Indebtedness, Capital Stock or Lien that is contractually, structurally or otherwise senior in right of payment and/or Lien priority to the Obligations or that has the effect of materially and adversely affecting any Lender’s rights to receive mandatory prepayments of the Initial Term Loans hereunder (except (x) as otherwise permitted under this Agreement as in effect on the Closing Date (or, subject to the requirements set forth in Section 10.01(m), as amended, restated, amended and restated, supplemented or otherwise modified after the Closing Date) or (y) in connection with a “debtor in possession” financing (or any similar financing arrangement in an insolvency proceeding in a non-U.S. jurisdiction) that is consented to by the Required Lenders) (such Indebtedness, “Senior Financing”) or (b) (i) issue any Capital Stock, (ii) create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, (iii) make or own any Investment in, or make any Restricted Payment to, any other Person, (iv) enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or make any disposition of assets or (v) otherwise engage in any other activity, in each case of this clause (b), that is undertaken with the intent to (A) permit the Incurrence by any Loan Party or by Holdings, the Borrower or any Subsidiary of any Senior Financing or (B) materially and adversely affect the Lenders’ Collateral and Guaranties or stripping the Lenders of the covenants set forth herein, in each case of this Section 7.12, unless each materially and adversely affected Lender under the applicable Facility has been (or will be) offered an opportunity to fund or otherwise provide or acquire its pro rata share of such Senior Financing on the same economic terms received by the Lenders (or their Affiliates) providing such Senior Financing; provided that such economic terms shall not include bona fide backstop and similar fees (including fees paid to Lenders as compensation for backstopping debt or equity rights offering) incurred, and the reimbursement of counsel fees and other expenses incurred, in connection with such Senior Financing or the negotiation of the transactions in connection with which the Senior Financing is to be (or was) incurred.

7.13 Holding Company. Holdings shall not (and shall not permit any of its Subsidiaries (other than the Borrower and its Subsidiaries) to) conduct, transact or otherwise engage in any material business or operations or own material assets; provided that the following shall be permitted in any event: (i) its ownership of the Capital Stock of the Borrower and any Subsidiary and, in each case, activities incidental thereto (and, for the avoidance of doubt, Holdings shall not have any material Subsidiaries other than the Borrower); (ii) the entry into, and the performance of its obligations with respect to the Loan Documents (including any Term Commitment Increase or New Term Facility), the ABL Loan Documents, the Senior Notes Indentures and any documents arising thereunder or in connection therewith, any Senior Notes Refinancing Indebtedness documentation, any Junior Financing documentation, any Ratio Debt documentation, any documentation relating to any Permitted Refinancing of the foregoing or documentation relating to the Indebtedness otherwise permitted by this Section 7.13 and the Guarantees permitted by clause (v) below; (iii) the consummation of the transactions contemplated hereby (including the Transactions); (iv) the performing of activities (including, without limitation, cash management activities) in the ordinary course of business or consistent with past practices and the entry into documentation with respect thereto, in each case, otherwise permitted under this Agreement for Holdings to enter into and perform; provided that to the extent any other provision of the Loan Documents would require that any such Indebtedness if incurred by the Borrower or a Loan Party shall be junior in right of payment or Liens to the Obligations, unsecured or otherwise subject to an Intercreditor Agreement, such Guarantee shall also comply with any such requirements; (v) the payment of dividends and distributions, the making of contributions to the capital of its Subsidiaries, repayment of obligations to its Subsidiaries, and Guarantees of Indebtedness permitted to be incurred hereunder by the Borrower or any of its Subsidiaries and the Guarantees of other obligations in the ordinary course of business and not constituting Indebtedness; (vi) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries); (vii) the entry into the OWN/DAS Purchase Agreement and the other agreements contemplated thereby and the performing of its obligations with

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respect thereto; (viii) the performing of activities in preparation for and consummating any public offering of its Common Stock or other issuance or sale of its Capital Stock, including converting into another type of legal entity, and the exercise of its rights and obligations thereunder; (ix) the participation in tax, accounting and other administrative matters, including compliance with applicable Laws and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees; (x) the holding of any cash and Cash Equivalents (but not operating any property) necessary for the operation of Holdings in the ordinary course of business or on a temporary basis for ongoing distribution to the Borrower or any Subsidiary; (xi) the entry into and performance of its obligations with respect to contracts and other arrangements in the ordinary course of business or consistent past practices, including the providing of indemnification to officers, managers, directors and employees; and (xii) any activities incidental to the foregoing. Holdings shall not create, incur, assume or suffer to exist any Lien on any Capital Stock of the Borrower or any Subsidiary (other than Liens pursuant to any Loan Document, any ABL Loan Document, any Senior Secured Notes, any Senior Notes Indenture relating to such Senior Secured Notes, any Senior Notes Refinancing Indebtedness, non-consensual Liens arising solely by operation of Law and Liens pursuant to documentation relating to other secured Indebtedness permitted to be incurred and secured hereunder and any Permitted Liens) and shall not incur any Indebtedness (other than in respect of Disqualified Stock, Indebtedness existing as of the Closing Date and Permitted Refinancings thereof, Indebtedness between Holdings and any of its Subsidiaries that is subordinated pursuant to the terms of Intercompany Subordination Agreement (or pledged in favor of the Collateral Agent, as applicable) or Guarantees permitted above and liabilities imposed by Law, including Tax liabilities).

7.14 No Change in Line of Business. Holdings will not, and will not permit any of its Subsidiaries to, engage in any material lines of business substantially different from those lines of business conducted by Holdings and its Subsidiaries on the Closing Date and any lines of business that are reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions, developments or expansions thereof, in each case, as determined by the Borrower in good faith.

7.15 Transactions with Affiliates. (a) The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower involving aggregate consideration in excess of $25,000,000 (each of the foregoing, an “Affiliate Transaction”), unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Subsidiary than those that could have been obtained in a comparable transaction by the Borrower or such Subsidiary with an unrelated Person on an arm’s length basis (as determined in good faith by the senior management or the Board of Directors of the Borrower or any direct or indirect parent of the Borrower); and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $100,000,000, the Borrower delivers to the Administrative Agent a resolution adopted in good faith by the majority of the Board of Directors of the Borrower or Holdings approving such Affiliate Transaction, together with a certificate signed by a Responsible Officer of the Borrower certifying that the Board of Directors of the Borrower or Holdings determined or resolved that such Affiliate Transaction complies with Section 7.15(a)(i).

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(b) The foregoing provisions will not apply to the following:

(i) (a) transactions between or among the Borrower and/or any of its Subsidiaries (or an entity that becomes a Subsidiary as a result of such transaction) and (b) any merger, amalgamation or consolidation of the Borrower and Holdings or any U.S. direct or indirect parent thereof; provided that Holdings or such parent entity shall have no material liabilities and no material assets (other than cash, Cash Equivalents and the Capital Stock of the Borrower) and such merger, amalgamation or consolidation is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;

(ii) (a) Restricted Payments permitted by Section 7.06 and (b) Permitted Investments made by Holdings, the Borrower or any of the Borrower’s Subsidiaries (other than Permitted Investments under clause (13) of the definition thereof);

(iii) transactions in which the Borrower or any of its Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Subsidiary from a financial point of view or meets the requirements of Section 7.15(a)(i);

(iv) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to employees, officers, directors, managers, consultants or independent contractors for bona fide business purposes or in the ordinary course of business;

(v) any agreement or arrangement as in effect as of the Closing Date or as thereafter amended, restated, amended and restated, supplemented or replaced (so long as such amendment, supplement or replacement agreement or arrangement is not materially disadvantageous (as determined in good faith by the senior management or the Board of Directors of the Borrower or any direct or indirect parent of the Borrower) to the Lenders when taken as a whole as compared to the original agreement or arrangement as in effect on the Closing Date) or any transaction or payments contemplated thereby;

(vi) [reserved];

(vii) the existence of, or the performance by the Borrower or any of its Subsidiaries of its obligations under the terms of any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party entered into as of the Closing Date; provided, however, that the existence of, or the performance by the Borrower or any of its Subsidiaries of its obligations under, any future amendment to any such existing transaction, arrangement or agreement or under any similar transaction, arrangement or agreement entered into after the Closing Date shall only be permitted by this clause (vii) to the extent that the terms of any such existing transaction, arrangement or agreement, together with all amendments thereto, taken as a whole, or new transaction, arrangement or agreement are not otherwise disadvantageous (as determined in good faith by the senior management or the Board of Directors of the Borrower or any direct or indirect parent of the Borrower) to the Lenders, in any material respect when taken as a whole as compared with the original transaction, arrangement or agreement as in effect on the Closing Date;

(viii) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Borrower and its Subsidiaries or are on terms at least as favorable (as determined in good faith by the senior management or the Board of Directors of the Borrower or any direct or indirect parent of the Borrower) as might reasonably have been obtained at such time from an unaffiliated party;

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(ix) [reserved];

(x) the sale, issuance or transfer of Equity Interests (other than Disqualified Stock) of the Borrower;

(xi) [reserved];

(xii) any contribution to the capital of the Borrower (other than Disqualified Stock) or any investments by a direct or indirect parent of the Borrower in Equity Interests (other than Disqualified Stock) of the Borrower (and payment of reasonable out-of-pocket expenses incurred by a direct or indirect parent of the Borrower in connection therewith);

(xiii) any transaction with a Person that would constitute an Affiliate Transaction solely because the Borrower or a Subsidiary owns an Equity Interest in or otherwise controls such Person; provided that no Affiliate of the Borrower or any of its Subsidiaries (other than the Borrower or a Subsidiary) shall have a beneficial interest or otherwise participate in such Person;

(xiv) transactions between the Borrower or any of its Subsidiaries and any Person that would constitute an Affiliate Transaction solely because such Person is a director or such Person has a director who is also a director of the Borrower or any direct or indirect parent of the Borrower; provided, however, that such director abstains from voting as a director of the Borrower or such direct or indirect parent of the Borrower, as the case may be, on any matter involving such other Person;

(xv) the entering into of any tax sharing agreement or arrangement and any payments pursuant thereto, in each case to the extent permitted by Sections 7.06(b)(12) or, solely with respect to franchise or similar Taxes required to maintain the corporate existence of Holdings or any other direct or indirect parent of the Borrower, Section 7.06(b)(13)(i);

(xvi) transactions to effect the Transactions and the OWN/DAS Disposal (or any Alternative OWN/DAS Disposal) and the payment of all transaction, underwriting, commitment and other fees and expenses related to the Transactions and the OWN/DAS Disposal (or any Alternative OWN/DAS Disposal), including the Transaction Costs;

(xvii) [reserved];

(xviii) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Borrower, Holdings or of a Subsidiary, as appropriate, in good faith;

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(xix) (i) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Borrower or any of its Subsidiaries with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Borrower or any of its Subsidiaries (or of any direct or indirect parent of the Borrower to the extent such agreements or arrangements are in respect of services performed for the Borrower or any of the Subsidiaries), (ii) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Borrower or any of its Subsidiaries or of any direct or indirect parent of the Borrower and (iii) any payment of compensation or other employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers officers, directors, employees, managers, consultants and independent contractors of the Borrower or any of its Subsidiaries or any direct or indirect parent of the Borrower (including amounts paid pursuant to any management equity plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, stock option or similar plans and any successor plan thereto and any supplemental executive retirement benefit plans or arrangements), in each case in the ordinary course of business or as otherwise approved in good faith by the Board of Directors of a Borrower or of a Subsidiary or any direct or indirect parent of the Borrower;

(xx) investments by Affiliates in Indebtedness or Preferred Stock of the Borrower or any of its Subsidiaries, so long as non-Affiliates were also offered the opportunity to invest in such Indebtedness or Preferred Stock, and transactions with Affiliates solely in their capacity as holders of Indebtedness or Preferred Stock of the Borrower or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(xxi) the existence of, or the performance by the Borrower or any of its Subsidiaries of their obligations under the terms of, any registration rights agreement or shareholder’s agreement to which they are a party or become a party in the future;

(xxii) investments by a direct or indirect parent of the Borrower in securities of the Borrower or debt securities or Preferred Stock of any Subsidiary (and payment of reasonable out-of-pocket expenses incurred by a direct or indirect parent of the Borrower in connection therewith);

(xxiii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(xxiv) any lease entered into between the Borrower or any Subsidiary, as lessee, and any Affiliate of the Borrower, as lessor, in the ordinary course of business;

(xxv) (i) intellectual property licenses and (ii) intercompany intellectual property licenses and research and development agreements, in each case, in the ordinary course of business;

(xxvi) transactions pursuant to, and complying with, Section 7.03 (to the extent such transaction complies with Section 7.15(a)) or Section 7.04; or

(xxvii) intercompany transactions undertaken in good faith for the purpose of improving the tax efficiency of the Borrower and its Subsidiaries and not for the purpose of circumventing any covenant set forth herein.

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ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, (ii) within five (5) Business Days after the same becomes due, any interest on any Loan due hereunder, or (iii) within ten (10) Business Days after the same becomes due and payable, any fee due hereunder, or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05 (solely with respect to the Borrower), 6.11, 6.12, 6.17 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower, any other Loan Party or any Subsidiary herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (and in all respects if any such representation or warranty is already qualified by materiality) when made or deemed made and, to the extent capable of being cured, such representation, warranty, certification or statement of fact is not corrected or clarified within 30 days after it was initially made; or

(e) Cross-Default. Any Loan Party or any Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and intercompany Indebtedness) having an aggregate outstanding principal amount equal to or greater than the Threshold Amount; (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than a default or an event of default in respect of the observance of or compliance with any financial maintenance covenant, which is addressed by clause (C) below), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) after the expiration of any applicable grace or cure period therefor to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or in an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, in each case, prior to its Stated Maturity; provided that this clause (e)(B) shall not apply to (x) secured Indebtedness that becomes due as a result of the sale or transfer or other disposition (including a Casualty Event) of the property or assets securing such Indebtedness permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness, (y) events of default, termination events or any other similar event under the documents governing Swap Contracts for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Indebtedness payable thereunder or (z) Indebtedness that upon the happening of any such default or event automatically converts into Equity Interests (other than Disqualified

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Stock or, in the case of a Subsidiary, Disqualified Stock or Preferred Stock) in accordance with its terms; provided further, that such failure is unremedied and is not validly waived by the holders of such Indebtedness in accordance with the terms of the documents governing such Indebtedness prior to any acceleration of the Loans pursuant to Section 8.02; or (C) fails to observe or perform any other agreement or condition relating to any such Indebtedness containing or otherwise requiring observance or compliance with a financial maintenance covenant and the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) have caused such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its Stated Maturity (“Acceleration”); provided however that if such holder or holders (or a trustee or an agent on behalf of such holder or holders or beneficiary or beneficiaries) irrevocably rescind such Acceleration, the Event of Default with respect to this clause (e)(C) shall automatically cease from and after such date; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries (other than Immaterial Subsidiaries) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary (other than any Immaterial Subsidiary) thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny or fail to acknowledge coverage) and there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or any Subsidiary under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or satisfaction in full of all the Obligations (other than contingent indemnification obligations as to which no claim has been

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asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) ceases to be in full force and effect; or any Loan Party or any Subsidiary contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party or any Subsidiary denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document covering a material portion of the Collateral after delivery thereof pursuant to Section 4.01, 6.12, 6.14 or 6.17 or the Collateral Documents shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create a valid and perfected (subject to the Perfection Exceptions) first priority Lien on and security interest in any material Collateral covered thereby, subject to Liens permitted under Section 7.01, except to the extent (i) resulting from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements or comply with any other Perfection Requirements, or (ii) except as to Collateral consisting of real property, to the extent that such losses are covered by a lender’s title insurance policy and such insurers have not denied or failed to acknowledge coverage.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) [reserved];

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) [reserved]; and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents, under any document evidencing Indebtedness in respect of which the Facilities have been designated as “Designated Senior Debt,” (or any comparable term) and/or under applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid (including the Prepayment Premium and the other Obligations) shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

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Upon an acceleration of Loans following an Event of Default (including an acceleration upon the occurrence of an Event of Default with respect to the Borrower described in Section 8.01(f) or (g), but in any event, excluding any Obligations in respect of the Loans that are repaid upon an acceleration in connection with a Change of Control) or any satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in respect of the Loans in any bankruptcy or insolvency proceeding following any acceleration or the making of a distribution of any kind in any bankruptcy or insolvency proceeding following any acceleration to any Agent or any Lender in full or partial satisfaction of the Obligations in respect of the Loans (each of the foregoing, a “Premium Event”), the amount of principal of, and premium on (if any), the Loans that becomes due and payable shall include the Prepayment Premium (if any), determined as of such date. Such Prepayment Premium (if any) shall become immediately due and payable by the Loan Parties and shall constitute part of the Obligations, whether due to acceleration pursuant to the terms of this Agreement (in which case it shall be due immediately, either upon the giving of notice to Borrower or, following the occurrence of a Premium Event, automatically), by operation of law or otherwise (including on account of any bankruptcy filing) as if the Loans were being voluntarily prepaid or repaid as of such date, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any Prepayment Premium payable pursuant to this Agreement shall be presumed to be the liquidated damages sustained by each Lender as the result of the early repayment or prepayment of the Loans and each of the Borrower and the other Loan Parties agrees that it is reasonable under the circumstances currently existing. The Prepayment Premium (if any) shall also become due and payable under this Agreement in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding, deed in lieu of foreclosure or by any other means) or the Obligations are reinstated pursuant to Section 1124 of the Bankruptcy Code. In the event the Prepayment Premium is determined not to be due and payable by order of any court of competent jurisdiction, including by operation of the Bankruptcy Code, despite such a triggering event having occurred, the Prepayment Premium shall nonetheless constitute Obligations under this Agreement for all purposes hereunder. EACH OF THE BORROWER AND THE OTHER LOAN PARTIES EXPRESSLY WAIVE (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUMS IN CONNECTION WITH ANY SUCH ACCELERATION. The parties hereto further acknowledge and agree that the Prepayment Premium is not intended to act as a penalty or to punish the Loan Parties for repayment or prepayment of Loans. Each of the Borrower and the other Loan Parties expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Prepayment Premium is reasonable and the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment or redemption is made; (C) there has been a course of conduct between Lenders, the Borrower and the other Loan Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; (D) the Borrower and the other Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph; and (E) the Prepayment Premium represents a good-faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of any Premium Event. Each of the Loan Parties expressly acknowledges that its agreement to pay or guarantee the payment of the Prepayment Premium to the Lenders as herein described is a material inducement to the Lenders to make the Loans.

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8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have become immediately due and payable), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.18, be applied (subject to the terms of the Intercreditor Agreements) by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent in their capacities as such;

Second, to payment of that portion of the Obligations constituting fees and indemnities payable to the Lenders (including fees, disbursements and other charges of counsel payable under Section 10.04) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, obligations of the Loan Parties and Subsidiaries then owing under the Secured Hedge Agreements and the Secured Cash Management Agreements and all other Obligations, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent, the Lenders and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law;

provided that no amounts received from any Guarantor shall be applied to Excluded Swap Obligations of such Guarantor.

ARTICLE IX

ADMINISTRATIVE AGENT AND OTHER AGENTS

9.01 Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto, and the Administrative Agent hereby accepts such appointment. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent, including the Syndication Agents, the Documentation Agent, the Senior Co-Managers or the Co-Manager, shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent, including the Syndication Agents, the Documentation Agent, the Senior Co-Managers or the Co-Manager, have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent, including the Syndication Agents, the Documentation Agent, the Senior Co-Managers or the Co-Manager. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

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(b) [Reserved].

(c) Each Lender hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto, and the Collateral Agent hereby accepts such appointment. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including, without limitation, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Delegation of Duties. Each of the Agents may execute any of its duties under this Agreement or any other Loan Document (including, with respect to the Collateral Agent, for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Neither Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

9.03 Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction) or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the validity, perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or the value or sufficiency of the Collateral or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

9.04 Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent may at any time request instructions from the Lenders with respect to any discretionary actions or discretionary approvals which by the terms of this Agreement or of any of the Loan Documents such Agent is permitted

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or desires to take or to grant, and such Agent shall be fully justified in failing or refusing to take any discretionary action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. No Lender shall have any right of action whatsoever against each Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders. Each Agent shall in all cases be fully protected in taking any discretionary action, or in refraining from taking any discretionary action for the benefit of the Lenders, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders; provided that such Agent shall not (and shall not be required to) take (or refrain from taking) any action at the request of such Lenders that, in its opinion or in the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Laws. The Lenders and each other Secured Party agrees not to instruct the Administrative Agent, Collateral Agent or any other Agent to take any action, or to refrain from taking any action, that would, in each case, to violate any express duty or obligation under this Agreement or any other Loan Document.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

9.06 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent taken after the Closing Date, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and

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without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

9.07 Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

9.08 Agents in their Individual Capacities. Any Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though it were not an Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to its Loans, such Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent, and the terms “Lender” and “Lenders” include such Agent in its individual capacity.

9.09 Successor Agents. Each Agent may resign as the Agent upon thirty (30) days’ notice to the Borrower and the Lenders (or such shorter period of notice as such Agent and the Borrower may agree). If any Agent resigns under this Agreement, the Required Lenders shall appoint a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(a), (f), or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective

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date of the resignation of such Agent, such Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor administrative agent and/or Supplemental Administrative Agent or successor collateral agent and/or Supplemental Collateral Agent, as the case may be, and the retiring Agent’s appointment, powers and duties as such Agent shall be terminated. After the retiring Agent’s resignation hereunder as the applicable Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent, as applicable, under this Agreement. If no successor agent has accepted appointment as the Administrative Agent or Collateral Agent, as applicable, by the date which is thirty (30) days following the retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, the Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Collateral Agent. Upon the acceptance of any appointment as an Agent hereunder by a successor or upon the expiration of the thirty-day period following the retiring Agent’s notice of resignation without a successor agent having been appointed, such retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Agent’s resignation hereunder as the applicable Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the applicable Agent.

9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Section 10.04.

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Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11 Collateral and Guaranty Matters. Each of the Lenders, Agents and other Secured Parties hereby irrevocably,

(a) agree that the Liens granted to the Administrative Agent or the Collateral Agent by the Loan Parties on any asset, property or other Collateral shall be immediately and automatically released, in each case, without any further action by any Person (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements), (ii) upon the sale or other disposition of any Collateral as part of or in connection with any sale or other disposition permitted under the Loan Documents to a Person that is not a Loan Party or a Subsidiary (including, for the avoidance of doubt, the OWN/DAS Disposal and any Alternative OWN/DAS Disposal), (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders, (iv) to the extent such property is secured by a Permitted Lien under clause (6) of the definition thereof, (v) (x) upon any asset, property or other Collateral constituting or becoming Excluded Assets as a result of an occurrence permitted under the Loan Documents, (y) subject to the last proviso in the definition of “Excluded Subsidiary”, as to the assets owned by such Excluded Subsidiary (or with respect to which an Excluded Subsidiary has rights), upon any Person becoming an Excluded Subsidiary or (z) upon any Receivables Assets becoming subject to a Qualified Receivables Factoring or otherwise being transferred or purported to be transferred by a Borrower or any Subsidiary in connection with a Qualified Receivables Factoring or (vi) to the extent such asset, property or other Collateral is owned by a Subsidiary Guarantor upon release of such Subsidiary Guarantor from its obligations under its Guaranty or hereunder, as applicable, pursuant to clause (c) below;

(b) authorize the Administrative Agent and the Collateral Agent, and each of the Administrative Agent and the Collateral Agent shall be required to, to the extent requested by the Borrower, release or subordinate any Lien on any property (and execute and deliver any release documentation or customary “no interest” letter (or similar) required or reasonably requested by the Borrower in connection therewith) granted to or held by the Administrative Agent or Collateral Agent under any Loan Document to the holder of any Permitted Lien on such property that is permitted by clauses (1), (4), (5), (6) (only with regard to Section 7.03(b)(4)), (9), (11) (solely with respect to cash deposits), (16), (17) (other than with respect to self-insurance arrangements), (19), (21), (23) (solely to the extent relating to a lien of the type allowed pursuant to clauses (9) and (11) (solely with respect to cash deposits) of the definition thereof), (25) (solely to the extent relating to a lien of the type allowed pursuant to clause (6) of the definition of “Permitted Liens” and securing obligations under Indebtedness of the type allowed pursuant to Section 7.03(b)(4)), (26) (solely to the extent the Lien of the Collateral Agent on such property is not, pursuant to such agreements, permitted to be senior to or pari passu with such Liens), (29) (solely with respect to cash deposits), (35), (39) (only for so long as required to be secured for such letter of intent or investment) and (45) of the definition thereof;

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(c) agree that a Guarantor shall be immediately and automatically released from any Guaranty and from its obligations thereunder (x) if such Person ceases to be a Subsidiary, or is no longer required to be a Guarantor, as applicable, as a result of a transaction permitted hereunder; provided that no Subsidiary Guarantor will be released from its guarantee solely as a result of ceasing to be a wholly-owned Subsidiary unless (A) such Subsidiary Guarantor ceases to be a wholly-owned Subsidiary pursuant to a transaction with a third party (that is not an Affiliate of any Loan Party) for a legitimate business purpose (as determined in good faith by the Borrower) and not for the primary purpose of releasing the Guarantee, the incurrence of Indebtedness or with intent to avoid or circumvent the requirements of any of the Specified Provisions and (B) such transaction otherwise complies with the terms of this Agreement (with the Borrower being deemed to have made an Investment in the Equity Interests of such resulting Non-Guarantor Subsidiary retained by any Loan Party or any Subsidiary, and such Investment is a Permitted Investment) or (y) the Obligations are paid in full (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements); and

(d) authorize the Administrative Agent and the Collateral Agent, and each of the Administrative Agent and the Collateral Agent shall be required to, to the extent requested by any Borrower, establish intercreditor arrangements (including entering into any Intercreditor Agreement) as contemplated by this Agreement.

In each case as specified in this Section 9.11, the applicable Agent agrees that it will (and each Lender Agent and other Secured Party irrevocably authorizes the applicable Agent to), promptly execute and deliver to the applicable Loan Party and file, if applicable (such actions and such execution, delivery and filing, the “Release Actions”), at the Borrower’s expense, such documents (including, but not limited to, lien releases, mortgage releases or assignments of mortgages, discharges of security interests, pledges and guarantees and other similar discharge or release documents) as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case, in accordance with the terms of the Loan Documents and this Section 9.11; provided that the Borrower shall have delivered to the Collateral Agent a certificate of a Responsible Officer of the Borrower (a “Release Certificate”) certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents (and for the avoidance of doubt, no other documentation or information shall be required to be provided by the Borrower or any Subsidiary). Each of the Collateral Agent and the Administrative Agent shall be entitled to rely and shall rely exclusively on such Release Certificate in taking such Release Actions and performing their obligations under this Section 9.11, and the Collateral Agent and the Administrative Agent will be fully exculpated from any liability and shall be fully protected and shall not have any liability whatsoever to any Secured Party as a result of such reliance or the consummation of any release or subordination or other Release Action. Each Lender and each other Secured Party irrevocably authorizes and irrevocably directs the Collateral Agent and the Administrative Agent to take such Release Actions and consents to reliance on any Release Certificate. Neither the Administrative Agent nor the Collateral Agent shall be responsible for, or have a duty to ascertain or inquire into, any statement in a Release Certificate, the compliance of any identified transaction with the terms of a Loan Document, any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or contained in any certificate prepared or delivered by any Loan Party in connection with the Collateral or compliance with the terms set forth above or in a Loan Document.

9.12 Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral)

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other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents as of the Closing Date. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Secured Cash Management Agreements or Secured Hedge Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent under the Loan Documents, and shall be deemed to have appointed the Collateral Agent to serve as collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

9.13 [Reserved].

9.14 Appointment of Supplemental Agents and Incremental Arrangers.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent, in each case, as applicable, deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent or the Collateral Agent, in each case, as applicable, is hereby authorized to appoint an additional individual or institution selected by such Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent, collateral sub-agent, administrative co-agent or collateral co-agent (any such additional individual or institution being referred to herein individually, as a “Supplemental Administrative Agent” or a “Supplemental Collateral Agent,” in each case, as applicable, and collectively as “Supplemental Administrative Agents” or “Supplemental Collateral Agents,” in each case, as applicable).

(b) In the event that the Collateral Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 (obligating the Borrower to pay the Agents’ expenses and to indemnify the Agents) that refer to the Collateral Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Collateral Agent, as the context may require.

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(c) In the event that the Administrative Agent appoints a Supplemental Administrative Agent, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges and to perform such duties, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 (obligating the Borrower to pay the Agents’ expenses and to indemnify the Agents) that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(d) Should any instrument in writing from the Borrower, Holdings or any other Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by Law, shall vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent.

(e) Should any instrument in writing from the Borrower, Holdings or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

(f) In the event that the Borrower appoints or designates any Incremental Arranger pursuant to Section 2.16, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to an agent or arranger with respect to New Loan Commitments shall be exercisable by and vest in such Incremental Arranger to the extent, and only to the extent, necessary to enable such Incremental Arranger to exercise such rights, powers and privileges with respect to the New Loan Commitments and to perform such duties with respect to such New Loan Commitments, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Incremental Arranger shall run to and be enforceable by either the Administrative Agent or such Incremental Arranger, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 (obligating the Borrower to pay the Administrative Agent’s and the Collateral Agent’s expenses and to indemnify the Administrative Agent and the Collateral Agent) that refer to the Administrative Agent and/or the Collateral Agent shall inure to the benefit of such Incremental Arranger and all references therein to the Administrative Agent and/or Collateral Agent shall be deemed to be references to the Administrative Agent and/or Collateral Agent and/or such Incremental Arranger, as the context may require. Each Lender hereby irrevocably appoints any Incremental Arranger to act on its behalf hereunder and under the other Loan Documents pursuant to Section 2.16 and designates and authorizes such Incremental Arranger to take such actions on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to such Incremental Arranger by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto.

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9.15 Withholding Taxes.

To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, all Taxes and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.15. The agreements in this Section 9.15 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

9.16 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

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(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.17 Erroneous Payments

(a) If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.17 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received). A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the

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Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or Secured Party shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.17(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.17(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.17(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)

(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent

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applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to the Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 10.07 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Secured Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Secured Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Loan Party; provided that this Section 9.17 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that

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for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 9.17 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, directly or indirectly:

(a) extend or increase, or have the effect of extending or increasing, the Commitment of any Lender, or reinstate, or have the effect of reinstating, the Commitment of any Lender after the termination of such Commitment pursuant to Section 8.02, in each case without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.01 or the waiver of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone, or have the effect of postponing, any date scheduled for (including by making any payment payable in kind rather than in cash), change, or have the effect of changing, the currency of, or extend, or have the effect of extending, any grace period relating to, any payment of principal of, or interest on, any Loan, or any fees or other amounts payable hereunder, in each case, without the written consent of each Lender directly and adversely affected thereby, it being understood that the waiver of any mandatory prepayment of Loans under any Facility shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce, or have the effect of reducing, the principal of, or the amount or rate of interest specified herein or accrued hereunder on, any Loan or (subject to clause (iii) of the second proviso to this Section 10.01) reduce any fees or other amounts payable hereunder or under any other Loan Document, in each case, without the written consent of each Lender directly and adversely affected thereby; it being understood that any change to the definitions of Consolidated First Lien Net Leverage Ratio shall not constitute a reduction in any rate of interest based thereon; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

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(d) amend or otherwise modify, or have the effect of amending or otherwise modifying, Section 2.12, Section 2.13, Section 8.03 or any other provision of the Loan Documents setting forth the order of application of payments (including any voluntary or mandatory prepayments or Dutch Auctions) or providing for the pro rata application of payments, in each case, without the prior written consent of each Lender directly and adversely affected thereby; provided that, such provisions may be amended or modified to implement any Indebtedness that is incurred pursuant to an amendment or modification to the Loan Documents that is permitted hereunder or otherwise approved by the Lenders specified in clause (m) below;

(e) change or otherwise modify, or have the effect of changing or otherwise modifying, any provision of this Section 10.01 or the definition of “Required Lenders” or “Supermajority Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f) other than in a transaction permitted under Section 7.05 as of the Closing Date (or, subject to the requirements set forth in this clause (f), as amended, restated, amended and restated, supplemented or otherwise modified after the Closing Date in accordance with this Section 10.01), release, or have the effect of releasing, all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(g) other than in a transaction permitted under Section 7.04 or 7.05 as of the Closing Date (or, subject to the requirements set forth in this clause (g), as amended, restated, amended and restated, supplemented or otherwise modified after the Closing Date in accordance with this Section 10.01), release, or have the effect of releasing, all or substantially all of the value of the aggregate Guaranty, without the written consent of each Lender;

(h) without the written consent of Lenders holding a majority in aggregate principal amount of the adversely affected class of Loans, (i) change, or have the effect of changing, the order of application of any prepayment of Loans among the Facilities or (ii) impose, or have the effect of imposing, any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder;

(i) (a) amend or otherwise modify, or have the effect of amending or otherwise modifying, the provisions of Section 2.16 or Section 7.03 with respect to the right of holders of Indebtedness under the Loan Documents to consent to any amendment, modification, waiver, consent or other action without the prior written consent of each Lender directly adversely affected thereby or (b) make any change or modification that would authorize, or have the effect of authorizing, the incurrence of additional Indebtedness that would be issued under the Loan Documents in contemplation of or with the intent to avoid or circumvent the requirements of any of the Specified Provisions, in each case, without the written consent of each Lender directly and adversely affected thereby. Notwithstanding anything herein to the contrary, for purposes of determining whether Required Lenders, Majority Lenders or Supermajority Lenders, as applicable, have provided any consent (or decision not to consent) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document, Term Commitment Increase or New Term Facility incurred on the date, or substantially concurrently with the date, of such consent will be disregarded for purposes of determining whether Required Lenders, Majority Lenders or Supermajority Lenders, as applicable, have provided or not provided such consent on the date of the incurrence of such Term Commitment Increase or New Term Facility to the extent (x) such Term Commitment Increase or New Term Facility is provided, directly or indirectly, by an Affiliate of the Borrower, (y) such transaction is not for a bona fide business purpose (as determined in good faith by the independent members of the Borrower’s Board of Directors) or (z) such Indebtedness is incurred with the intent to avoid or circumvent the requirements of any of the Specified Provisions; provided that, this clause (i) may not be amended, modified or waived without the prior written consent of each Lender;

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(j) permit, or have the effect of permitting, the creation or the existence of any Subsidiary that would be “unrestricted” or otherwise have the effect of allowing any Subsidiary to be excluded from the requirements applicable to Subsidiaries pursuant to this Agreement without the written consent of each Lender directly and adversely affected thereby;

(k) amend or otherwise modify, or have the effect of amending or otherwise modifying, the definition of “Material Property” or Section 7.11 without the written consent of each Lender directly and adversely affected thereby;

(l) amend or otherwise modify, or have the effect of amending or otherwise modifying, any provision of Section 10.07(i) or Section 10.07(k) or otherwise amend or modify any Loan Document if the effect would be to allow Holdings, the Borrower or any Subsidiary to purchase, acquire or otherwise become an assignee of the Loans other than as expressly permitted under this Agreement as in effect on the Closing Date (or, subject to the requirements set forth in this clause (l), as amended, restated, amended and restated, supplemented or otherwise modified after the Closing Date in accordance with this Section 10.01) without the written consent of each Lender directly and adversely affected thereby;

(m) (a) subordinate or have the direct or indirect effect of subordinating the Obligations in respect of any Facility in right of payment to any Indebtedness constituting Consolidated Funded Indebtedness, (b) subordinate or have the direct or indirect effect of subordinating any Liens on the Collateral securing the Obligations in respect of any Facility to the Liens on the Collateral securing any other Indebtedness constituting Consolidated Funded Indebtedness, (c) incur any Indebtedness constituting Consolidated Funded Indebtedness that is pari passu in right of payment (including pursuant to an amendment or modification that adds such Indebtedness to the waterfall priorities set forth in the Loan Documents) or Lien priority with any Obligations in respect of any Facility (including through an upsize of any Facility or any amendment of Section 2.16), or (d) amend or otherwise modify, or have the effect of amending or otherwise modifying, Section 2.16, in the case of clauses (a) and (b) above, without the written consent of each Lender, and, in the case of clauses (c) and (d) above, without the written consent of Supermajority Lenders, except:

(i) as otherwise expressly permitted by this Agreement as in effect on the Closing Date (or, subject to the requirements set forth in this clause (m), as amended, restated, amended and restated, supplemented or otherwise modified after the Closing Date in accordance with this Section 10.01); or

(ii) in connection with a “debtor in possession” financing (or any similar financing arrangement in an insolvency proceeding in a non-U.S. jurisdiction) that is senior in right of payment and/or Lien priority to the Obligations and that is consented to by the Required Lenders;

(n) amend or otherwise modify, or have the effect of amending or otherwise modifying, the definition of “Specified Provisions,” Section 7.12 or Section 9.11(c) without the written consent of each Lender directly and adversely affected thereby;

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(o) amend or otherwise modify any Loan Document if the amendment or modification would, or have the effect of, permitting additional Investments to be made to a Subsidiary which is not a Loan Party, additional assets to be disposed or otherwise transferred to a Subsidiary which is not a Loan Party or additional Indebtedness to be incurred by a Subsidiary which is not a Loan Party, in each case, in excess of such amounts permitted under the Loan Documents on the Closing Date (or, subject to the requirements set forth in this clause (o), as amended, restated, amended and restated, supplemented or otherwise modified after the Closing Date in accordance with this Section 10.01), without the written consent of each Lender directly and adversely affected thereby; or

(p) amend or otherwise modify, or have the effect of amending or otherwise modifying, the definition of “Asset Sale Proceeds Account” or Section 7.05(e) without the written consent of each Lender directly and adversely affected thereby;

and provided, further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in its capacity as such, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Affiliate Lender (other than any Debt Fund Affiliate) shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Affiliate Lenders (other than Debt Fund Affiliates)), except that (x) the Commitment of any Affiliate Lender may not be increased or extended, the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Affiliate Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Affiliate Lender in its capacity as a Lender more adversely than other affected Lenders shall require the consent of such Affiliate Lender.

Notwithstanding anything to the contrary herein, any amendment, modification, waiver or other action which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders or Affiliate Lenders (other than Debt Fund Affiliates), except that (x) no amendment, waiver or consent relating to Section 10.01(a), (b) or (c) may be effected, in each case without the consent of such Defaulting Lender or Affiliate Lender and (y) any amendment, modification, waiver or other action that by its terms adversely affects any Defaulting Lender or Affiliate Lender in its capacity as a Lender in a manner that differs in any material respect from, and is more adverse to such Defaulting Lender or Affiliate Lender than it is to, other affected Lenders shall require the consent of such Defaulting Lender or Affiliate Lender.

Notwithstanding anything to the contrary herein, any waiver, amendment, modification or consent in respect of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement or any other Loan Document of Lenders holding Loans or Commitments of a particular tranche (but not the Lenders holding Loans or Commitments of any other tranche) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the Lenders with respect to such tranche that would be required to consent thereto under this Section 10.01 if such Lenders were the only Lenders hereunder at the time.

This Section 10.01 shall be subject to any contrary provision of Section 2.16. In addition, notwithstanding anything else to the contrary contained in this Section 10.01, (a) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the

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Borrower shall be permitted to amend such provision and (b) the Administrative Agent and the Borrower shall be permitted to amend any provision of any Collateral Document to better implement the intentions of this Agreement and the other Loan Documents, and in each case, such amendments shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Notwithstanding anything to the contrary contained herein, in connection with any “Required Lender” or “Supermajority Lender” votes, Lenders that are Debt Fund Affiliates shall not be permitted, in the aggregate, to account for more than 25% of the amounts includable in determining whether the “Required Lenders” or “Supermajority Lenders” have consented to any amendment, modification, waiver, consent or other action that is subject to such vote. The voting power of each Lender that is a Debt Fund Affiliate shall be reduced, pro rata, to the extent necessary in order to comply with the immediately preceding sentence.

10.02 Notices; Effectiveness; Electronic Communications.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, telecopier number, electronic mail address or telephone number as shall be designated by such party in a notice to other parties, as provided in Section 10.02(d); and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under such Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

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Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to Holdings, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of the Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Holdings, the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to the Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

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10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (a), (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the other Agents for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents (including reasonable expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses), and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel (limited to the reasonable fees, disbursements and other charges of one counsel, collectively, to the Administrative Agent and the Required Lenders (which counsel, as of the date hereof, is Gibson, Dunn & Crutcher LLP) and, if necessary, of one local counsel in each relevant jurisdiction plus, in the event of any actual or potential conflict of interest, one additional counsel in each relevant jurisdiction for each Agent subject to such conflict), and (b) to pay or reimburse the Administrative Agent, the other Agents and each Lender for all reasonable documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law or in connection with any workout or restructuring and all documentary taxes associated with the Facilities), including the fees, disbursements and other charges of counsel (limited to the fees, disbursements and other charges of one counsel to the Administrative Agent and the Lenders taken as a whole, and, if necessary, of one local counsel in each relevant jurisdiction and of special counsel for each relevant specialty and, in the

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event of any actual or potential conflict of interest, one additional counsel in each relevant jurisdiction for each Lender or group of Lenders or Agent subject to such conflict), in each case without duplication for any amounts paid (or indemnified) under Section 3.01. The foregoing costs and expenses shall include all reasonable search, filing, recording, title insurance and appraisal charges and fees related thereto, and other out-of-pocket expenses incurred by any Agent. All amounts due under this Section 10.04 shall be paid within thirty (30) days after invoiced or demand therefor (with a reasonably detailed invoice with respect thereto) (except for any such costs and expenses incurred prior to the Closing Date, which shall be paid on the Closing Date). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

10.05 Indemnification by the Borrower. The Borrower and the Guarantors, jointly and severally, shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, partners, directors, officers, employees, counsel, agents and, in the case of any funds, trustees and advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against (and will reimburse each Indemnitee as the same are incurred for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), expenses and disbursements (including the fees, disbursements and other charges of (i) one counsel to the Indemnitees taken as a whole, (ii) in the case of any actual or perceived conflict of interest, additional counsel to the affected Lender or group of Lenders, limited to one such additional counsel for each affected Lender or group of Lenders so long as representation of each such party by a single counsel is consistent with and permitted by professional responsibility rules, and (iii) if necessary, one local counsel in each relevant jurisdiction and special counsel for each relevant specialty) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of (x) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding): (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby or (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or material breach of its express obligations under the Loan Documents by such Indemnitee or its Related Parties or (y) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, ((x) and (y), collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee and regardless of whether any Indemnitee is a party thereto. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other information transmission systems (including electronic telecommunications) in connection with this Agreement unless determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, nor shall any Indemnitee or any Loan Party (without limitation to the Loan Parties’ indemnification obligations hereunder) have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or

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arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto. Should any investigation, litigation or proceeding be settled, or if there is a judgment against an Indemnitee in any such investigation, litigation or proceeding, the Borrower shall indemnify and hold harmless each Indemnitee in the manner set forth above. All amounts due under this Section 10.05 shall be payable within thirty (30) days after demand therefor. The agreements in this Section 10.05 shall (i) survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations and (ii) not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent, to any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee (other than to any Disqualified Institution) in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be prohibited). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided, that:

(i) (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount shall need be assigned, and (B) in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $500,000, unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed) provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) no consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed; provided that (x) Borrower shall have absolute consent rights with regard to any proposed assignment to a Disqualified Institution and (y) investment objectives and/or history of any proposed lender or its affiliates, shall be a reasonable basis for the Borrower to withhold consent) shall be required unless (1) an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund (other than any Disqualified Institution); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof and (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund (provided that the Administrative Agent shall acknowledge any such assignment);

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (except, (x) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable for such assignments and (y) the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment);

(v) no such assignment shall be made (A) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary of a Defaulting Lender, (B) to any natural person, or (C) to any Disqualified Institution;

(vi) any assignment of any Loans to a Purchasing Borrower Party or Non-Debt Fund Affiliate shall also be subject to the requirements of Section 10.07(k); and

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(vii) the assigning Lender shall deliver any Notes or, in lieu thereof, a lost note affidavit reasonably acceptable to the Borrower evidencing such Loans to the Borrower or the Administrative Agent.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the recordation date of each Assignment and Assumption in the Register, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, and subject to the obligations set forth in Section 10.08). Upon request, and the surrender by the assigning Lender of its Note (or, in lieu thereof, a lost note affidavit and indemnity reasonably acceptable to the Borrower), the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement (other than any purported assignment or transfer to a Disqualified Institution) that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d). Notwithstanding anything to the contrary herein, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to, or the restrictions on any exercise of rights or remedies of, any Disqualified Institution.

(c) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The parties intend that all Loans be treated at all times as being maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related U.S. Treasury Regulations (including Proposed Treasury Regulations Section 1.163-5(b)) (and any other relevant or successor provisions of the Code or of such U.S. Treasury Regulations).

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, an Affiliate Lender (other than a Debt Fund Affiliate), a Person that the Administrative Agent has identified in a notice to the Lenders as a Defaulting Lender or a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall

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provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections, including Section 3.01(c) (it being understood that the documentation required under Section 3.01(c) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided, such participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless such entitlement to a greater payment results from a change in any Law after the sale of the participation takes place.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) (other than to a Disqualified Institution) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b). Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Section 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections, including the obligations to provide the forms and certifications pursuant to Section 3.01(c) as if it were a Lender (it being understood that the documentation required under Section 3.01(c) shall be delivered solely to the granting Lender)); provided, that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05) unless such increase or change results from a change in any Law after the grant was made. Each party hereto further agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (ii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not, other than in respect of matters unrelated to this Agreement or the transactions contemplated hereby, institute against, or join any other Person in instituting against, such SPC

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any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its rights hereunder with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided, that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i) Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans and New Term Loans hereunder to any Affiliate Lender (including any Debt Fund Affiliate), but only if:

(i) such assignment is made pursuant to a Dutch Auction open to all Lenders of the applicable Class and is solely for cash consideration;

(ii) the assigning Lender and Affiliate Lender purchasing such Lender’s Term Loans or New Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit C-2 hereto (an “Affiliate Lender Assignment and Assumption”) in lieu of an Assignment and Assumption;

(iii) after giving effect to such assignment, Affiliates (other than Debt Fund Affiliates) shall not, in the aggregate, own or hold Term Loans and New Term Loans with an aggregate principal amount in excess of 30% of the principal amount of all Loans then outstanding; and

(iv) such Affiliate (other than Debt Fund Affiliates) shall at all times thereafter be subject to the voting restrictions specified in Section 10.01.

(j) Notwithstanding anything in Section 10.01 or the definition of “Required Lenders,” “Supermajority Lenders” or “Majority Lenders” to the contrary, for purposes of determining whether the Required Lenders, the Supermajority Lenders or the Majority Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document:

(x) all Loans held by any Non-Debt Fund Affiliate shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders or Majority Lenders have taken any actions; and

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(y) all Loans held by Debt Fund Affiliates may not account for more than 49.9% of the Loans of consenting Lenders included in determining whether the Required Lenders or the Majority Lender have consented to any action pursuant to Section 10.01.

Additionally, the Loan Parties and each Non-Debt Fund Affiliate hereby agree that if a case under Title 11 of the United States Code is commenced against any Loan Party, such Loan Party shall seek (and each Non-Debt Fund Affiliate shall consent) to provide that the vote of any Non-Debt Fund Affiliate (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall not be counted except that such Non-Debt Fund Affiliate’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by such Non-Debt Fund Affiliate in a manner that is less favorable to such Non-Debt Fund Affiliate than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower. Each Non-Debt Fund Affiliate hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Non-Debt Fund Affiliate’s attorney-in-fact, with full authority in the place and stead of such Non-Debt Fund Affiliate and in the name of such Non-Debt Fund Affiliate (solely in respect of Loans and participations therein and not in respect of any other claim or status such Non-Debt Fund Affiliate may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph.

(k) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Loans to any Non-Debt Fund Affiliate or Purchasing Borrower Party in accordance with Section 10.07(b); provided that:

(A) the assigning Lender and Non-Debt Fund Affiliate or Purchasing Borrower Party purchasing such Lender’s Loans, as applicable, shall execute and deliver to the Administrative Agent an Affiliate Lender Assignment and Assumption in lieu of an Assignment and Assumption;

(B) such assignment is made pursuant to a Dutch Auction open to all Lenders of the applicable Class and is solely for cash consideration;

(C) any Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled for upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(D) [reserved];

(E) [reserved]; and

(F) no Loan may be assigned to a Non-Debt Fund Affiliates pursuant to this Section 10.07(k), if after giving effect to such assignment, Non-Debt Fund Affiliates in the aggregate would own in excess of 30% of all Loans then outstanding.

(l) Notwithstanding anything to the contrary contained herein, no Affiliate Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present, (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans

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required to be delivered to Lenders pursuant to Article II), or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents.

(m) The applicable Lender, acting solely for this purpose as an agent of the Borrower (solely for tax purposes), shall maintain a register on which it enters the name and address of (i) each SPC (other than any SPC that is treated as a disregarded entity of the Granting Lender for U.S. federal income tax purposes) that has exercised its option pursuant to Section 10.07(g) and (ii) each Participant, and the amount of each such SPC’s and Participant’s interest in such Lender’s rights and/or obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement.

10.08 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its directors, officers, employees and agents, including accountants, legal counsel and other advisors, and other Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices); (b) to the extent requested by any regulatory authority having jurisdiction over such Agent, Lender or its respective Affiliates or in connection with any pledge or assignment permitted under Section 10.07(f); (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; provided that no such disclosure shall be made by such Lender or such Agent or any of their respective Affiliates to any such Person that is a Disqualified Institution; (g) with the written consent of the Borrower; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (i) to the extent such Information is received by such Agent, Lender or their respective Affiliates from a third party that is not, to such Agent’s, Lender’s, or their respective Affiliates’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to any Loan Party or any Subsidiary thereof; (j) to the extent such Information is independently developed by such Agent, Lender or their respective Affiliates so long as not based on Information obtained in a manner that would otherwise violate this Section 10.08; (k) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; or (l) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender). In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof relating to any Loan Party or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan

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Party other than as a result of a breach of this Section 10.08; provided, that, in the case of information received from a Loan Party after the Closing Date, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 6.01, 6.02, or 6.03 hereof and is not publicly available. Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (i) the Information may include material non-public information concerning the Borrower, Holdings or a Subsidiary of either, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.09 Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Secured Party is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), other than deposits in fiduciary accounts as to which a Loan Party is acting as fiduciary for another Person who is not a Loan Party, at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Secured Party hereunder or under any other Loan Document (or other Secured Agreement (as defined in the Security Agreement)), as of the Closing Date or thereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document (or other Secured Document (as defined in the Security Agreement)) and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Secured Party agrees promptly to notify the Borrower and each of the Agents after any such set-off and application made by such Secured Party; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Secured Party agrees promptly to notify Borrower and the Administrative Agent after any such set-off and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of any Agent and each Secured Party under this Section 10.09 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that any Agent and such Secured Party may have. Notwithstanding anything herein or in any other Loan Document to the contrary, except as otherwise set forth in the Agreed Security Principles with respect to Foreign Loan Parties, in no event shall the assets of any Foreign Subsidiary constitute security, or shall the proceeds of such assets be available for, payment of the Obligations of the Borrower or any Domestic Subsidiary, it being understood that (a) the Equity Interests of any Foreign Subsidiary that is directly owned by a Domestic Subsidiary does not constitute such an asset (and may be pledged to the extent set forth in Section 6.12) and (b) the provisions hereof shall not limit, reduce or otherwise diminish in any respect the Borrower’s obligations to make any mandatory prepayment pursuant to Section 2.05(b)(ii).

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10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.11 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided, that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

10.12 Integration; Effectiveness. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided, that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnification or other obligations and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied.

10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15 Power of Attorney. If a party is represented by an attorney in connection with the execution of this Agreement, any other Loan Document or any agreement or document pursuant this Agreement and such power of attorney is governed by Dutch law: (i) the existence and extent of the authority of and (ii) the effects of the exercise or purported exercise of that authority by that attorney is governed by the law designated in the power of attorney pursuant to which that attorney is appointed and such choice of law is accepted by the other Parties.

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10.16 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY HAVE ON THE CLOSING DATE OR THEREAFTER TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.17 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE

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TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER EXISTING AS OF THE CLOSING DATE OR THEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.18 Binding Effect. When this Agreement shall have become effective in accordance with Section 10.12, it shall thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

10.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees, and acknowledges and agrees that it has informed its other Affiliates, that: (i) (A) no fiduciary, advisory or agency relationship between any of the Borrower, Holdings and their respective Subsidiaries and any Agent is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether any Agent has advised or is advising any of the Borrower, Holdings and their respective Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Agents are arm’s-length commercial transactions between the Borrower, Holdings and their respective Subsidiaries, on the one hand, and the Agents, on the other hand, (C) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents each is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) neither any Agent has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and no Agent has any obligation to disclose any of such interests and transactions to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Agents with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.20 Affiliate Activities. Each of the Borrower and Holdings acknowledge that each Agent (and their respective Affiliates) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, it may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and/or

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instruments. Such investment and other activities may involve securities and instruments of the Borrower, Holdings and their respective affiliates, as well as of other entities and Persons and their Affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated hereby and by the other Loan documents (ii) be customers or competitors of the Borrower, Holdings and their respective Affiliates, or (iii) have other relationships with the Borrower, Holdings and their respective Affiliates. In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and Persons. It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Borrower, Holdings and their respective Affiliates or such other entities. The transactions contemplated hereby and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.

10.21 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.22 USA PATRIOT ACT. Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the PATRIOT Act.

10.23 Intercreditor Agreements. Notwithstanding anything herein to the contrary, the Lien and security interest granted to the Administrative Agent pursuant to any Loan Document and the exercise of any right or remedy in respect of the Collateral by the Administrative Agent hereunder or under any other Loan Document are subject to the provisions of any Intercreditor Agreement. In the event of any conflict between the terms of any Intercreditor Agreement, this Agreement and any other Loan Document, the terms of such Intercreditor Agreement shall govern and control with respect to any right or remedy in respect of the Collateral. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies with respect to the Collateral of the Administrative Agent (and the Secured Parties) shall be subject to the terms of the Intercreditor Agreements. Prior to the Discharge of Revolving Credit Obligations (as defined in the ABL Intercreditor Agreement) the delivery of any ABL Collateral to the collateral agent under the ABL Credit Agreement pursuant to the ABL Credit Agreement shall satisfy any delivery requirement hereunder or under any other Loan Document to the extent that such delivery is consistent with the terms of any Intercreditor Agreement.

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10.24 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMMSCOPE, LLC, as Borrower

By:	/s/ Michael D. Coppin
Name:	Michael D. Coppin
Title:	Vice President and Assistant Secretary

COMMSCOPE HOLDING COMPANY, INC., as Holdings

By:	/s/ Michael D. Coppin
Name:	Michael D. Coppin
Title:	Vice President and Assistant Secretary

APOLLO ADMINISTRATIVE AGENCY LLC, as the Administrative Agent and Collateral Agent

By:	/s/ Daniel M. Duval
Name:	Daniel M. Duval
Title:	Vice President

Signature Page to Credit Agreement